SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

AMENDMENT NO. 8 TO FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

BABY FOX INTERNATIONAL, INC.
(Exact name of registrant as specified in its charter)

Nevada (State or other jurisdiction of incorporation or organization)	5621 (Primary Standard Industrial Classification Code Number)	26-0775642 (I.R.S. Employer Identification Number)

Shanghai Minhang, District,
89 Xinbang Road, Suite 305-B5, PRC
86 21 5415 3855
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Jieming Huang
President and Chief Executive Officer
Minhang District
89 Xinbang Road, Suite 305-B5
Shanghai, P.R. China
86 21 5415 3855
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Mark E. Crone
The Crone Law Group
101 Montgomery Street, Suite 1950
San Francisco, CA  94104
(415) 955-8900
(415) 955-8910 FAX

Approximate Date of Commencement of Proposed Sale to the Public:   from time to time after the effective date of this Registration Statement as determined by market conditions and other factors.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box:  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.  (Check one):

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☒
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title Of Each Class of Securities To be Registered	Amount To Be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee

Common Stock, par value $.001	868,262	$0.20	$173,653	$6.78	*
* Previously paid

The offering price has been estimated solely for the purpose of computing the amount of the registration fee in accordance with Rule 457(c). Our common stock is not traded on any national exchange and in accordance with Rule 457, the offering price was determined by the price of the shares that were sold to our shareholders in a private placement memorandum. The price of $0.20 is a fixed price at which the selling security holders may sell their shares until our common stock is quoted on the OTC Bulletin Board at which time the shares may be sold at prevailing market prices or privately negotiated prices.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the securities act of 1933 or until the registration statement shall become effective on such date as the commission, acting pursuant to said section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the U.S. Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PROSPECTUS

Subject to completion, dated July 27, 2010

868,262 shares of Common Stock

BABY FOX INTERNATIONAL, INC.

The selling stockholders named in this prospectus are offering all of the shares of common stock offered through this prospectus. Our common stock is presently not traded on any market or securities exchange. The 868,262 shares of our common stock can be sold by selling security holders at a fixed price of $0.20 per share until our shares are quoted on the OTC Bulletin Board and thereafter at prevailing market prices or privately negotiated prices. We will receive no proceeds from the sale or other disposition of the shares, or interests therein, by the selling stockholders.

An investment in shares of our common stock involves a high degree of risk.  We urge you to carefully consider the Risk Factors beginning on page 5.

Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

TABLE OF CONTENTS

PROSPECTUS SUMMARY	1
RISK FACTORS	7
FORWARD LOOKING STATEMENTS	19
USE OF PROCEEDS	19
DIVIDEND POLICY	20
MARKET FOR OUR COMMON STOCK	20
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS	21
BUSINESS	34
MANAGEMENT	45
SECURITY OWNERSHIP	50
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	51
DESCRIPTION OF SECURITIES	53
SELLING STOCKHOLDERS	53
PLAN OF DISTRIBUTION	55
LEGAL MATTERS	56
EXPERTS	56
AVAILABLE INFORMATION	57
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS	58

PROSPECTUS SUMMARY

This summary highlights selected information contained elsewhere in this prospectus.  This summary does not contain all the information that you should consider before investing in the common stock.  You should carefully read the entire prospectus, including “Risk Factors”, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the Consolidated Financial Statements, before making an investment decision.

THE COMPANY

Company Structure

Baby Fox International, Inc. (“Baby Fox”) is a Nevada corporation organized on August 13, 2007 by Hitoshi Yoshida, a Japanese citizen, as a listing vehicle to acquire Shanghai Baby Fox Fashion Co., Ltd. (“Shanghai Baby Fox”) and to be quoted on the Over-The-Counter Bulletin Board (“OTCBB”). Shanghai Baby Fox, a wholly owned China-based subsidiary of Baby Fox, was originally founded by our board director, Fengling Wang, in March 2006 under Chinese laws. On September 20, 2007, we entered into an Equity Share Acquisition Agreement with Fengling Wang. Pursuant to the Equity Share Acquisition Agreement, we purchased 100% of the equity shares of Shanghai Baby Fox in exchange for 5.72 million RMB, approximately equivalent to $806,608. Since at the time of the acquisition, Hitoshi Yoshida and Fengling Wang were married to each other, this transaction is deemed between entities under common control, the financial statements in this registration statement are those of Shanghai Baby Fox. The transaction was treated as a reverse merger and, accordingly, Shanghai Baby Fox is the accounting acquirer and Baby Fox is the legal acquirer. The acquisition was consummated on November 26, 2007 when we received the Certificate of Approval from Shanghai Foreign Economic Relation & Trade Commission.

On January 18, 2008, we issued a total of 37,957,487 shares of our common stock, $.001 par value per share to Baby Fox Limited, a British Virgin Islands entity controlled by Hitoshi Yoshida, our former officer and director, as founder’s shares. On May 6, 2008, Hitoshi Yodshida entered into stock option agreements with our directors, Jieming Huang and Jieping Huang, and Linyin Wang, respectively, to purchase all of the shares of Baby Fox Limited. Pursuant to the option agreements, Mr. Yodshida granted Jieming Huang an option to purchase 7,000 shares at an aggregate exercise price of $700, granted Jieping Huang an option to purchase 1,500 shares at an exercise price of $150, and granted Linyin Wang an option to purchase 1,500 shares at an exercise price of $150. The three stock option agreements may be exercised until December 31, 2018 upon the Company achieving certain milestones as set out in the Exercise Schedule attached to each agreement. Jieming Huang and Jieping Huang are the sons of Fengling Wang. Linyin Wang is the ex-husband of Fengling Wang and father of Jieming Huang and Jieping Huang.

The option agreements were entered into to permit the acquisition of equity in Baby Fox Limited over time by Jieming Huang, Jieping Huang and Linyin Wang under the PRC merger and acquisition, or M&A, related regulations. These M&A regulations were promulgated on August 8, 2006 by six Chinese regulatory agencies (including the PRC Ministry of Commerce, or MOFCOM, and China Securities Regulatory Commission, or CSRC). The jointly issued M&A regulations, known as Circular 10, were captioned “Regulation on Mergers and Acquisition of Domestic Enterprises by Foreign Investors” and they became effective on September 6, 2006. Under Circular 10, an offshore special purpose vehicle, or SPV, formed for purposes of overseas listing of equity interests in China-based companies and controlled directly or indirectly by Chinese companies or individuals must obtain the approval of the CSRC prior to the listing of such SPV’s securities on an overseas stock exchange. Circular 10 also requires approval from MOFCOM for “round-trip” investment transactions in which a China-based company or a PRC resident, or Acquirer, using an offshore entity controlled by the Acquirer, acquires any PRC local company that is an affiliate of the Acquirer.  Mr. Yoshida is not a Chinese resident and is not subject to the PRC merger and acquisition related regulation which applies only to Chinese residents; therefore, no approval was required by either CSRC or MOFCOM in connection with the listing of our stock on the OTCBB or the business combination transaction among Baby Fox, Shanghai Baby Fox and Baby Fox Limited. In addition there is no registration requirement of the stockownership of Mr. Yoshida under PRC laws.

The options granted pursuant to the three stock option agreements were exercisable until December 31, 2018 in accordance with the Exercise Schedule attached to each agreement.  Mr. Yoshida is the owner of 10,000 shares of Baby Fox Limited which represent 100% of the issued and outstanding common stock of Baby Fox Limited.

As of the date of this registration statement, five of the seven milestones set out in the option agreements were not achieved and it is not clear if the achievement of such milestones is practicable and the options may never vest. Furthermore, the option arrangements may trigger certain unintended accounting issues for the Company. Since the vesting of the options may not be practical, on June 17, 2010, Mr. Yoshida entered into rescission agreements with Jieming Huang, Jieping Huang, and Linyin Wang rescinding the stock option agreements. No options had been exercised by Jieming Huang, Jieping Huang, or Linyin Wang as of the effective date of the rescission agreements.

The parties to the option agreements are close family members and by nature of their familial relationships, they will continue to have control over the underlying equity interest. As such, we believe the management will continue to be motivated despite the rescission of the option agreements. We plan to design and adopt a stock option plan to reward and incentivize our management team and to retain and attract management talent after our shares are quoted on the OTC Bulletin Board.

The rescission of the option agreements were not done in response to any government inquiries and will not impact our business and future resale offering of our common stock.

Pursuant to the Chinese Company Law, Shanghai Baby Fox is a wholly foreign owned enterprise (“WFOE”). WFOE is a limited liability company wholly owned by foreign investor(s), which were originally created to encourage manufacturing business that was either export-oriented or related to the introduction of advanced technology. However, with China's entry into the WTO, WFOE has been increasingly adopted by service providers, including, but not limited to consulting and management services, software development, retail and trading.

The acquisition of Shanghai Baby Fox was effectuated upon the issuance of the Certificate of Approval by Shanghai Foreign Economic Relation & Trade Commission and the approval by the State Administration of Foreign Exchange (“SAFE”) Shanghai local branch. These approvals authorized the change of our status from a domestic enterprise to a WFOE, and our continuing operations of business in the women apparel industry as a WFOE.

The following flow chart illustrates our Company’s organizational structure:

The advantages of establishing a WFOE include, but are not limited to:

1.	Independence and freedom to implement the worldwide strategies of its parent company without having to consider the involvement of Chinese partner(s);
2.	Ability to formally carry out business rather than just function as a representative office and being able to issue invoices to their customers in RMB and receive revenues in RMB;
3.	Capability of converting RMB profits into US dollars for remittance to its parent company outside of China;
4.	Protection of intellectual know-how and technology;
5.	No requirement for Import / Export license for its own products;
6.	Full control of human resources;
7.	Greater efficiency in operations, management and future development.

Our Business

Baby Fox is a growing specialty retailer, developer, and designer of fashionable, value-priced women’s apparel and accessories.  Our products are aimed to target women aged 20 to 40 in China. Our management team is experienced with fashion design, operations management, apparel sales and marketing. We continuously update our fashions and clothing designs to stay in sync with the latest fashions and trends in Korea, Japan, & Europe. As of March 31, 2010, the Baby Fox brand has gained exposure in leading women’s magazines, which has helped us open 170 stores in over 30 cities.The Baby Fox brand was initially registered in Italy in May of 2003 and it is promoted as an international brand in China (i.e. designs based on current fashions in Europe, Japan, etc.). Foreign apparel brands from France, Italy, U.S, Japan, and the U.K have traditionally dominated the high end fashion scene in China.  China’s GDP reached 4,327 billion dollars or 6.98% of the world economy, according to the World Bank in the first quarter of 2010 which represented a growth rate of 11.9%, while the annual GDP growth rate is 8.48% for 2009 and 9.13% in 2008. The World Bank reports that China’s GDP grew 11.9% in the first quarter of 2010, compared with 6.2% in the same period of 2009, 7.9% in the second quarter of 2009 followed by 9.1% in the third quarter and 10.7% for the last quarter of 2009.

This quarterly rise in the GDP growth rate indicated the bottoming out of the Chinese economy following the global financial crisis. (Source: http://www.tradingeconomics.com/Economics/GDP-Growth.aspx?Symbol=CNY#ixzz0qPX3q6Cx)

According to Li & Fund Research Center’s Report “China Distribution & Trading” (Issue 66, June 1010) and Li & Fung report “China Trade Quarterly - Domestic and Foreign” (May 2010 Issue 18), China’s total retail sales of consumer goods reached 12,534.3 billion yuan in 2009 (approximately 1,850.6 billon USD), the growth was 16.9% year-over-year.  Total retail sales of consumer goods reached 3,637.4 billion yuan (approximately 537 billion USD) in the first quarter in 2010, up 17.9% compared with the first quarter in 2009.

China embraces one of the most promising apparel markets in the world. According to Li & Fung Research Center’s most recent report available, China’s apparel market is listed after Brazil as the second-most attractive among emerging economies. Li & Fung Research Center’s research report “Latest Developments of China’s Apparel Market,” (Issue Number 15 in December 2009), shows that China’s apparel market had experienced significant growth over the past years, though growth pace slows down a bit after the global financial crisis. The total retail value of clothing, shoes, hats and textiles in 2009 grew 18.8% year-over-year. In the first quarter in 2010, Clothing, shoes, hats and textiles grew 23.9%. The growth rate in 2008 was 24.8%. Apparel retail sales begin to regain its momentum since the second half of 2009 and first quarter in 2010. China’s consumers, in general, have remained optimistic about the economic prospects. The consumer confidence index improved from 103.9 in Dec 2009 to 104.7 in Jan 2010, and then dropped slightly to 104.2 in February.

We have been making changes in our business and planning to fit the development the retail sector through different economy cycles and time. Our changes include introducing warehouse clearance sales and discount sales at our Class B stores.

We lease our offices and distribution facilities, and utilize strategic relationships with leading manufactures in China. Our flexible organizational structure, strong relationships and core focus on design enables us to launch a garment from concept to distribution in just weeks.

We lease our store space from mall operators generally for an initial term of one year. The lease generally includes provisions providing that the mall operator can cancel or modify the lease if the sales of the store are below the mall operator’s expected levels for any three consecutive months. Approximately 25% of the store leases require payment of a fixed minimum rental plus percentage rentals if sales of such stores exceed certain levels. The remaining 75% of the leases require payment of percentage rentals with no minimum fixed rental. The percentage of sales paid as rent ranges from 16% to 39% depending upon, among other things, the location of the store, with rentals being higher in large cities. As of the date of this registration statement, none of our corporate stores has been closed by mall operators due to its lower than expected sales.

We began generating revenue in August 2006. For the three months ended March 31, 2010 and 2009, we generated revenues of $7,085,242 and $6,390,717, respectively. For the nine months ended March 31, 2010 and 2009, we generated revenues of $19,954,322 and $17,590,749, respectively. We generated sales of $24,272,432, and a net loss of $4,482,629 for the year ended June 30, 2009. Our sales for the fiscal year ended June 30, 2008 were $15,055,727, with a net loss of $1,459,435.

As of March 31, 2010, the Company’s current liabilities exceeded its current assets by $6,137,355 and the Company’s total liabilities exceeded its total assets by $6,661,929. The Company generated a net loss of $92,745 for the nine months ended March 31, 2010 and achieved a net income of $816,002 for the three months ended March 31, 2010 and the Company’s cash position on March 31, 2010 was $256,797. Our former auditor Paritz & Company, P.A. has expressed their concern as to our ability to continue as a going concern in the audit opinion of our financial statements for the year ended June 30, 2009. The Company has taken steps to improve its cash position by slowing down the rate of new store openings, selling inventory from prior seasons at its discount stores and warehouse sales, negotiating longer payment terms from a related party manufacturer and stepping up efforts in collecting past due accounts receivables. In addition, the Company is seeking future equity and debt financing, although there is no assurance that such financing will be available or be available at terms acceptable to the Company.

Impact of Applicable Chinese Laws and Regulations

Because all of our sales are generated in China, our business operations are subject to applicable Chinese laws and regulations. There is no special restriction on apparel distribution in China. Our everyday business activities are subject to laws and regulations governing domestic trade, which are mainly promulgated by the Ministry of Commerce. We operate in compliance with various applicable laws and regulations include, but not limited to, labor and employment law, taxation, environmental laws and regulations, land use rights, property and other matters. We believe that our operations in China are in material compliance with all applicable legal and regulatory requirements. However, the central government or local governments and agencies of the jurisdictions where we operate our business may impose new, stricter regulations or interpretations of existing regulations that would require additional expenditures and efforts from us to ensure our compliance with such regulations or interpretations.

Our internal and vendor operating guidelines promote compliance with laws and our sourcing personnel periodically visits and monitors the operations of our independent manufacturers. The violation of labor or other laws by one of our related party and independent manufacturers, or the divergence of our related party and independent manufacturers’ labor practices from those generally accepted as ethical, could result in adverse publicity for us and could have a material adverse effect on us.

Since January 2008, China began to implement its new corporate tax rates which range from 15% to 25%. The actual tax rate depends on where a company is registered and the industry that such company engages in. Our subsidiary, Shanghai Baby Fox, is currently subject to a corporate tax rate of 25%.

As a foreign invested enterprise, Shanghai Baby Fox is permitted to remit profits offshore and such remittance does not require any prior approval from the SAFE. Pursuant to the applicable laws and regulations, a foreign invested enterprise, such as Shanghai Baby Fox, cannot distribute dividends offshore if the losses of previous years have not been covered, but dividends that were not distributed in previous years may be distributed together with those of the current year. Repatriating registered capital offshore, however, is always forbidden during the term of business operation.

Summary of the Offering

The selling stockholders named in this prospectus are offering all of the shares of common stock offered through this prospectus. The selling stockholders are selling shares of common stock covered by this prospectus for their own account.

We will not receive any of the proceeds from the sale of these shares. The offering price of $.20 was determined by the price shares were sold to our shareholders in a private placement offering. The offering price of $.20 is a fixed price at which the selling security holders may sell their shares until our common stock is quoted on the OTC Bulletin Board, at which time the shares may be sold at prevailing market prices or privately negotiated prices. We have agreed to bear the expenses relating to the registration of the shares for the selling security holders.

There is currently no public market for our securities and you may not be able to liquidate your investment since there is no assurance that a public market will develop for our common stock or that our common stock will ever be approved for trading on a recognized exchange.  After this document is declared effective by the U.S. Securities and Exchange Commission, we intend to seek a market maker to apply for a quotation on the OTC BB in the United States. Our shares are not and have not been listed or quoted on any exchange or quotation system. We cannot assure you that a market maker will agree to file the necessary documents with the OTC BB, nor can there be any assurance that such an application for quotation will be approved or that a regular trading market will develop or that if developed, will be sustained. In the absence of a trading market, an investor may be unable to liquidate its investment.

We intend to apply for quoting of our common stock on the OTCBB, which we estimate will cost around $470,000. The breakdown of such costs is estimated as following:

Legal Counsel	$100,000

Auditor	$110,000

Other consultants	$260,000

Total:	$470,000

We estimate that to maintain a quoting status will cost us $200,000 to $300,000 annually which will include legal, auditing and Chief Financial Officer’s salary expenses.

We will rely on professional services to carry out this plan, which includes, but is not limited to, a U.S. law firm with corporate and securities practice, a PCAOB registered auditor and consultants. In addition, we also expect to employ a Chief Financial Officer (CFO) who is familiar with US generally accepted accounting principles and the requirements related to public company listing. We have already started searching for a CFO with such qualification, but as of the date of this registration statement, we have not located such a CFO. We engaged the Crone Law Group as our legal counsel. On May 13, 2010 we dismissed Paritz & Company, P.A. as our independent auditor and engaged Friedman LLP, a large accounting firm based in New York City with over 350 professionals with extensive experience in the apparel industry, as our independent auditor. We filed our initial registration statement on May 12, 2008, and will use our best efforts to work with our professional consultants until the registration statement is declared effective.

To be quoted on the OTCBB, we must engage a market maker to file an application for a trading symbol on our behalf with the Financial Industry Regulatory Authority (FINRA). This process may take between three (3) to six (6) months. We plan to engage a market maker after our registration statement is declared effective by the U.S. Securities and Exchange Commission (the “SEC”).

Where You Can Find Us

We presently maintain our principal office at Minhang District, 89 Xinbang Road, Suite 305-B5, Shanghai, P.R. China. Our telephone number is +86 21 5415 3855. We maintain a website at www.babyfoxstyle.com ..

RISK FACTORS

See “RISK FACTORS” for a discussion of the above factors and certain additional factors that should be considered in evaluating an investment in the common stock.

SUMMARY OF FINANCIAL AND OPERATING INFORMATION

The following selected financial information is derived from the Consolidated Financial Statements appearing elsewhere in this prospectus and should be read in conjunction with the Consolidated Financial Statements, including the notes thereto, appearing elsewhere in this prospectus.

Summary of Operations	Three Months Ended March 31, 2010	Three Months Ended March 31, 2009
	(Unaudited)	(Unaudited)
Total sales	$7,085,242	$6,390,717
Net income (loss)	$816,002	$(1,127,166)
Net income (loss) per common share (basic and diluted)	$0.02	$(0.03)
Weighted average common shares outstanding, basic and diluted	40,427,500	40,427,500

Summary of Operations	Nine Months Ended March 31, 2010	Nine Months Ended March 31, 2009
	(Unaudited)	(Unaudited)
Total sales	$19,954,322	$17,590,749
Net (loss) income	$(92,745)	$(757,606)
Net (loss) per common share (basic and diluted)	$(0.00)	$(0.02)
Weighted average common shares outstanding, basic and diluted	40,427,500	40,427,500

Summary of Operations	Year Ended June 30, 2009	Year Ended June 30, 2008
Total sales	$24,272,432	$15,055,727
Net (loss)	$(4,482,629)	$(1,459,435)
Net (loss) per common share (basic and diluted)	$(0.11)	$(0.04)
Weighted average common shares outstanding, basic and diluted	40,427,500	39,068,722

Statement of Financial Position	As of March 31,2010	As of June 30, 2009
	(Unaudited)
Cash and cash equivalents	$256,797	$312,397
Total assets	$10,902,923	$10,591,682
Current Liabilities	$16,754,692	$16,350,984
Long-term debt	$810,160	$810,160
Stockholders’ deficiency	$(6,661,929)	$(6,569,462)

Our wholly-owned subsidiary, Shanghai Baby Fox, declared dividends on August 8, 2007 and December 10, 2007 in the amount of approximately $401,900 and $433,700, respectively to Fengling Wang, its sole shareholder of record on the dates the dividends were declared. We plan to pay the dividends only when our net income exceeds the total amount due and when the payment will not have a significant impact on our financial position. Our Nevada corporation, Baby Fox International, Inc., has not declared any dividend since its inception on August 13, 2007.

RISK FACTORS

The shares of our common stock being offered for resale by the selling stockholders are highly speculative in nature, involve a high degree of risk and should be purchased only by persons who can afford to lose the entire amount invested in the common stock. Before purchasing any of the shares of common stock, you should carefully consider the following factors relating to our business and prospects. If any of the following risks actually occurs, our business, financial condition or operating results could be materially adversely affected. In such case, the trading price of our common stock could decline and you may lose all or part of your investment.  This Risk Factors section has addressed all material risks that should be considered in evaluating an investment in the common stock.

Risks Relating to Our Business

WE MUST SUCCESSFULLY GAUGE FASHION TRENDS AND CHANGING CONSUMER PREFERENCES, AND PROVIDE MERCHANDISE THAT SATISFIES CUSTOMER DEMAND IN A TIMELY MANNER TO INCREASE OUR SALE VOLUME AND IMPROVE OUR OPERATING RESULTS.

Our success is largely dependent upon our ability to gauge the fashion tastes of our customers and to provide merchandise that satisfies customer demand in a timely manner. The global specialty retail business fluctuates according to changes in consumer preferences dictated, in part, by fashion and season. To the extent we misjudge the market for our merchandise or the products suitable for local markets, our sales will be adversely affected and the markdowns required to move the resulting excess inventory will adversely affect our operating results. Some of our past product offerings have not been well received by our broad and diverse customer base. Merchandise misjudgments could have a material adverse effect on our operating results.

Our ability to anticipate and effectively respond to changing fashion trends depends in part on our ability to attract and retain key personnel in our design, merchandising, marketing and other functions. Competition for this personnel is intense, and we cannot be sure that we will be able to attract and retain a sufficient number of qualified personnel in future periods.

Fluctuations in the global specialty retail business especially affect the inventory owned by apparel retailers, since merchandise usually must be ordered well in advance of the season and frequently before fashion trends are evidenced by customer purchases. In addition, the cyclical nature of the global specialty retail business requires us to carry a significant amount of inventory, especially prior to peak back-to-school and holiday selling seasons when we build up our inventory levels. We must enter into contracts for the purchase and manufacture of merchandise well in advance of the applicable selling season. As a result, we are vulnerable to demand and pricing shifts and to suboptimal selection and timing of merchandise purchases. In the past, we have not always predicted our customers’ preferences and acceptance levels of our fashion items with accuracy. In addition, lead times for many of our purchases are long, which may make it more difficult for us to respond to new or changing fashion trends or consumer acceptance for our products. If sales do not meet expectations, too much inventory may cause excessive markdowns and, therefore, lower than planned margins.

OUR BUSINESS IS HIGHLY COMPETITIVE AND DEPENDS ON CONSUMER SPENDING PATTERNS. INTERNATIONAL AND CHINA DOMESTIC ECONOMIC DOWNTURN MAY CAUSE DECLINES IN CONSUMER SPENDING ON APPAREL AND ACCESSORIES, WHICH COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR OPERATING RESULTS.

The global specialty apparel retail industry is highly competitive. In Chinese market, we compete with China’s national and local department stores, specialty and discount store chains, independent retail stores and internet businesses that market similar lines of merchandise. We face a variety of competitive challenges including:

•	anticipating and quickly responding to changing consumer demands;

•	maintaining favorable brand recognition and effectively marketing our products to consumers in several diverse market segments;

•	developing innovative, high-quality products in sizes, colors and styles that appeal to consumers of varying age groups and tastes;

•	sourcing merchandise efficiently;

•	competitively pricing our products and achieving customer perception of value;

•	providing strong and effective marketing support; and

•	attracting consumer traffic.

Our business is sensitive to a number of factors that influence the levels of consumer spending, including political and economic conditions such as recessionary environments, the levels of disposable consumer income, consumer debt, interest rates and consumer confidence. Declines in consumer spending on apparel and accessories could have a material adverse effect on our operating results. Short-term sector outlook is not quite promising with slower income growth and poorer consumer sentiment. Urbanites, the major driving force of apparel sales, have witnessed their disposable income growth in real terms down to 7.5% in the first quarter in 2010, compared with 9.8% year-over-year in 2009. Besides, macroeconomic concerns, property and stock market slump have harmed consumer confidence. China’s consumer confidence index improved from 103.9 in December 2009, to 104.7 in January 2010, and then dropped to 104.2 in February 2010.

We also face competition with European, American, Japanese and Canadian manufacturers with established regional and national chains in China. Meanwhile, softer global demand has posed huge challenges to clothing exporters within China. An increasing number of export-oriented clothing enterprises now attempt to engage in China domestic sales. Our success in China’s domestic markets depends on our ability to determine a sustainable profit formula to build brand loyalty and gain market share in these challenging retail environments. If we cannot effectively take advantage of both domestic and international growth opportunities, our results of operations could be adversely affected.

EXISTING AND INCREASED COMPETITION IN THE SPECIALTY RETAIL, DIRECT-TO-CONSUMER AND WHOLESALE APPAREL BUSINESS MAY REDUCE OUR NET REVENUES, PROFITS AND MARKET SHARE.

The specialty retail, direct-to-consumer and the wholesale apparel businesses are each highly competitive. Our retail stores compete on the basis of, among other things, the location of our stores, the breadth, quality, style, and availability of merchandise, the level of customer service offered and merchandise price. Many of our competitors have substantially greater name recognition as well as financial, marketing and other resources. We cannot assure you that we will continue to be able to compete successfully against existing or future competitors. Our competitors may force a markdown or promotional sales environment which could hurt our ability to achieve our historical profit margins. Our expansion into markets served by our competitors and entry of new competitors or expansion of existing competitors into our markets could have a material adverse effect on our business, financial condition and results of operations.

WE EXPECT THAT STORE OPENING COSTS WILL REDUCE NET INCOME IN FUTURE PERIODS.

Due to the initial term of the leases with mall operators and the cancellation provisions in the store leases, the cost of leasehold improvements and store fixtures averaging $21,750 per store are charged to expense as incurred. The effect of store openings could potentially reduce reported net income in the period of store openings.

OUR NEW STORES MAY NOT BE SUCCESSFUL AND WILL EXPOSE US TO ADDITONAL RISK AND COULD NEGATIVELY AFFECT OUR BUSINESS.

Opening new retail stores will lead to an increase in fixed costs and operating expenses. These investments expose us to the additional risk that some of the chosen locations may turn out to be inadequate because of changes in the area’s demographic profile or the location of shopping districts. Failure or changes in any areas in which we have stores could have a material adverse effect on our business and results of operations.

WE NEED TO MANAGE GROWTH IN OPERATIONS TO MAXIMIZE OUR POTENTIAL GROWTH AND ACHIEVE OUR EXPECTED REVENUES AND OUR FAILURE TO MANAGE GROWTH WILL CAUSE A DISRUPTION OF OUR OPERATIONS RESULTING IN THE FAILURE TO GENERATE REVENUE.

In order to maximize potential growth in our current and potential markets, we believe that we must expand our sourcing of apparel and accessories and marketing operations. This expansion will place a significant strain on our management and our operational, accounting, and information systems. We expect that we will need to continue to improve our financial controls, operating procedures, and management information systems. We will also need to effectively train, motivate, and manage our employees. Our failure to manage our growth could disrupt our operations and ultimately prevent us from generating the revenues we expect.

In order to achieve the above mentioned targets, our general strategies are to maintain and search for hard-working employees who have innovative initiatives; on the other hands, we will also keep a close eye on expanding opportunities, for example, acquisition of state-owned enterprises.

WE MAY NOT BE SUCCESSFUL IN EXPANDING OUR BUSINESS AND OPENING NEW RETAIL STORES.

Our growth strategy depends on our ability to open and operate new retail stores on a profitable basis. Our operating complexity will increase as our store base grows, and we may face challenges in managing our future growth. Such growth will require that we continue to expand and improve our operating capabilities, and expand, train and manage our employee base. We may be unable to hire and train a sufficient number of qualified personnel or successfully manage our growth. Our expansion prospects also depend on a number of other factors, many of which are beyond our control, including, among other things, competition, the availability of financing for capital expenditures and working capital requirements, the availability of suitable sites for new stores locations on acceptable lease terms, and the availability of inventory. There can be no assurance that we will be able to achieve our store expansion goals, nor can there be any assurance that our newly opened stores will achieve revenue or profitability levels comparable to those of our existing stores in the time periods estimated by us, or at all. If our stores fail to achieve, or are unable to sustain, acceptable revenue and profitability levels, we may incur significant costs associated with closing those stores.

OUR INDEPENDENT AUDITORS HAVE EXPRESSED THEIR CONCERN AS TO OUR ABILITY TO   CONTINUE AS A GOING CONCERN.

Our former independent auditors, Paritz & Company, P.A., have expressed substantial doubt concerning our ability to continue as a going concern in its audit report on our financial statements for the fiscal years ended 2009 and 2008. As of March 31, 2010, we had a stockholders’ deficiency of $6,661,929, a working capital deficit of $6,137,355 and a net loss of $92,745 for the nine months ended March 31, 2010.  We will continue incurring additional expenses as we implement our growth and expansion plan for the remainder of fiscal year of 2010, which will reduce our net income in 2010. If we are not able to achieve profit, then we likely will be forced to cease operations and investors will likely lose their entire investment.

WE PLAN TO MAKE PAYMENTS OF THE UPDAID DIVIDEND THAT WAS DECLARED BY OUR WHOLY OWNED SUBSIDIARY, SHANGHAI BABY FOX IN 2007. THIS PAYMENT WILL SUBSTANTIALLY DECREASE OUR CASH POSITION.

Our wholly owned subsidiary, Shanghai Baby Fox, declared cash dividends on August 8, 2007 and December 10, 2007 in the amount of $401,973 at $4.01 per share, and $433,757, at $4.34 per share, respectively, to Fengling Wang, its sole shareholder of record on the dates the dividends were declared. The dividends have not been paid as of the date of this registration statement. We plan to pay these dividends only when our net income exceeds the total amount due and when the payment will not have a significant impact on our financial position. The payment of the dividends will substantially decrease our cash position, and may consequently reduce the number of corporate stores that we plan to open in the future.

WE MAINTAIN VARIOUS BUSINESS RELATIONSHIPS WITH RELATED PARTIES.

We entered into various material agreements with our shareholders, our officers and directors, the family members of our shareholders or officers and directors, and enterprises in which one or more of our shareholders or officers and directors hold substantial interests. Our business operations and development rely upon the belief that our counterparties to these agreements will execute their responsibilities and obligations as set forth in these agreements. A substantial portion of our purchase also derive from our transactions with related parties.

It is possible that in the future, we will not able to generate revenues with related parties at the current level or at all. If and to the extent such related party transactions also occur in the future, they could result in a conflict of interests between their duties as our shareholders or members of our executive group, and their interests as representatives and/or shareholders of parties that benefit from business relationships with us. Such conflicts of interest could have a material adverse effect on our business, financial condition and results of operations.

WE SOURCED 100% OF OUR PRODUCT MANUFACTURING FROM A RELATED PARTY, CHANGZHOU CTS FASHION CO., LTD, PURSUANT TO A PURCHASE AGREEMENT. IF THE RELATED PARTY CANCELS THE PURCHASE AGREEMENT, IT WILL TAKE US CONSIDERABLE TIME AND EFFORT TO LOCATE NEW QUALIFIED SUPPLIERS.

As of March 31, 2010, we sourced 100% of our product from a related party, Changzhou CTS Fashion Co., Ltd. (the “Changzhou CTS”). Pursuant to the purchase agreement with Changzhou CTS, we pay 30% of the total price of the value as down payment upon placing an order, pay 60% upon our receipt of the order, and pay the remaining balance within 25 days following the receipt of the products. Besides delivery time and location, the agreement specifies that the products must be manufactured strictly as confirmed samples and in accordance with national standards and should be shipped only upon approval of our quality control director. Should such a purchase agreement be cancelled, it will take us considerable time and effort to locate new qualified suppliers.

OUR AGREEMENTS WITH RELATED PARTIES COULD CREATE CONFLICTS OF INTEREST AND ADVERSELY AFFECT US.

We believe that the transactions and agreements that we have entered into with related parties are on terms that are at least as favorable as could reasonably have been obtained at such time from third parties. However, the relationship could create, or appear to create, potential conflicts of interest when our board of directors is faced with decisions that could have different implications for us and our related parties or their affiliates. The appearance of conflicts, even if such conflicts do not materialize, might adversely affect the public's perception of us, as well as our relationship with other companies and our ability to enter into new relationships in the future, which could have a material adverse effect on our ability to do business. In addition, conflicts of interest may arise between us and our related parties and their affiliates. Our related parties may favor their own interests over our and your interests.

SUBSTANTIALLY ALL OF OUR BUSINESS, ASSETS AND OPERATIONS ARE LOCATED IN CHINA. THE CHINESE GOVERNMENT MAY TAKE MEASURES THAT BENEFIT THE OVERALL ECONOMY OF CHINA, WHICH MAY HAVE ADVERSE EFFECTS ON OUR OPERATIONS.

Substantially all of our business, assets and operations are located in China. The economy of China differs from the economies of most developed countries in many respects. The economy of China has been transitioning from a planned economy to a market-oriented economy. Although in recent years the PRC government has implemented measures emphasizing the utilization of market forces for economic reform, the reduction of state ownership of productive assets and the establishment of sound corporate governance in business enterprises, a substantial portion of productive assets in China is still owned by the PRC government. In addition, the PRC government continues to play a significant role in regulating industry by imposing industrial policies. It also exercises significant control over China's economic growth through the allocation of resources, controlling payment of foreign currency-denominated obligations, setting monetary policy and providing preferential treatment to particular industries or companies. Some of these measures benefit the overall economy of China, but may have a negative effect on us.

WE CANNOT ASSURE YOU THAT WE CAN SUCCEED IN OUR STRATEGY TO GROW ORGANICALLY THROUGH INCREASING THE DISTRIBUTION AND SALES OF OUR PRODUCTS BY PENETRATING EXISTING MARKETS IN PRC AND ENTERING NEW GEOGRAPHIC MARKETS IN PRC AS WELL AS OTHER PARTS OF ASIA AND THE UNITED STATES.  OUR FAILURE TO IMPLEMENT THIS STRATEGY MAY RESULT IN A NEGATIVE IMPACT ON OUR GROWTH, FINANCIAL CONDITION, RESULTS OF OPERATIONS AND CASH FLOW.

One of our strategies is to grow organically through increasing the distribution and sales of our products by penetrating existing markets in PRC and entering new geographic markets in PRC as well as other parts of Asia and the United States. However, many obstacles to entering such new markets exist, including, but not limited to, international trade and tariff barriers, shipping and delivery costs, costs associated with marketing efforts abroad and maintaining attractive foreign exchange ratios. We cannot, therefore, assure you that we will be able to successfully overcome such obstacles and establish our products in any additional markets. Our inability to implement this organic growth strategy successfully may have a negative impact on our growth, future financial condition, results of operations or cash flows.

IF WE NEED ADDITIONAL CAPITAL TO FUND OUR GROWING OPERATIONS, WE MAY NOT BE ABLE TO OBTAIN SUFFICIENT CAPITAL ON TERMS ACCEPTABLE TO US AND MAY BE FORCED TO LIMIT THE SCOPE OF OUR OPERATIONS.

If adequate additional financing is not available on acceptable terms, we may not be able to undertake store expansion, purchase additional machinery and purchase equipment for our operations and we would have to modify our business plans accordingly. There is no assurance that additional financing will be available to us.

In connection with our growth strategies, we may experience increased capital needs and accordingly, we may not have sufficient capital to fund our future operations without additional capital investments. Our capital needs will depend on numerous factors, including (i) our profitability; (ii) the release of competitive products by our competition; (iii) our research and development expenses; and (iv) the amount of our capital expenditures, including acquisitions. We cannot assure you that we will be able to obtain capital in the future to meet our needs.

In recent years, the securities markets in the United States have experienced a high level of price and volume volatility, and the market price of securities of many companies has experienced wide fluctuations that have not necessarily been related to the operations, performances, underlying asset values or prospects of such companies. For these reasons, our shares of common stock can also be expected to be subject to volatility resulting from purely market forces over which we will have no control. If we need additional funding, the market fluctuations affecting our stock price could limit our ability to obtain equity financing.

If we cannot obtain additional funding, we may be required to: (i) limit our store expansion; (ii) limit our marketing efforts; and (iii) decrease or eliminate capital expenditures.

Such reductions could materially adversely affect our business and our ability to compete.

Even if we do find a source of additional capital, we may not be able to negotiate terms and conditions for receiving the additional capital that are acceptable to us. Any future capital investments could dilute or otherwise materially and adversely affect the holdings or rights of our existing shareholders. In addition, new equity or convertible debt securities issued by us to obtain financing could have rights, preferences and privileges senior to our common stock. We cannot give you any assurance that any additional financing will be available to us, or if available, will be on terms favorable to us.

BABY FOX LIMITED IS OUR PARENT COMPANY AND COULD TAKE ACTIONS THAT ARE DETRIMENTAL TO YOUR INVESTMENT FOR WHICH YOU WOULD HAVE NO REMEDY.

Baby Fox Limited beneficially owns the majority of our outstanding common stock as of the date of this filing. It has the ability to substantially influence our management, policies, and business operations. It will have the ability to control all matters submitted to the stockholders for approval, including the election and removal of directors and the approval of any merger and consolidation, or sale of all or substantially all of our assets. It could take actions detrimental to your investment in the future for which you would have no remedy.

WE DEPEND ON KEY PERSONNEL AND MAY NOT BE ABLE TO REATIAN OR REPLACE THESE EMPLOYEES OR RECURT ADDTIIONAL QUALIFED PERSONNEL, WHICH WOULD HARM OUR BUSINESS.

Our future success also depends upon our continuing ability to attract and retain highly qualified personnel.  Our business expansion, management and operation will require additional managers and employees with industry experience, and our success will be highly dependent on our ability to attract and retain skilled management personnel and other employees. Competition for such personnel is intense. There can be no assurance that we will be able to attract or retain highly qualified personnel. Competition for skilled personnel in the fashion industry is significant. This competition may make it more difficult and expensive to attract, hire and retain qualified managers and employees. Our inability to attract skilled management personnel and other employees as needed could have a material adverse effect on our business, operating results and financial condition. Our arrangement with our current employees is at will, meaning its employees may voluntarily terminate their employment at any time. We anticipate that the use of stock options, restricted stock grants, stock appreciation rights, and phantom stock awards will be valuable in attracting and retaining qualified personnel. However, there is no assurance that this plan can achieve such effect.

OUR INTERNATIONAL OPERATIONS REQUIRE US TO COMPLY WITH A NUMBER OF UNITED STATES AND INTERNATIONAL REGULATIONS WHICH MAY INCREASE OUR OPERATING COSTS, LIMIT THE SCOPE OF OUR TRANSACTIONS AND REDUCE OUR ABILITY TO CONTINUOUSLY INCREASE OUR PROFITS.

We are required to comply with a number of international regulations in countries outside of the United States, which may increase our operating costs. In addition, we must comply with the Foreign Corrupt Practices Act, or FCPA, which prohibits U.S. companies or their agents and employees from providing anything of value to a foreign official for the purposes of influencing any act or decision of these individuals in their official capacity to help obtain or retain business, direct business to any person or corporate entity or obtain any unfair advantage. Any failure by us to adopt appropriate compliance procedures and ensure that our employees and agents comply with the FCPA and applicable laws and regulations in foreign jurisdictions could result in substantial penalties and/or restrictions in our ability to conduct business in certain foreign jurisdictions. We believe we are currently in compliance with such regulations. The U.S. Department of The Treasury's Office of Foreign Asset Control, or OFAC, administers and enforces economic and trade sanctions against targeted foreign countries, entities and individuals based on U.S. foreign policy and national security goals. As a result, we are restricted from entering into transactions with certain targeted foreign countries, entities and individuals except as permitted by OFAC which may reduce our ability to increase our profits.

WE MAY INCUR SIGNIFICANT COSTS TO ENSURE COMPLIANCE WITH UNITED STATES CORPORATE GOVERNANCE AND ACCOUNTING REQUIREMENTS.

We may incur significant costs associated with our public company reporting requirements, costs associated with newly applicable corporate governance requirements, including requirements under the Sarbanes-Oxley Act of 2002 and other rules implemented by the U.S. Securities and Exchange Commission. We expect all of these applicable rules and regulations to significantly increase our legal and financial compliance costs and to make some activities more time consuming and costly. We also expect that these applicable rules and regulations may make it more difficult and more expensive for us to obtain director and officer liability insurance and we may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. As a result, it may be more difficult for us to attract and retain qualified individuals to serve on our board of directors or as executive officers. We are currently evaluating and monitoring developments with respect to these newly applicable rules, and we cannot predict or estimate the amount of additional costs we may incur or the timing of such costs.

Risks Relating to the People's Republic of China

THE PRC LEGAL SYSTEM EMBODIES UNCERTAINTIES THAT COULD LIMIT THE LEGAL PROTECTIONS AVAILABLE TO YOU AND US.

Unlike common law systems, the PRC legal system is based on written statutes and decided legal cases have little precedential value. In 1979, the PRC government began to promulgate a comprehensive system of laws and regulations governing economic matters in general. The overall effect of legislation since then has been to significantly enhance the protections afforded to various forms of foreign investment in China. Our PRC operating subsidiaries are subject to laws and regulations applicable to foreign investment in China. Our PRC affiliated entities are subject to laws and regulations governing the formation and conduct of domestic PRC companies. Relevant PRC laws, regulations and legal requirements may change frequently, and their interpretation and enforcement involve uncertainties. For example, we may have to resort to administrative and court proceedings to enforce the legal protection that we enjoy either by law or contract. However, since PRC administrative and court authorities have significant discretion in interpreting and implementing statutory and contractual terms, it may be more difficult to evaluate the outcome of administrative and court proceedings and the level of legal protection we enjoy than under more developed legal systems. Such uncertainties, including the inability to enforce our contracts and intellectual property rights, could materially and adversely affect our business and operations. Accordingly, we cannot predict the effect of future developments in the PRC legal system, particularly with respect to the natural gas sector, including the promulgation of new laws, changes to existing laws or the interpretation or enforcement thereof, or the preemption of local regulations by national laws. These uncertainties could limit the legal protections available to us and other foreign investors.

FAILURE TO COMPLY WITH PRC REGULATIONS RELATED TO THE ESTABLISHMENT OF OFFSHORE SPECIAL PURPOSE COMPANIES BY PRC RESIDENTS MAY SUBJECT OUR PRC RESIDENT STOCKHOLDERS TO PERSONAL LIABILITY, LIMIT OUR ABILITY TO ACQUIRE PRC COMPANIES OR TO INJECT CAPITAL INTO OUR PRC SUBSIDIARIES, AND LIMIT OUR PRC SUBSIDIARIES’ ABILITY TO DISTRIBUTE PROFITS TO US.

The PRC State Administration of Foreign Exchange, or SAFE, has promulgated several regulations, including Circular 75 issued in November 2005 and implementation rules issued in May 2007, requiring registrations with, and approvals from, PRC government authorities in connection with direct or indirect offshore investment activities by PRC residents. These regulations apply to our shareholders and beneficial owners who are PRC residents.

The SAFE regulations require registration of direct or indirect investments made by PRC residents in offshore companies. In the event that a PRC shareholder with a direct or indirect stake in an offshore parent company fails to make the required SAFE registration, the PRC subsidiaries of that offshore parent company may be prohibited from making distributions of profit to the offshore parent and from paying the offshore parent proceeds from any reduction in capital, share transfer or liquidation in respect of the PRC subsidiaries. Further, failure to comply with the various SAFE registration requirements described above could result in liability under PRC law for foreign exchange evasion.

We believe our controlling stockholder, Hitoshi Yoshida, a Japanese national, who is not a PRC resident as defined in Circular 75 is not required to register with the relevant branch of SAFE, in connection with his equity interests in us and our acquisitions of equity interests in our PRC subsidiary. We further believe other PRC individuals, who are either purchasers of our March 2008 private placement or individuals and controlling shareholders of certain BVI companies in receiving our January 18, 2008 share issue, are not required to register with the relevant branch of SAFE in connection with their equity interest in us and with our acquisitions of equity interests in our PRC subsidiary, because they hold total less than five percent (5%) of our issued and outstanding shares.

However, we cannot provide any assurances that they, their existing registrations, and their amendments to their registrations have fully complied with all applicable registrations or approvals required by Circular 75. Moreover, because of uncertainty over how Circular 75 will be interpreted and implemented, and how or whether SAFE will apply it to us, we cannot predict how it will affect our business operations or future strategies. For example, our present and prospective PRC subsidiaries’ ability to conduct foreign exchange activities, such as the remittance of dividends and foreign currency-denominated borrowings, may be subject to compliance with Circular 75 by our PRC resident beneficial holders. In addition, such PRC residents may not always be able to complete the necessary registration procedures required by Circular 75. We also have little control over either our present or prospective direct or indirect stockholders or the outcome of such registration procedures. A failure by our PRC resident beneficial holders or future PRC resident stockholders to comply with Circular 75, if SAFE requires it, could subject these PRC resident beneficial holders to fines or legal sanctions, restrict our overseas or cross-border investment activities, limit our subsidiaries’ ability to make distributions or pay dividends or affect our ownership structure, which could adversely affect our business and prospects.

WE MAY HAVE DIFFICULTY ESTABLISHING ADEQUATE MANAGEMENT, LEGAL AND FINANCIAL CONTROLS IN THE PEOPLE’S REPUBLIC OF CHINA.

The PRC historically has been deficient in Western style management and financial reporting concepts and practices, as well as in modern banking, computer and other control systems. We may have difficulty in hiring and retaining a sufficient number of qualified employees to work in the PRC. As a result of these factors, we may experience difficulty in establishing management, legal and financial controls, collecting financial data and preparing financial statements, books of account and corporate records and instituting business practices that meet Western standards.

EVEN THOUGH WE HAVE OBTAINED THE GOVERMENTAL APPROVALS WHICH ALLOW US TO CHANGE OUR ENTITY FROM A CHINESE DOMESTIC ENTERPRISE TO A WHOLLY FOREIGN OWNED ENTERPRISE AND TO CONTINUE OUR BUSINESS IN CHINESE WOMEN APPAREL INDUSTRY AS A WHOLLY FOREIGN OWNED ENTERPRISE WITHOUT ANY RESTRICTIONS, THERE IS SUBSTANTIAL UNCERTAINTY WITH RESPECT TO THE FUTURE INTERPRETATION AND APPLICATION OF THE RELEVANT LAWS AND REGULATIONS.

Under PRC laws and regulations, an industry is considered a “key industry” if the acquisition of the industry by an foreign entity may have an impact on “national economic security” or result in a transfer of actual control of a domestic enterprise that owns a well-known trademark or historic Chinese brand name. The women's apparel industry is not considered as a “key industry” in China.  Accordingly, PRC laws and regulations do not restrict foreign investment in China’s women apparel industry.

When we acquired Shanghai Baby Fox on September 20, 2007, we received the Certificate of Approval from Shanghai Foreign Economic Relation & Trade Commission and the approval from SAFE Shanghai local branch. The approvals gave us the permission to change our entity from a domestic enterprise to a WFOE, and to continue our business in the women apparel industry in China as a WFOE without being subject to any restrictions.

Although we believe that our operations are in compliance with current, applicable PRC regulations in all material aspects, many PRC laws and regulations are subject to extensive interpretive power of governmental agencies and commissions, and there is substantial uncertainty regarding the future interpretation and application of these laws or regulations.

CERTAIN POLITICAL AND ECONOMIC CONSIDERATIONS RELATING TO THE PRC COULD ADVERSELY AFFECT OUR OPERATIONS. OUR OPERATING RESULTS MAY BE ADVERSELY AFFECTED BY CHANGES IN THE PRC’S ECONOMIC AND SOCIAL CONDITIONS AS WELL AS BY CHANGES IN THE POLICES OF THE PRC GOVERNMENT.

The PRC is transitioning from a planned economy to a market economy. While the PRC government has pursued economic reforms since its adoption of the open-door policy in 1978, a large portion of the PRC economy is still operating under five-year plans and annual state plans. Through these plans and other economic measures, such as control on foreign exchange, taxation and restrictions on foreign participation in the domestic market of various industries, the PRC government exerts considerable direct and indirect influence on the economy. Many of the economic reforms carried out by the PRC government are unprecedented or experimental, and are expected to be refined and improved. Other political, economic and social factors can also lead to further readjustment of such reforms. This refining and readjustment process may not necessarily have a positive effect on our operations or future business development. Our operating results may be adversely affected by changes in the PRC's economic and social conditions as well as by changes in the policies of the PRC government, such as changes in laws and regulations (or the official interpretation thereof), measures which may be introduced to control inflation, changes in the interest rate or method of taxation, and the imposition of additional restrictions on currency conversion.

China’s GDP reached 4.3 trillion US dollars or 6.98% of the world economy, according to the World Bank in the first quarter of 2010 which represented a growth rate of 11.9%, while the annual GDP growth rate is 8.48% for 2009 and 9.13% in 2008. The World Bank reports that China’s GDP grew 6.2% in first quarter of 2009, 7.9% in the second quarter of 2009 followed by 9.1%% in the third quarter and 10.7% for the last quarter of 2009. This quarterly rise in the GDP growth rate indicated the bottoming out of the Chinese economy following the global financial crisis. Following the announcement of the 4 trillion Yuan (approximately $588 billion in USD) stimulus plan in November 2008, China announced a series of packages to boost the economy, especially, the support plans for ten key industries, that had been severely harmed by the global recession, including Auto & Steel, textile, equipment manufacturing, non-ferrous metal, petrochemical, shipbuilding, electronics & Information, logistics and light industries. Those policies have played a critical role to mitigate the impact of a global recession and quickly turned around China’s economy. However, there is no assurance on whether China’s economic recovery is sustainable due to fears of asset bubbles and uncertainty in interest rate and exchange rate changes. Our operations will be adversely affected if China’s economic recovery is not sustainable and the growth rate starts to decline again.

IF THE CHINA SECURITIES REGULATORY COMMISSION, OR CSRC, OR ANOTHER PRC REGULATORY AGENCY, DETERMINES THAT CSRC APPROVAL IS REQUIRED IN CONNECTION WITH THIS OFFERING, THIS OFFERING MAY BE DELAYED OR CANCELLED, OR WE MAY BECOME SUBJECT TO PENALTIES.

On August 8, 2006, six PRC regulatory agencies, including the CSRC, promulgated the Regulation on Mergers and Acquisitions of Domestic Companies by Foreign Investors, which became effective on September 8, 2006. This new regulation, among other things, has certain provisions that require SPVs formed for the purpose of acquiring PRC domestic companies and controlled by PRC individuals, to obtain the approval of the CSRC prior to publicly listing their securities on an overseas stock market. In our case, the formation on August 13, 2007 by Hitoshi Yoshida, a Japanese national, of Baby Fox International, Inc., a Nevada State corporation and subsequent acquisition of Shanghai Baby Fox Fashion Co., Ltd. from Fengling Wang, should not be seen as a PRC individual’ acquisition of a PRC domestic company as contemplated by the new regulation and we therefore have not applied to the CSRC for approval under this regulation. Nonetheless, if the CSRC or another PRC regulatory agency subsequently determines that the CSRC’s approval is required for this offering, we may face sanctions by the CSRC or another PRC regulatory agency. If this happens, these regulatory agencies may impose fines and penalties on our operations in the PRC, limit our operating privileges in the PRC, delay or restrict the repatriation of the proceeds from this offering into the PRC, restrict or prohibit payment or remittance of dividends to us or take other actions that could have a material adverse effect on our business, financial condition, results of operations, reputation and prospects, as well as the trading price of our shares. The CSRC or other PRC regulatory agencies may also take actions requiring us, or making it advisable for us, to delay or cancel this offering before settlement and delivery of the shares being offered by us.”

THE RECENT NATURE AND UNCERTAIN APPLICATION OF MANY PRC LAWS APPLICABLE TO US CREATE AN UNCERTAIN ENVIRONMENT FOR BUSINESS OPERATIONS AND THEY COULD HAVE A NEGATIVE EFFECT ON US.

The PRC legal system is a civil law system. Unlike the common law system, the civil law system is based on written statutes in which decided legal cases have little value as precedents. In 1979, the PRC began to promulgate a comprehensive system of laws and has since introduced many laws and regulations to provide general guidance on economic and business practices in the PRC and to regulate foreign investment. Progress has been made in the promulgation of laws and regulations dealing with economic matters such as corporate organization and governance, foreign investment, commerce, taxation and trade. The promulgation of new laws, changes of existing laws and the abrogation of local regulations by national laws could have a negative impact on our business and business prospects.

CURRENCY CONVERSION AND EXCHANGE RATE VOLATILITY COULD ADVERSELY AFFECT OUR FINANCIAL CONDITION.

The PRC government imposes control over the conversion of Renminbi into foreign currencies. Under the current unified floating exchange rate system, the People's Bank of China publishes an exchange rate, which we refer to as the PBOC exchange rate, based on the previous day's dealings in the inter-bank foreign exchange market. Financial institutions authorized to deal in foreign currency may enter into foreign exchange transactions at exchange rates within an authorized range above or below the PBOC exchange rate according to market conditions.

Pursuant to the Foreign Exchange Control Regulations of the PRC issued by the State Council which came into effect on April 1, 1996, and the Regulations on the Administration of Foreign Exchange Settlement, Sale and Payment of the PRC which came into effect on July 1, 1996, regarding foreign exchange control, conversion of Renminbi into foreign exchange by Foreign Investment Enterprises, or FIEs, for use on current account items, including the distribution of dividends and profits to foreign investors, is permissible. FIEs are permitted to convert their after-tax dividends and profits to foreign exchange and remit such foreign exchange to their foreign exchange bank accounts in the PRC. Conversion of Renminbi into foreign currencies for capital account items, including direct investment, loans, and security investment, is still under certain restrictions. On January 14, 1997, the State Council amended the Foreign Exchange Control Regulations and added, among other things, an important provision, which provides that the PRC government shall not impose restrictions on recurring international payments and transfers under current account items.

Enterprises in the PRC (including FIEs) which requires foreign exchange for transactions relating to current account items, may, without approval of the SAFE, effect payment from their foreign exchange account or convert and pay at the designated foreign exchange banks by providing valid receipts and proofs.

Convertibility of foreign exchange in respect of capital account items, such as direct investment and capital contribution, is still subject to certain restrictions, and prior approval from the SAFE or its relevant branches must be sought.

Furthermore, the Renminbi is not freely convertible into foreign currencies nor can be freely remitted abroad. Under the PRC’s Foreign Exchange Control Regulations and the Administration of Settlement, Sales and Payment of Foreign Exchange Regulations, foreign invested enterprises are permitted either to repatriate or distribute its profits or dividends in foreign currencies out of its foreign exchange accounts, or exchange Renminbi for foreign currencies through banks authorized to conduct foreign exchange business. The conversion of Reminbi into foreign currencies for capital items, such as direct investment, loans and security investment, is subject, however, to more stringent controls.

Since 1994, the exchange rate for Renminbi against the United States dollar has remained relatively stable, most of the time in the region of approximately RMB8.28 to $1.00. However, in 2005, the Chinese government announced that it would begin pegging the exchange rate of the Chinese Renminbi against a number of currencies, rather than just the U.S. dollar and, the exchange rate for the Renminbi against the U.S. dollar became RMB8.02 to $1.00. As our operations are primarily in PRC, any significant revaluation or devaluation of the Chinese Renminbi may materially and adversely affect our cash flows, revenues and financial condition. We may not be able to hedge effectively against in any such case. For example, to the extent that we need to convert United States dollars into Chinese Renminbi for our operations, appreciation of this currency against the United States dollar could have a material adverse effect on our business, financial condition and results of operations. Conversely, if we decide to convert Chinese Renminbi into United States dollars for other business purposes and the United States dollar appreciates against this currency, the United States dollar equivalent of the Chinese Renminbi we convert would be reduced. There can be no assurance that future movements in the exchange rate of Renminbi and other currencies will not have an adverse effect on our financial condition. Our operating companies are FIEs to which the Foreign Exchange Control Regulations are applicable. There can be no assurance that we will be able to obtain sufficient foreign exchange to pay dividends or satisfy other foreign exchange requirements in the future.

IT MAY BE DIFFICULT TO AFFECT SERVICE OF PROCESS AND ENFORCEMENT OF LEGAL JUDGMENTS UPON US AND OUR OFFICERS AND DIRECTORS BECAUSE THEY RESIDE OUTSIDE THE UNITED STATES.

As our operations are presently based in PRC and a majority of our directors and all of our officers reside in PRC, our service of process and such directors and officers may be difficult to effect within the United States. Also, our main assets are located in PRC and any judgment obtained in the United States against us may not be enforceable outside the United States.

SINCE ALL OF OUR OPERATIONS ARE IN PRC. ANY FUTURE OUTBREAK OF PATHOGENIC ASIAN BIRD FLU IN CHICKENS AND DUCKS, OR ANY OTHER EPIDEMIC IN PRC COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR BUSINESS OPERATIONS, FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

Since mid-December 2003, a number of Asian countries have reported outbreaks of highly pathogenic avian bird flu in chickens and ducks. Since all of our operations are in PRC, an outbreak of the Asian Bird Flu in PRC in the future may disrupt our business operations and have a material adverse effect on our financial condition and results of operations. For example, a new outbreak of Asian Bird Flu, or any other epidemic, may reduce the level of economic activity in affected areas, which may lead to a reduction in our revenue if our clients cancel existing contracts or defer future expenditures. In addition, health or other government regulations may require temporary closure of our offices, or the offices of our customers or partners, which will severely disrupt our business operations and have a material adverse effect on our financial condition and results of operations.

WE MAY EXPERIENCE CURRENCY FLUCTUATION AND LONGER EXCHANGE RATE PAYMENT CYCLES WHICH WILL NEGATIVELY AFFECT THE COSTS OF OUR PRODUCTS SOLD AND THE VALUE OF OUR LOCAL CURRENCY.

The local currencies in the countries in which we sell our products may fluctuate in value in relation to other currencies. Such fluctuations may affect the costs of our products sold and the value of our local currency profits. While we are not conducting any meaningful operations in countries other than PRC at the present time, we may expand to other countries and may then have an increased risk of exposure of our business to currency fluctuation.

WE HAVE NO PLAN TO DECLARE ANY DIVIDENDS TO SHAREHOLDERS IN THE NEAR FUTURE.

We currently intend to retain our future earnings, if any, to support our operations and to finance expansion. However, we plan to make payments of the unpaid dividend declared by our wholly-owned subsidiary, Shanghai Baby Fox on August 8, 2007 and December 10, 2007 in the amount of $401,973 and $433,757, respectively, to Fengling Wang, its sole shareholder of record at that time, when our net income exceeds the total amount due. The declaration, and amount of any future dividends will be made at the discretion of the board of directors, and will depend upon, among other things, the results of our operations, cash flows and financial condition, operating and capital requirements, and other factors as the board of directors considers relevant. There is no assurance that future dividends will be paid, and, if dividends are paid, there is no assurance with respect to the amount of any such dividend.

SINCE MOST OF OUR ASSETS ARE LOCATED IN PRC, ANY DIVIDENDS OR PROCEEDS FROM LIQUIDATION IS SUBJECT TO THE APPROVAL OF THE RELEVANT CHINESE GOVERNMENT AGENCIES.

Our assets are predominantly located inside PRC. Under the laws governing foreign invested enterprises in PRC, dividend distribution and liquidation are allowed but subject to special procedures under the relevant laws and rules. Any dividend payment will be subject to the decision of the board of directors and subject to foreign exchange rules governing such repatriation. Any liquidation is subject to the relevant government agency's approval and supervision as well as the foreign exchange control. This may generate additional risk for our investors in case of dividend payment and liquidation.

Risks Associated with Our Shares of Common Stock

YOU MAY NOT BE ABLE TO LIQUIDATE YOUR INVESTMENT SINCE THERE IS NO ASSURANCE THAT A PUBLIC MARKET WILL DEVELOP FOR OUR COMMON STOCK OR THAT OUR COMMON STOCK WILL EVER BE APPROVED FOR TRADING ON A RECOGNIZED EXCHANGE.

There is no established public trading market for our securities. After this document is declared effective by the U.S. Securities and Exchange Commission, we intend to seek a market maker to apply for a quotation on the OTC BB in the United States. Our shares are not and have not been listed or quoted on any exchange or quotation system. We cannot assure you that a market maker will agree to file the necessary documents with the OTC BB, nor can there be any assurance that such an application for quotation will be approved or that a regular trading market will develop or that if developed, will be sustained. In the absence of a trading market, an investor may be unable to liquidate its investment, which will result in the loss of your investment.

THE OFFERING PRICE OF THE SHARES WAS ARBITRARILY DETERMINED, AND THEREFORE SHOULD NOT BE USED AS AN INDICATOR OF THE FUTURE MARKET PRICE OF THE SECURITIES. THEREFORE, THE OFFERING PRICE BEARS NO RELATIONSHIP TO OUR ACTUAL VALUE, AND MAY MAKE OUR SHARES DIFFICULT TO SELL.

The offering price of $.20 for the shares of common stock was based upon the sale price in our recent private placement. The sale price in the private placement was arbitrarily determined. The facts considered in determining the sale price were our financial condition and prospects, our limited operating history and the general condition of the securities market. Therefore, the offering price is not an indication of and is not based upon our actual value. The offering price bears no relationship to our book value, assets or earnings or any other recognized criteria of value. The offering price should not be regarded as an indicator of the future market price of the securities.

FUTURE SALES BY OUR STOCKHOLDERS MAY NEGATIVELY AFFECT OUR STOCK PRICE AND OUR ABILITY TO RAISE FUNDS IN NEW STOCK OFFERINGS.

Sales of our common stock in the public market could lower the market price of our common stock. Sales may also make it more difficult for us to sell equity securities or equity-related securities in the future at a time and price that our management deems acceptable or at all. Of the 40,427,500 shares of common stock outstanding as of March 31, 2010, 868,262 shares are, or will be, freely tradable without restriction upon the effective date of this registration statement, unless held by our “affiliates”. The remaining 39,559,238 shares of common stock, which will be held by existing stockholders, including the officers and directors, are “restricted securities” and may be resold in the public market only if registered or pursuant to an exemption from registration. Some of these shares may be resold under Rule 144.

“PENNY STOCK” RULES MAY MAKE BUYING OR SELLING OUR COMMON STOCK DIFFICULT.

Trading in our securities will be subject to the “penny stock” rules. The SEC has adopted regulations that generally define a penny stock to be any equity security that has a market price of less than $5.00 per share, subject to certain exceptions. These rules require that any broker-dealer who recommends our securities to persons other than prior customers and accredited investors, must, prior to the sale, make a special written suitability determination for the purchaser and receive the purchaser’s written agreement to execute the transaction. Unless an exception is available, the regulations require the delivery, prior to any transaction involving a penny stock, of a disclosure schedule explaining the penny stock market and the risks associated with trading in the penny stock market. In addition, broker-dealers must disclose commissions payable to both the broker-dealer and the registered representative and current quotations for the securities they offer. The additional burdens imposed upon broker- dealers by such requirements may discourage broker-dealers from effecting transactions in our securities, which could severely limit the market price and liquidity of our securities. Broker-dealers who sell penny stocks to certain types of investors are required to comply with the Commission’s regulations concerning the transfer of penny stocks. These regulations require broker- dealers to:

•	Make a suitability determination prior to selling a penny stock to the purchaser;

•	Receive the purchaser’s written consent to the transaction; and

•	Provide certain written disclosures to the purchaser.

These requirements may restrict the ability of broker-dealers to sell our common stock and may affect your ability to resell our common stock.

FORWARD LOOKING STATEMENTS

Information included or incorporated by reference in this prospectus may contain forward-looking statements.  This information may involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from the future results, performance or achievements expressed or implied by any forward-looking statements.  Forward-looking statements, which involve assumptions and describe our future plans, strategies and expectations, are generally identifiable by use of the words “may,” “should,” “expect,” “anticipate,” “estimate,” “believe,” “intend” or “project” or the negative of these words or other variations on these words or comparable terminology.

This prospectus contains forward-looking statements, including statements regarding, among other things, (a) our projected sales and profitability, (b) our technology, (c) our manufacturing, (d) the regulation to which we are subject, (e) anticipated trends in our industry and (f) our needs for working capital. These statements may be found under “Management’s Discussion and Analysis or Plan of Operations” and “Business,” as well as in this prospectus generally.  Actual events or results may differ materially from those discussed in forward-looking statements as a result of various factors, including, without limitation, the risks outlined under “Risk Factors” and matters described in this prospectus generally.  In light of these risks and uncertainties, there can be no assurance that the forward-looking statements contained in this prospectus will in fact occur.

Except as otherwise required by applicable laws, we undertake no obligation to publicly update or revise any forward-looking statements or the risk factors described in the prospectus, whether as a result of new information, future events, changed circumstances or any other reason after the date of this prospectus.

USE OF PROCEEDS

The selling stockholders are selling shares of common stock covered by this prospectus for their own account. We will not receive any portion of the proceeds from the sale or other disposition of the shares of common stock covered hereby, or interests therein, by the selling stockholders.

We have agreed to bear the expenses of the registration of the shares. We anticipate that these expenses will be $52,507.

DIVIDEND POLICY

The holders of our common stock are entitled to receive dividends when, as and if declared by the board of directors out of funds legally available therefore. To date, we have not declared nor paid any cash dividends. The board of directors does not intend to declare any dividends in the foreseeable future, but instead intends to retain all earnings, if any, for use in our business operations. Our wholly-owned subsidiary, Shanghai Baby Fox, however, declared dividends on August 8, 2007 and December 10, 2007 in the amount of $401,973 and $433,757 respectively, to Fengling Wang, its sole shareholder of record at that time. We plan to pay these dividends only when our net income exceeds the total amount due and when the payment will not have a significant impact on our financial position.  The payment may have a significant impact on our financial position and reduce our cash position, and may consequently reduce the number of corporate stores we plan to open in the future.

DETERMINATION OF OFFERING PRICE

No market currently exists for our common stock. Therefore, the offering price of $.20 was based on the offering price of shares sold pursuant to our Regulation D, Rule 506 offering completed in March, 2008 in which we issued a total of 427,500 shares of our common stock to 32 shareholders at a price per share of $.20 for an aggregate offering price of $85,500.

We issued common shares to our consultants as compensation for consulting services rendered. The per share price of such shares are consistent with $.20 per share valuation in the abovementioned offering.

DILUTION

The common stock to be sold by the selling stockholders is common stock that is currently issued and outstanding. Accordingly, there will be no dilution to our existing shareholders.

PENNY STOCK CONSIDERATIONS

Broker-dealer practices in connection with transactions in “penny stocks” are regulated by certain penny stock rules adopted by the U.S. Securities and Exchange Commission. Penny stocks generally are equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on the NASDAQ system). Penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document that provides information about penny stocks and the risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction, and monthly account statements showing the market value of each penny stock held in the customer’s account. The broker-dealer must also make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction. These requirements may have the effect of reducing the level of trading activity, if any, in the secondary market for a security that becomes subject to the penny stock rules.

MARKET FOR OUR COMMON STOCK

No Public Market for Common Stock

There is presently no public market for our common stock. We anticipate applying for trading of our common stock on the Over the Counter Bulletin Board upon the effectiveness of the registration statement of which this prospectus forms a part. However, we can provide no assurance that our shares will be traded on the Bulletin Board or, if traded, that a public market will materialize.

Holders of Our Common Stock

As of the date of this registration statement, we had 42 registered shareholders.

Registration Rights

We have not granted registration rights to the selling stockholders or to any other persons.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

The following discussion and analysis of the results of operations and financial condition of Baby Fox International, Inc. (“Baby Fox”) for the three and nine months ended March 31, 2010 and 2009 and for the years ended June 30, 2009 and 2008 should be read in conjunction with the selected consolidated financial data, Baby Fox’ consolidated financial statements, and the notes to those financial statements that are included elsewhere in this Form S-1. Our discussion includes forward-looking statements based upon current expectations that involve risks and uncertainties, such as our plans, objectives, expectations and intentions. Actual results and the timing of events could differ materially from those anticipated in these forward-looking statements as a result of a number of factors, including those set forth under the Risk Factors and Business sections in this Registration Statement. We use words such as “anticipate,” “estimate,” “plan,” “project,” “continuing,” “ongoing,” “expect,” “believe,” “intend,” “may,” “will,” “should,” “could,” and similar expressions to identify forward-looking statements.

Our Company

Baby Fox International Inc., a Nevada corporation organized on August 13, 2007, is a holding company whose primary business operations are conducted through our wholly-owned China subsidiary Shanghai Baby Fox Fashion Co., Ltd. (together “Baby Fox” or “the Company”). Shanghai Baby Fox Fashion Co., Ltd. (“Shanghai Baby Fox”) was originally founded by our board director, Fengling Wang, under Chinese law in March of 2006. On September 20, 2007, we entered into an Equity Share Acquisition Agreement with Fengling Wang in which we purchased 100% of the equity shares of Shanghai Baby Fox in exchange for RMB 5.72 million (approximately US$806,608). The acquisition was consummated on November 26, 2007 when we received the Certificate of Approval from Shanghai Foreign Economic Relation & Trade Commission.

Shanghai Baby Fox is a China-based specialty retailer, developer, and designer of fashionable, value-priced women’s apparel and accessories. The company’s products are aimed to target women aged 20 to 40 in China. It continuously updates its fashions and clothing designs to stay in sync with the latest fashions and trends in Korea, Japan, & Europe. Since the launch of its first retail mall store in July 2006, the brand has gained exposure in leading women’s magazines and the company has opened 170 stores in over 30 cities as of March 31, 2010.

Principal Factors Affecting Our Financial Performance

We believe that the following factors will continue to affect our financial performance:

Continued growth of Chinese women’s apparel industry. While China has one of the most promising apparel markets in the world, ladies’ wear remains the largest sub-sector of this market. According to surveys conducted by China National Commercial Information Center (CNCIC) to over 260 major department stores across China, ladies’ wear continued to be the largest contributor to total apparel sales. Ladies’ wear accounted for 27.4% in first half of 2009 and 28.5% in 2008 (the most recent available data from Li & Fung Research Center’s research report “Latest Developments of China’s Apparel Market,” (Issue Number 15 in December 2009). We believe our strong knowledge of local markets, media contacts and brand image we have built, and award winning design experience give the organization significant competitive advantages in this rapidly growing market.

Experienced management and design team. Women in China have become increasingly selective in their choice of clothing and the Chinese fashion industry is trending towards shorter product life cycle and better designs and development. The ability to respond to instantaneous fashion trends is a key attribute to the success of an apparel company. Baby Fox is at the forefront of trends by having an experienced management and designer team to launch a garment from design to production, and finally to distribution in just weeks. The Company brings together a complimentary mix of industry expertise, management know-how, and product innovation. Collectively, the management team has strong fashion design, operations, and apparel sales experience. Through the Company’s extensive relationships with leading fashion magazines, apparel manufacturers, and related industry leaders, the Company also has access to a large pool of experienced managers and knowledgeable advisors.

Store expansion plan. Since inception in 2006, the Company has opened 170 corporate and non-corporate stores in over 30 cities as of March 31, 2010. Corporate stores are primarily opened in major metropolitan areas and non-corporate or “licensed” stores are mostly established in suburban communities. We plan to continue growing retail store locations to over 200 stores over next few years but due to liquidity constraint, we will be more focused on location selections. We will also increase our efforts to improve sales at current stores and remove non-performing store locations in a timely fashion.

While Baby Fox could rapidly scale non-corporate stores with minimal capital requirement, management’s preference is to expand via corporate owned stores in major cities and use licensed non-corporate stores in the 2nd and 3rd tier cities. The economics of this strategy help the Company better manage overall cash flow and inventory levels and rapidly scale the business in a measured manner. By covering greater geographical regions, the store expansion plan will increase our sales and add to the reach of our brand image.

PRC Taxation

Our subsidiary Shanghai Baby Fox is governed by the Income Tax Law of the People’s Republic of China concerning Foreign Investment Enterprises (“FIE”) and Foreign Enterprises and various local income tax laws (the Income Tax Laws).

On March 16, 2007, the National People’s Congress of the PRC passed the new EIT Law, which took effect as of January 1, 2008. The new EIT Law imposes a unified income tax rate of 25.0% on all domestic-invested enterprises and FIEs, such as our PRC operating subsidiary, unless they qualify under certain limited exceptions. The previous tax rate was 33.0%. In addition, under the new EIT Law, dividends from our PRC subsidiary to us will be subject to a withholding tax. The rate of the withholding tax has not yet been finalized, pending promulgation of implementing regulations. Furthermore, the ultimate tax rate will be determined by treaty between the PRC and the tax residence of the holder of the PRC subsidiary.

Results of Operations

The following table sets forth key components of our results of operations for the periods indicated, in US dollars:

	Three Months Ended March 31
	(Unaudited)
	2010	2009
Total sales	$7,085,242	$6,390,717
Cost of goods sold	2,722,007	4,445,533

Gross profit	4,363,235	1,945,184

Selling, general and administrative expenses	3,516,372	3,041,342

Income (Loss) before income taxes	816,002	(1,127,166)
Income taxes	-	-

Net income (loss)	$816,002	$(1,127,166)

	Nine Months Ended March 31		Year Ended June 30
	(Unaudited)
	2010	2009	2009	2008
Total sales	$19,954,322	$17,590,749	$24,272,432	$15,055,727
Cost of goods sold	10,087,510	9,819,833	17,372,064	10,048,681

Gross profit	9,866,812	7,770,916	6,900,368	5,007,046

Selling, general and administrative expenses	9,886,548	8,435,506	11,258,984	6,442,799

Loss before provision for income taxes	(92,745)	(757,606)	(4,482,629)	(1,459,435)
Income taxes	-	-	-	-

Net loss	$(92,745)	$(757,606)	$(4,482,629)	$(1,459,435)

The following table sets forth the results of our operations for the periods indicated as a percentage of total sales:

	Three Months Ended March 31,
	(Unaudited)
As a percentage of Revenue	2010	2009
Total sales	100.0%	100.0%
Cost of goods sold	38.4%	69.6%
Gross profit	61.6%	30.4%

Selling, general and administrative expenses	49.6%	47.6%

Income (loss) before provision for income taxes	11.5%	-17.6%
Income taxes	-	-

Net income (loss)	11.5%	-17.6%

	Nine Months Ended March 31,		Year Ended June 30,
	(Unaudited)
As a percentage of Revenue	2010	2009	2009	2008
Total sales	100.0%	100.0%	100.0%	100.0%
Cost of goods sold	50.6%	55.8%	71.6%	66.7%
Gross profit	49.4%	44.2%	28.4%	33.3%

Selling, general and administrative expenses	49.4%	48.0%	46.4%	42.8%

Loss before provision for income taxes	-0.5%	-4.3%	-18.5%	-9.7%
Income taxes	-	-	-	-

Net loss	-0.5%	-4.3%	-18.5%	-9.7%

Comparison of Three Months and Nine Months Ended March 31, 2010

Fewer stores were opened than closed during current period as compared to the same period last year because the Company has adjusted its strategy to slow down the new store openings and focus on digesting inventory of past seasons and improving revenue and margin from existing stores in the fiscal year 2010. The Company has successfully established tiered inventory digesting structure through Class A stores, Class B stores and warehouse sales. Class A stores sell current season products at full price, Class B stores sell one-year-old products at a 30-50% discount while warehouse sales digest products aged more than one year at a 80-90% discount. Class A stores are expected to sell 70% of products of each season with the rest sold through Class B stores and warehouse sales. The tiered structure would ensure that most, if not all of the inventory can be digested with in 24 months after production. Also based on the Class A and B stores system formally adopted in fiscal 2009 to better match price and product demand by different target market segments, a Class A store that does not meet our sales expectation will first be downgraded to Class B store which are being used to provide discounted merchandise that did not sell well during the season at Class A stores. When the lease with mall operator expires, we will evaluate again and if a Class B store’s sales performance still doesn’t improve, we will close the store instead of renewing the lease. In FY 2010, many of our leases with malls expired and after evaluations, we decided not to renew leases for some of the Class B stores that kept missing expected sales performance. We will continue to monitor individual store performance for downgrading or closure decision in order to improve our overall store sales performance.

Sales.  Our sales are generated from sales of products to end customers in our corporate stores and sales to non-corporate store owners. For the three months ended March 31, 2010 and 2009, the Company generated revenues of $7,085,242 and $6,390,717, respectively, reflecting an increase of 10.9%. Sales at corporate stores increased 14.2% and sales to non-corporate stores declined 15.3%. The increase in corporate store sales is mainly due to the increase in average number of stores during the period. In addition, the warehouse clearance sales during the Chinese New Year also contributed to the increase. Decline in non-corporate store sales is mainly due to fewer stores partially offset by an increase in sales of 2007 and 2008 products because of significant discount offered on cash purchase.  For the three months ended March 31, 2010, sales at corporate stores contributed 91.4% of total sales, while sales to non-corporate stores contributed 8.6% compared to 88.7% and 11.3% for the same period in FY2009.

For the nine months ended March 31, 2010 and 2009, the Company generated revenues of $19,954,322 and $17,590,749, respectively, reflecting an increase of 13.4%. Sales at corporate stores increased 12.6% and sales to non-corporate stores increased 20.9%. The increase in corporate store sales is mainly due to the increase in the average store number. The warehouse sales introduced in FY2010 to liquidate ageing inventories also contributed to the increase. The increase in non-corporate store sales is mainly a result of significant discount offered on cash purchase of 2007 and 2008 products despite lower number of stores during the period.  For the nine months ended March 31, 2010, sales at corporate stores contributed 89.2% of total sales, while sales to non-corporate stores contributed 10.8% compared to 89.9% and 10.1%, respectively for the same period in FY2009.

The following table shows changes in our sales at existing stores, changes in sales due to stores opened during the three months and nine months ended March 31, 2010, and the effect of change in rate used for the currency conversion in 2010 and 2009

	Total Sales		Corporate Stores		Non-Corporate Stores
	Three Months Ended March 31, 2010	Nine Months Ended March 31, 2010	Three Months Ended March 31, 2010	Nine Months Ended March 31, 2010	Three Months Ended March 31, 2010	Nine Months Ended March 31, 2010
Changes in sales at existing stores	(20,726)	329,887	90,888	60,783	(111,614)	269,104
Sales at new stores opened in FY2010	706,660	1,985,877	706,600	1,889,232	-	96,645
Effect of currency conversion	8,591	47,809	7,495	41,717	1,096	6,092
Total increase in sales	694,525	2,363,573	805,043	1,991,732	(110,518)	371,841

Comparable Store Sales. The percentage change in comparable store sales by stores type for the three and nine months ended March 31, 2010 as compared to the same periods in FY2009 are as follows:
	Three months ended March 31	Nine months ended March 31
Corporate stores	8%	12%
Non-corporate stores	-12%	4%

A store is included in comparable store sales (“Comp”) when it has been open for at least 12 months and the square footage has not changed by 15 percent or more within the past year. A store is included in Comp on the first day it has comparable prior year sales. Stores in which square footage has changed by 15 percent or more as a result of a remodel, expansion, or reduction are excluded from Comp until the first day they have comparable prior year sales. Current year foreign exchange rates are applied to both current year and prior year Comp store sales to achieve a consistent basis for comparison.

A store is considered non-comparable (“Non-comp”) when it has been open for less than 12 months or it has changed its square footage by 15 percent or more within the past year. Non-store sales such as online revenues are also considered Non-comp.

A store is considered “Closed” if it is temporarily closed for 15 more full consecutive days or is permanently closed. When a temporarily closed store reopens, the store will be placed in the Comp/Non-comp status it was in prior to its closure. If a store was in Closed status for 15 or more days in the prior year then the store will be in Non-comp status for the same days in the following year.

 Sales per average square foot is as follows:

	Three months ended March 31		Nine months ended March 31
	2010	2009	2010	2009
Sales per average square foot (1)	$34	$32	$108	$96

(1)     Sales per average square foot is calculated based on the total sales divided by the average total store area of stores in existence throughout the period.

Store count, openings and closings for our stores are as follows:

	FY2010			FY2009
Three-month Period	Corporate Stores	Non- corporate Stores	Total	Corporate Stores	Non- corporate Stores	Total
Number of stores as of January 1	134	40	174	123	52	175
Number of stores opened	3	2	5	1	4	5
Number of stores closed	8	1	9	7	3	10
Number of stores as of March 31	129	41	170	117	53	170

	FY2010			FY2009
Nine-month Period	Corporate Stores	Non- corporate Stores	Total	Corporate Stores	Non- corporate Stores	Total
Number of stores as of July 1	127	53	180	106	47	153
Number of stores opened	37	12	49	35	20	55
Number of stores closed	35	24	59	24	14	38
Number of stores as of March 31	129	41	170	117	53	170

Cost of Goods Sold and Gross Margin

Cost of goods sold was $2,722,007 for the three months ended March 31, 2010 as compared to $4,445,533 for the three months ended March 31, 2009, a decrease of 38.8% while the gross margin increased from 30.4% to 61.6%. Cost of goods sold at corporate stores declined 41.0% in spite of increase in sales at corporate stores mainly because of better than expected revenue recovered from the liquidation of 2007 and 2008 products through warehouse clearance sales during the Chinese New Year. Higher amount of provision had been accrued for those goods in prior periods, resulting in higher margin from the liquidation. Cost of goods sold to non-corporate stores decreased 14.8% as compared to the three months ended March 31, 2009, which is in line with the change in sales at non-corporate stores.  The gross margin from sales at non-corporate stores remained stable as compared to the same period in FY2009.

Cost of goods sold was $10,087,510 for the nine months ended March 31, 2010 as compared to $9,819,833 for the nine months ended March 31, 2009, an increase of 2.7% while the gross margin increased from 44.2% to 49.4%. Cost of goods sold at corporate stores declined 2.7% in spite of increase in sales at corporate stores mainly because of better than expected revenue recovered from the liquidation of 2007 and 2008 products through a series of warehouse sales between December 2009 and March, 2010. Higher amount of provision had been accrued for those goods in prior periods. Cost of goods sold to non-corporate stores increased 57.7% as compared to the nine months ended March 31, 2009, higher than the increase in sales at non-corporate stores mainly because the Company offered significant discount on 2007 and 2008 inventory to non-corporate store owners for cash purchase, which reduced the gross margin from sales at non-corporate stores from 50.2% to 35.1% for the same period in FY2009.

Warehouse sales are an integral part of the Company’s newly established muti-tier sale system and will be held seasonally going forward. For the nine months ended March 31, 2010, the Company has held two warehouse sales from December 1, 2009 to February 12, 2010 and from March 5 to March 28, 2010.  Based on the result of these warehouse sales, the Company does not expect its profit margin to return to historical level as the Company plans to periodically hold the warehouse sales going forward. The Company also does not expect its profit margin to stay at the current level because the current higher-than-normal profit margin was due to the benefit from the one time reversal of the write-down as a result of the successful warehouse sales. Currently, the Company does not have enough historical data to predict its future profit margin, but as the new system roll out successfully, the Company will improve its ability to estimate inventory mark-downs. The Company expects future profit margin to stabilize between the historical margin and the current margin. The Company has revised the registration statement accordingly.

Selling, General and Administrative Expenses.

Selling, general and administrative expenses consist of store rent, agency fees, maintenance and new store opening expenses, freight, advertising and marketing costs, office rent and expenses, costs associated with store staff and support personnel who manage our business activities, and professional and legal fees paid to third parties.

For the three months ended March 31, 2010, the Company incurred selling, general and administrative expenses of $3,516,372, an increase of 15.6% as compared to $3,041,342 for the same period ended March 31, 2009.

Our general and administrative expenses increased 419.3% as compared to the same period last year mainly because of additional bad debt allowance provided for the increase in the balance of accounts receivable. The Company in general has arranged 60-day collection terms with shopping malls if not otherwise specified. For the three and nine months ended March 31, 2009, no bad debt allowance was provided, because the total amount overdue by 30 days (aged more than 90 days) was not material. As of June 30, 2009, we saw some increase in the overdue amount and to be prudent, $176,803 was provided as allowance for doubtful accounts, about 5% of the total accounts receivable balance as of June 30, 2009. As of December 31, 2009, we further accrued $99,901 allowance for the increase in accounts receivable balances. The bad debt allowance balance was $276,704 as of December 31, 2009 and continued to be around 5% of the total accounts receivable balance. Despite most of our accounts receivable balances being current (within 60 days), we have seen an increase in the percentage of balance aged more than 90 days. The majority of the increase was due from parties, to whom we also owed agency fees. We are trying to reach agreements with those parties to offset the balances. Expect for this amount, we have provided full allowance for the remainder. For the three months ended March 31, 2010, the additional allowance provided was $411,196 and $511,097 for the nine months ended March 31, 2010. The balance of bad debt allowance was $687,900, representing 13% of the total accounts receivable balance as of March 31, 2010. The Company was founded not long ago and had a short operation history. In view of the rapid expansion of our business since inception, we believe that we have been very prudent in providing sufficient allowance for ageing accounts receivable balances although we have never had any actual bad debt losses so far.

We incurred selling expenses of $3,030,093 for the three months ended March 31, 2010, an increase of 2.8% as compared to $2,947,694 for the three months ended March 31, 2009. Of all the selling expenses, store rent in the amount of $1,306,098 constituted 43.1% and increased 4.0% compared to the same period last year due to increase in corporate store sales. Agency fees constituted 26.4% of total selling expenses for the period and increased 39.9% when compared to the same period last year. The increase was mainly due to the increase in sales. In addition, starting first quarter of FY2010, the agency fee the Company paid will cover the store staff salary in the region, which also contributed to the increase in agency fees. The arrangement shifts the management responsibility of the store staff to the local agents, who will hire and train the store staff and set up appropriate incentive plans on a performance basis for them. As a result, salaries and benefits, which constituted 13.1% of total selling expenses for the period, decreased 24.1% as compared to the same period in FY2009. Other selling expenses constituted 17.5% of total selling expenses, of which $226,953 was spent on store promotion and $210,429 was spent on new store opening / build-out and existing stores’ maintenance / decoration. The rest of other selling expenses included utilities, phone, supplies and mall maintenance charges for opened stores.

Other Expenses

We had the same interest-bearing loans for the three and nine months ended March 31, 2010 and 2009, therefore, interest expense for the three and nine months ended March 31, 2010 amounted to $30,861 and $93,009 as compared to $31,008 and $93,016 for the same periods in FY2009.

Provision for Income Taxes

The Company did not have any provision for income taxes for the three months and nine months ended March 31, 2010 due to the net operating loss carry forward, for which the Company has set up 100% valuation allowance, because it is more likely than not that some portion of the deferred tax asset will not be realized.

Net Income / Loss

We had net income of $816,002 and net loss of $92,745 for the three and nine months ended March 31, 2010 as compared to net loss of $1,127,166 and $757,606 for the three and nine months ended March 31, 2009. Our net margin improved mainly because of better-than-expected revenue recovered from the liquidation of the inventory of prior seasons as well as better managed inventory level through the newly established tiered system and growth of stores in a more measured manner. Besides, as we cover most of our target regions, future increase in regional agents’ fees will start to align with sales increase.

Comparison of Years Ended June 30, 2009 and 2008

In the fiscal year of 2009, we continued to focus on implementing our strategy of building a design and marketing workforce, and an independent distributor and retail store sales network to design, develop market and distribute Baby Fox brands product line. We had 180 stores open as of June 30, 2009 including 127 corporate stores and 53 non-corporate stores, as compared to 153 stores as of June 30, 2008, of which 106 are corporate stores and 47 non-corporate. During the fiscal year of 2009, we opened 50 new corporate stores and closed 29 corporate stores. We also opened 23 new non-corporate stores and closed 17 non-corporate stores. We closed 7 corporate stores and 7 non-corporate stores during 2008. The reason for more stores being closed during fiscal 2009 is, after rapid store growth during the first two years in business, we formally adopted the Class A and B stores system to better match price and product demand by different target market segments, a Class A store that does not meet our sales expectation will first be downgraded to Class B store which are being used to provide discounted merchandise that did not sell well during the season at Class A stores. When the lease with mall operator expires, we will evaluate again and if a Class B store’s sales performance still doesn’t improve, we will close the store instead of renewing the lease. During fiscal 2009, many of our leases with malls expired and after evaluations, we decided not to renew leases for some of the Class B stores that kept missing expected sales performance. We will continue to employ the Class A & B store system in future and keep monitoring individual store performance for downgrading or closure decision in order to improve our overall store sales performance.

Sales. Our sales are generated from sales of products to end customers in our corporate stores and sales to non-corporate store owners. For the year ended June 30, 2009 as compared to the year ended June 30, 2008, the Company generated revenues of $24,272,432 and $15,055,727, respectively, reflecting an increase of 61.2%, of which approximately 51.5% is attributable to increased sales, with the rest being due to the exchange rate effect of appreciating RMB against USD. Excluding currency rate effect, sales at corporate stores increased 43.6% and sales to non-corporate stores increased 130.9% as compared to the year ended June 30, 2008. The increase in sales revenue is due to increased sales at existing stores as well as new stores being opened during this period. For the year ended June 30, 2009, sales at corporate stores contributed 86.2% of total sales, while sales to non-corporate stores contributed 13.8%, for the same period last year sales at corporate and non-corporate stores contributed 91.0% and 9.0% of total sales, respectively.

The following table shows increase in our sales at existing stores, increase in sales due to stores opened during the year ended June 30, 2009, and the effect of change in rate used for the currency conversion in 2009 and 2008.
	Total Sales	Corporate Stores	Non-Corporate Stores
Increased sales at existing stores	$1,359,543	$26,902	$1,332,641
Sales at new stores opened in FY2009	6,893,832	6,332,243	561,589
Effect of currency conversion	963,330	876,306	87,024
Total increase in sales	$9,216,705	$7,235,451	$1,981,254

Comparable Store Sales The percentage change in comparable store sales by brand and region and for total Company for the six months ended December 31, 2009 as compared to the same period in 2008 are as follows:

Change in Average Store Sales
Corporate stores	(30)%
Non-corporate stores	126%

A store is included in comparable store sales (“Comp”) when it has been open for at least twelve months and the square footage has not materially changed within the period. A store is included in Comp on the first day it has comparable prior year sales. Stores in which square footage has changed by 15 percent or more as a result of a remodel, expansion, or reduction are excluded from Comp until the first day they have comparable prior period sales.

A store is considered non-comparable (“Non-comp”) when it has been open for less than twelve months or it has changed its square footage materially within the period.

A store is considered “Closed” if it is temporarily closed for 15 or more full consecutive days or is permanently closed. When a temporarily closed store reopens, the store will be placed in the Comp/Non-comp status it was in prior to its closure. If a store was in Closed status for 15 or more days in the prior year then the store will be in Non-comp status for the same days in the following year.

Sales per average square foot is as follows:
	FY2009	FY2008
Sales per average square foot (1)	$123	$97

(1)     Sales per average square foot is calculated based on the total sales divided by the average total store area of stores in existence throughout the period

Cost of Goods Sold. Cost of goods sold was $17,372,064 for the year ended June 30, 2009 as compared to $10,048,681 for the year ended June 30, 2008, an increase of 72.9%, of which approximately 10.4% is due to exchange rate effect. Excluding exchange rate effect, cost of goods sold at corporate stores increased 56.7% and cost of goods sold to non-corporate stores increased 140.0% as compared to the year ended June 30, 2008. The increases in cost of goods sold are because of increased sales both at the existing corporate and non-corporate stores and due to more stores being opened during this period as well as increased inventory markdown during this period.

Gross Profit. Our gross profit is equal to the difference between our sales revenue and cost of goods sold. Gross profit was $6,900,368 for the year ended June 30, 2009 as compared to $5,007,046 for the year ended June 30, 2008, representing gross margin of approximately 28.4% and 33.3%, respectively. The 37.8% increase in gross profit is due to increased sales, contributing 29.5%, with the rest being due to appreciating RMB against USD. The gross profits increased less than revenue increase in percentage term as compared to last period because of lower gross margin for current period. Our gross margins at both corporate and non-corporate stores decreased from last period for 6.2% and 2.0%, respectively. In fiscal year 2009, we took significant markdown on our inventory products, especially for ’07 and ’08 seasons, totaling approximately 49% of inventory cost, while in fiscal 2008 this percentage stood at 10%. Fiscal 2007 and 2008 are the first two years since our business’ inception and we experienced rapid growth in both sales and inventory buildup. We don’t expect such significant markdown of inventory will continue into future as we better manage our inventory level through more experiences and grow stores in a measured manner, respond to fashion trends more quickly and employ the Class A and B store system to better match price and product demand by different target market segments.

Selling, General and Administrative Expenses. Selling, general and administrative expenses consist of store rent, agency fees, maintenance and new store opening expenses, freight, advertising and marketing costs, office rent and expenses, costs associated with store staff and support personnel who manage our business activities, and professional and legal fees paid to third parties. The company incurred selling, general and administrative expenses of $11,258,984 for the year ended June 30, 2009, an increase of 74.8% (64.2% after excluding exchange rate effect), as compared to $6,442,799 for the year ended June 30, 2008. While our general and administrative expenses decreased 16.5% as compared to the same period last year because of consulting fee paid in FY08 for OTC.BB listing, we incurred selling expenses of $10,839,079 for the year ended June 30, 2009, an increase of 82.5% (71.5% after excluding exchange rate effect), as compared to $5,940,035 for the year ended June 30, 2008. Of all the selling expenses, store rent in the amount of $4,496,528 constituted 41.5% and increased 63.2% compared to the same period last year, which is in line with our sales increase. The increase is primarily because of more stores being open this period and many of our stores’ rent based on percentage of sales. We expect the store rent will continue to increase as our sales revenue increases. Salaries and benefits, constituting 16.8% of total selling expenses for the period, increased 70.0% as compared to the same period last year. Many of our store staff have incentive compensation based on sales and we increased sales and had more stores open this period. Other selling expenses totaling $2,144,589 constituted 19.8% of total selling expenses and increased 62.4% from the same period last year, of which $457,080 and $302,404 were spent on new store opening / build-out and existing stores’ maintenance / decoration, respectively. The rest of other selling expenses included utilities, phone, supplies and mall maintenance charges for opened stores. We expect such expense will continue to increase as we open more corporate stores in future.

Agency fees constituted 18.9% of total selling expenses for the period and increased 198.4% when compared to the same period last year. As we expanded to more regions, we contracted more local expertise as our regional agents and their compensation are based on percentage of sales in the region, averaging $170,000 per month for the twelve months ended June 30, 2009. For the same period last year, we were in the exploration stage of the agency mechanism of selling and marketing and only incurred $686,685 in agency fee, 11.6% of total selling expenses for the period. As we have contracted sales agents that cover most of our target regions, future increase in such expense will mostly come from commission due to increased sales in each region, i.e. will be more in line with sales increase. The aforementioned four accounts constituted over 96.9% of our total selling expenses for current period and accounted for most of the increase in selling expenses from the same period last year.

Other Income (Expenses). Interest expense for the year ended June 30, 2009 increased to $124,013 from $23,682 for the year ended June 30, 2008 as a result of two loans entered into in the second half of 2008.

Provision for Income Taxes. Provision for income taxes amounted to zero for periods ended June 30, 2009 and 2008 because we incurred net loss for both periods.

Net Loss. We had net loss of $4,482,629 for the year ended June 30, 2009 as compared to net loss of $1,459,435 for the year ended June 30, 2008, an increase of 207%. The increase in net loss is primarily attributable to the significant inventory markdown we took in this period on products of ’07 and ’08 seasons totaling 49% of our inventory cost, higher selling expenses especially regional agent fees and increase of interest expenses. For the reasons, our net margin decreased from -9.7% for the period ended June 30, 2008 to -18.5% for the period ended June 30, 2009. We expect our net margin will improve as we better manage our inventory level through more experiences and grow stores in a more measured manner, and as we cover most of our target regions so future increase in regional agents’ fees will be commensurate with sales increase. However, discount and clearance sales we may offer from time to time due to various external and internal factors such as market demand, fashion trend, design out of season could have a detrimental effect on our margin.

Liquidity and Capital Resources

As of March 31, 2010, we had cash and cash equivalents of $256,797 and negative working capital of $6,137,355. The following table provides detailed information about our net cash flows for financial statement periods presented in this Form S-1:

Cash Flow	Nine Months Ended		Year Ended
	March 31,		June 30,
	(unaudited)
	2010	2009	2009	2008

Net cash provided by (used in) operating activities	$(787,106)	$223,494	$303,253	$(1,152,131)
Net cash used in investing activities	(10,085)	(26,393)	(26,828)	(837,883)
Net cash provided by (used in) financing activities	741,629	(76,673)	(74,502)	1,825,199
Effect of foreign currency translation on cash and cash equivalents	(38)	(126)	334	(46,924)
Net increase (decrease) in cash and cash equivalent	$(55,600)	$120,302	$202,257	$(211,739)

Principal demands for liquidity are for expansion and opening new stores, working capital and general corporate purposes.

Comparison of Nine Months Ended March 31, 2010 and 2009

Net Cash Provided by (used in) Operating Activities. Net cash used in operating activities totaled $787,106 for the nine months ended March 31, 2010 as compared to net cash provided by operating activities of $223,494 for the nine months ended March 31, 2009. The decrease in net cash from operating activities was primarily due to the settlement of accounts payable to third party suppliers as the Company shifted all the purchases from third party suppliers to a related party supplier. Besides, due to better inventory management and control of store expansion, total purchase declined in the first three months of 2010, resulting in slower growth of accounts payable to affiliated company. Impact of decline of accounts payable balances on the operating cash flow was partially offset by reduction in net loss and inventory balance as a result of our efforts to clear 2007 and 2008 inventories. We expect our cash flow from operating activities to improve as we continue to improve inventory management.

Our account receivable increased from $3,261,343 at June 30, 2009 to $4,563,722 at March 31, 2010 mainly due to business expansion and sales increase, which exerted the impact in two ways. On the one hand, sales increase contributed to the larger amount outstanding accounts receivable to be collected from shopping malls, with which we generally have established 60-day collection terms. On the other hand, sales increase led to additional agency fees payable to agents, which is accrued based on store sales. Some of those agents are, at the same time, shopping mall operators that owe us the retail sales proceeds. As of March 31, 2010, we have identified over $1 million accounts receivable that can be offset against the agent fees payable. We are trying to reach agreements with those counterparties for this matter. In view of the rapid expansion of our business since inception, the Company has put in place a very rigorous view process of outstanding accounts receivable balances. As of March 31, 2010, we have $1,588,258 in accounts receivable aged in excess of 60 days, among which $1,432,314 was aged over 90 days for the nine months ended March 31, 2010 compared to $720,206 in excess of 60 days including $274,238 over 90 days for the same period last year. It is the Company’s policy to provide full allowance for any account receivable balance aged over 90 days, excluding those accounts that can be offset against the agent fees payable. For the nine months ended March 31, 2010, an allowance in the amount of $511,097 has been provided for account receivable balance aged over 90 days, which represents the full balance of the Company’s account receivable aged 90 days that cannot be offset with the agent fees. As a result allowance for doubtful accounts increased from $176,803 as of June 30, 2009 to $687,900 as of March 31, 2010. The amount of account receivable aged between 60 days and 90 days as of March 31, 2010 was only $155,944 and were subsequently settled, therefore no bad debt allowance was accrued. We believe that we have been very prudent and have provided sufficient allowance for ageing accounts receivable balances although we have never had any actual bad debt losses so far.

Net Cash Used in Investing Activities.  Net cash used in investing activities was $10,085 for the nine months ended March 31, 2010 and $26,393 for the same period last year.

Net Cash Provided by (used in) Financing Activities. Net cash provided by financing activities totaled $741,629 for the nine months ended March 31, 2010, mainly representing the long-term loan of RMB5,000,000 we borrowed on July 22, 2009. The loan is due on January 31, 2011. During the nine months ended March 31, 2009, net cash used in financing activities to pay down some short-term loan totaled $76,673.

Cash.  As of March 31, 2010, we had cash of $256,797, as compared to $230,443 as of March 31, 2009. Cash used in operating activities increased significantly as compared to the same period last year, which was partially offset by cash provided by financing activities during current period, resulting in net total cash outflow for the nine months ended March 31, 2010 comparing to net total cash inflow for the same period last year.

Comparison of Years Ended June 30, 2009 and 2008

Net Cash Provided by (used in) Operating Activities. Net cash provided by operating activities totaled $303,253 for the year ended June 30, 2009 as compared to net cash used in operating activities of $1,152,131 for the year ended June 30, 2008. The increase in net cash from operating activities was primarily due to decreases in ending inventory and advance to vendors, and increases in accrued expenses as well as payables to affiliated company as compare to the same period last year, partially offset by increase in accounts receivable and changes in accounts payable as well as decrease in deposit payable. Specifically, for the year ended June 30, 2009, we took significant non-cash markdown of our inventory, especially for ’07 and ’08 season products, totaling $5,524,159 or approximately 49% of ending inventory value, while in fiscal 2008 this percentage was 10%. Advance to vendors decreased because we have been building good business relationship with our suppliers since inception and they now require less advance payment for our purchases. Increase in accrued expenses were mostly due to agency fees and interests accrued but not yet paid, we had not formally adopted the agency system of marketing and selling for the same period last year and we entered into two loans in the second half of 2008. Payables to affiliated company Changzhou CTS increased significantly in 2009 because we have better payment terms with Changzhou CTS and we purchased approximately 78% of our merchandise from Changzhou CTS this year, this percentage stood at 46% for the same period last year. For the same reason, our purchases and change in accounts payables to other vendors decreased for current period. Balance of accounts receivable increased at end of current period as compared to fiscal year ended June 30, 2008, this is in line with our increased sales.

Customer deposits and advances, which had a balance of $1,518,981 at end of the period ($1,890,937 as of June 30, 2008), consists of customer advances and deposits payable. Customer advances, which had a balance of $594,262 at end of the period, is the minimum balance a non-corporate store must maintain in our account at all time before we accept any orders from him. As our business relationship with non-corporate store owners evolve and customers build credit with us, this minimum balance requirement will be decreased or even eliminated. Deposits payable, with a balance of $924,719 on June 30, 2009, consist of two parts: security deposit with a balance of $791,380 which a non-corporate store deposits with us when signed up with Baby Fox and will be returned to the store owner when the contract expires, and purchase deposit with a balance of $133,339 which a non-corporate store makes to us when placing a purchase order and will be applied to total purchase price when the order is executed. Increase of security deposit depends on the pace we sign up new non-corporate stores (net) and we now require less deposit than before. Purchase deposit will depend on orders non-corporate stores place with us each reporting period and how fast the orders will be executed thus can vary from period to period. The trend will be decreasing purchase deposit required from same non-corporate stores as they establish credit with us.

We expect our cash flow from operating activities to improve as we exercise better management of inventories based on increasing experience and strengthen our efforts to negotiate better terms with our suppliers and customers.

Net Cash Used in Investing Activities.  Net cash used in investing activities was $26,828 for the year ended June 30, 2009 and $837,883 for the year ended June 30, 2008.

Net Cash Provided by (Used in) Financing Activities. Net cash used in financing activities totaled $74,502 for the year ended June 30, 2009. The cash was used to pay down some related party loans, the balance of which stood at $23,490 as of June 30, 2009. During the period ended June 30, 2008, we borrowed from our shareholders for $894,648 and entered into a long-term loan with an unrelated party for $831,915.

Cash.  As of June 30, 2009, we had cash of $312,397, as compared to $110,140 as of June 30, 2008. Cash provided by operating activities increased significantly as compared to the same period last year, which was partially offset by cash used in investing and financing activities during current period, resulting in higher ending cash balance comparing to the same period last year.

As of March 31, 2010, the Company’s current liabilities exceeded its current assets by $6,137,355 and the Company’s total liabilities exceeded its total assets by $6,661,929. The Company generated a net loss for the nine months ended March 31, 2010 and the Company’s cash position on March 31, 2010 was $256,797. Our auditor has expressed their concern as to our ability to continue as a going concern in the audit opinion of our financial statements for the year ended June 30, 2009.

We believe that we can satisfy our cash requirements during the next 12 months through reduction of expenses associated with retail store openings, better management of our inventory and realization of our accounts receivables. We have experienced a rapid growth in both sales and store numbers since 2008. The Company has adjusted its strategy to slow down the new store openings and focus on digesting inventory of past seasons and improving revenue and margin from existing stores in the fiscal year 2010. The Company has successfully established tiered inventory digesting structure through Class A stores, Class B stores and warehouse sales. Class A stores sell current season products at full price, Class B stores sell one-year-old products at a 30-50% discount while warehouse sales digest products aged more than one year at a 80-90% discount. Class A stores are expected to sell 70% of products of each season with the rest sold through Class B stores and warehouse sales. The tiered structure would ensure that most, if not all of the inventory can be digested with in 24 months after production. The Company held a series of large warehouse sales and cleared the entire 2007 inventory and realized around 66% of the 2008 inventory and generated around $1 million in cash. Additional warehouse sales scheduled in the second half of 2010 are expected to generate around $1 million and sales from Class A and Class B stores are expected to be around $20 million. We believe that cash generated from the stores and warehouse sales in the next 12 months will be sufficient to cover inventory purchases and SG&A expenses of around $17.5 million. In concurrent with the establishment of tiered inventory digesting structure to increase sales and liquidate the inventory in a timely fashion, the Company also strives to encourage cash purchase from non-corporate store owners, settle long-aged account balances and maintain the realization of new accounts receivable from shopping malls within 60 days.

Our accounts payable are mainly due to our related party which we have negotiated and have established a favorable six-month payment term with additional extension if the payment would materially impact the Company’s liquidity profile. This policy will effectively prevent further deterioration of the Company’s cash position.

The Company has successfully amended its loan due in March and extended the term. The Company is in the process of working with another lender to extend the terms of the loan due in June of 2010.

In addition, the Company believes it can meet its liquidity requirements for working capital and general corporate purposes during the 2010 fiscal year from a variety of other sources. These sources include renewal of outstanding debts when due, new short or long-term borrowings from both related and unrelated parties and financial institutions, and future equity financings although there is no assurance that additional financings, whether debt or equity, will be available.

Loan Facilities

As of March 31, 2010, we had $810,160 in long-term debts. The long-term debts consisted of the following:

	March 31, 2010	June 30, 2009
Amount borrowed from shareholder, bearing interest at 5% per annum and due February 17, 2013	$810,160	$810,160
Amount borrowed from an unrelated party, bearing interest at 10% per annum and due June 16, 2010	835,006	835,050
Amount borrowed from Changzhou Tianfa, bearing zero interest and due January 31, 2011	732,461	-
Subtotal	2,377,627	1,645,210
Less: current portion	1,567,467	835,050
Total	$810,160	$810,160

Long-term debts mature as follows:
Fiscal year ended June 30,
2010	$835,006
2011	732,461
2013	810,160

Total interest expense on loans amounted to $93,009 for the nine months ended March 31, 2010 and $124,013 for the fiscal year ended June 30, 2009.

Obligations Under Material Contracts

Below is a table setting forth our contractual obligations as of March 31, 2010:

		Payment due in year ended June 30,
	Total	2010	2011	2012	Thereafter
Long term debt obligations (including current portion)	$2,377,627	$835,006	$732,461	$-	$810,160
Operating lease obligations	976,274	345,466	608,843	8,786	13,179
Purchase obligations	-	-	-	-	-
Total	$3,353,901	$1,180,472	$1,341,304	$8,786	$823,339

Seasonality

Since we are in fashion clothing retail industry, store traffic is usually heavier at calendar year end’s shopping season and various public holidays in China throughout the year, especially the Chinese spring festival which usually falls in February, the Labor Day holidays around May 1st and National Day holidays during the week around October 1st.

Critical Accounting Policies and Estimates

The accompanying consolidated financial statements include the financial statements of Baby Fox International and its wholly owned subsidiary Shanghai Baby Fox. All significant inter-company transactions and balances have been eliminated in consolidation. Baby Fox International, its subsidiary Shanghai Baby Fox together are referred to as the Company.

Our management's discussion and analysis of our financial condition and results of operations are based on the consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these financial statements requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements as well as the reported net sales and expenses during the reporting periods. On an ongoing basis, we evaluate our estimates and assumptions. We base our estimates on historical experience and on various other factors that we believe are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

While our significant accounting policies are more fully described in Note 1 to our consolidated financial statements included , we believe that the following accounting policies are the most critical to aid you in fully understanding and evaluating this management discussion and analysis:

Revenue Recognition and Return Policy. Our revenues are generated from sales at our company-owned retail stores and from sales of merchandise to licensed non-corporate owned stores. Revenues from sales at company owned retail stores are recognized when the ultimate customer purchases the merchandise in the store and pays for it at the cash register.  Customers have the right to return merchandise for credit, exchange or refunds according to department stores’ policy for up to fourteen days after purchase. The return policy is set by corporate headquarters and consistent among all our corporate stores. Period allowed for return is short (two weeks) and based on historical experience, actual returns by end consumers have been rare and immaterial across all retail stores. Management will keep monitoring returns by end consumers at our corporate stores as we open more stores each period.

Revenues from sales to licensed non-corporate stores are recognized at the date of shipment to the non-corporate stores when a formal arrangement exists, the price is fixed or determinable, and no other significant obligations of the Company exist and collectability is reasonably assured.  According to the contract, non-corporate stores have the right to return defected merchandise within ten days of receipt. Return of unsold merchandise for current style is determined by our headquarters and full cooperation from non-corporate stores is required.  Reserves are established to reflect actual and anticipated returns of defected and unsold merchandise based on historical information. Currently we estimate returns to be 20% of our sales to non-corporate stores and relevant reserves have been made accordingly each reporting period. Since fashion clothing is trending towards shorter product life cycle and return period we allow for non-corporate stores are relatively long, current reserve already take into the effect of introducing new products on expected return of previous products. The return reserve based on this percentage of sales has been consistent with actual returns in our operating history. As we continue to open more non-corporate stores, we will closely monitor returns for existing and new stores and adjust reserve for returns if necessary. We do not offer early payment discounts, incentive discounts based on volume or credit for products that do not sell well at non-corporate stores. Shipping and handling of merchandise sold to non-corporate stores is not separately billed to customers or paid directly by the customer.

Store Opening Expenses. Due to the short initial term of the leases with mall operators and the cancellation provisions contained in the store leases, the cost of leasehold improvements and store fixtures are charged to expense as incurred. The cost of leasehold improvements and store fixtures averaging $21,750 are charged to expense as incurred. The effect of store openings could potentially reduce our reported net income in the period of store openings.

Inventories. Inventories, consisting of finished goods and accessories, are valued at the lower of cost as determined by the average cost or market. Cost includes all expenditures incurred in bringing the goods to the point of sale and putting them in a saleable condition, Due to the high style nature of the Company’s merchandise, slow moving, out of season and broken style merchandise is sometimes sold at warehouse sales below cost.  Reserves are created to reduce the carrying value of these items to market value.

The company maintains a perpetual inventory and sales report, by store location. This is updated daily based upon shipping and sales reports. A weekly review is made by the merchandising group and management to identify slow moving merchandise. Merchandise, which is slow moving during the first month at a store is reported to the head office, and is sometimes moved to other stores, due to varying style demand in the diverse markets in China. Unsold merchandise is then marked down, and if not sold within 90 days of receipt, it is shipped back to the warehouse. The company then has periodic discount warehouse sales and uses certain liquidators.

The company values inventory at the lower of cost or market, and maintains a reserve for inventory markdowns. This encompasses current goods held for liquidation and markdown, and application of historical percentages of current inventory which is anticipated to be marked down and /or liquidated. Currently this percentage stands at 49% of ending inventory level based on historical experience and current goods held for liquidation, and reserves are made accordingly at each reporting period. The company periodically adjusts the percentage based on a review of changing ratios and the percentage of selling prices recovered through liquidation.

Off Balance Sheet Treatment for Store Opening and Rent Expenses

Because mall operators can terminate our leases any time and have no obligation for renewal of our leases, we did not capitalize our leasehold improvements and store fixtures.

BUSINESS

China’s Economy and its Apparel Industry

Within the next three decades, China's population is estimated to increase by another 260 million. China's current population is approximately 1.3 billion and the UN Population Division estimates that China's population will increase to 1.5 billion by 2025.

With the rapid growth of China’s economy and urbanization across the region, consumer trends and preferences are quickly evolving. Chinese consumers, especially urban citizens, are purchasing more apparel goods than before. China is undergoing an astonishing socioeconomic transformation from agriculture to industry and from a rural society to an urbanized one. The economic benefits are enormous as some 400 million people have left the ranks of the impoverished since the early 1980s. China’s GDP reached 4,326 billion dollars or 6.98% of the world economy, according to the World Bank in the first quarter of 2010 which represented a growth rate of 11.9%, while the annual GDP growth rate is 8.58% for 2009 and 9.13% in 2008. The World Bank reports that China’s GDP grew 6.2% in first quarter of 2009, 7.9% in the second quarter of 2009 followed by 9.1%% in the third quarter and 10.7% for the last quarter of 2009. This quarterly rise in the GDP growth rate indicated the bottoming out of the Chinese economy following the global financial crisis. (Source: http://www.tradingeconomics.com/Economics/GDP-Growth.aspx?Symbol=CNY#ixzz0qPX3q6Cx)

Since we sell our products exclusively in the Chinese domestic market, we do not expect the downturn in the global economy to have significant effects on our business.

Following the announcement of the 4 trillion Yuan (approximately $588 billion in USD) stimulus plan in November 2008, the Chinese government has published and is considering a series of packages to boost the economy, especially, the support plans for ten key industries, that have been heavily hurt by the global recession, including Auto & Steel, textile, equipment manufacturing, non-ferrous metal, petrochemical, shipbuilding, electronics & Information, logistics and light industries. These concentrated policy initiatives aim at boosting investment and domestic consumption and help China’s economy to recover faster from the current global economic crisis. Those policies have played a critical role to mitigate the impact of a global recession and quickly turned around China’s economy.

According to Li & Fund Research Center’s Report “China Distribution & Trading” (Issue 66, June 1010) and Li & Fung report “China Trade Quarterly - Domestic and Foreign” (May 2010 Issue 18), China’s total retail sales of consumer goods reached 12,534.3 billion yuan in 2009 (approximately 1,850.6 billon USD), the growth was 16.9% year-over-year.  Total retail sales of consumer goods reached 3,637.4 billion yuan (approximately 537 billion USD) in the first quarter in 2010, up 17.9% compared with the first quarter in 2009.

China embraces one of the most promising apparel markets in the world. According to Li & Fung Research Center’s most recent report available, China’s apparel market is listed after Brazil as the second-most attractive among emerging economies. Li & Fung Research Center’s research report “Latest Developments of China’s Apparel Market,” (Issue Number 15 in December 2009), shows that China’s apparel market had experienced significant growth over the past years, though growth pace slows down a bit after the global financial crisis. The total retail value of clothing, shoes, hats and textiles in 2009 grew 18.8% year-over-year. In the first quarter in 2010, Clothing, shoes, hats and textiles grew 23.9%. The growth rate in 2008 was 24.8%. Apparel retail sales begin to regain its momentum since the second half of 2009 and first quarter in 2010. China’s consumers, in general, have remained optimistic about the economic prospects. The consumer confidence index improved from 103.9 in Dec 2009 to 104.7 in Jan 2010, and then dropped slightly to 104.2 in February.”

The Company

Baby Fox International, Inc. is a Nevada corporation organized on August 13, 2007, and its wholly owned China-based subsidiary Shanghai Baby Fox Fashion Co., Ltd. (“Shanghai Baby Fox”) was originally founded by our board director, Fengling Wang, under Chinese law in March of 2006. On September 20, 2007, we entered into an Equity Share Acquisition Agreement with Fengling Wang in which we purchased 100% of the equity shares of Shanghai Baby Fox in exchange for RMB 5.72 million (approximately US$806,608). The acquisition was consummated on November 26, 2007 when we received the Certificate of Approval from Shanghai Foreign Economic Relation & Trade Commission. This acquisition was deemed between entities under common control because at the time of the acquisition our controlling shareholder Mr, Hitoshi Yoshida was married to Ms. Fengling Wang who was the sole shareholder of Shanghai Baby Fox.

On January 18, 2008, we issued a total of 37,957,487 shares of our common stock, $.001 par value per share to Baby Fox Limited, a British Virgin Islands entity controlled by Hitoshi Yoshida, our former officer and director, as founder’s shares.  Hitoshi Yoshida is the sole shareholder of Baby Fox Limited. On May 6, 2008, Hitoshi Yoshida entered into option agreements with Jieping Huang, Linyin Wang, and Jieming Huang to purchase all of the shares of Baby Fox Limited until December 31, 2018.  Mr. Yoshida is the owner of 10,000 shares of the common stock of Baby Fox Limited which represents 100% of the issued and outstanding common stock. Subsequently, on June 17, 2010, Mr. Yoshida entered into rescission agreements with Jieming Huang, Jieping Huang, and Linyin Wang rescinding the stock option agreements. No options had been exercised by Jieming Huang, Jieping Huang, or Linyin Wang as of the effective date of the rescission agreements.

We are a growing specialty retailer, developer, and designer of fashionable, value-priced women’s apparel and accessories. Our products target women aged between 20 and 40. The “Baby Fox style” appeals to a modern, sexy, sophisticated, body-conscious woman who takes pride in her appearance. Shanghai Baby Fox was founded by our lead designer and board director, Fengling Wang, in March of 2006 and launched its first mall based retail store in July of 2006. Since opening up the first store, we have expanded our retail store. As of March 31, 2010, we have expanded to a total of 170 mall based stores (129 corporate, 41 non-corporate) located across more than 30 major cities within China, and is continuing its expansion.

We intend to apply for quoting of our common stock on the OTCBB, which we estimate will cost around $470,000. The breakdown of such costs is estimated as following:

Legal Counsel	$100,000
Auditor	$110,000
Other consultants	$260,000
Total:	$470,000

We estimate that to maintain a listing status it will cost us from $200,000 to $300,000 annually which will include legal, auditing and CFO salary expenses.

We will rely on professional services to carry out this plan, which includes, but is not limited to, a U.S. law firm with corporate and securities practice, a PCAOB registered auditor and some consultants. In addition, we also expect to employ a CFO who is familiar with US generally accepted accounting principles and the requirements related to public company listing. We already started searching for such a CFO but as of the date of this registration statement, we have not located such a CFO. We engaged the Crone Law Group as our legal counsel and Friedman LLP as our auditor.  We filed our initial registration statement on May 12, 2008, and will use our best efforts to work with our professional consultants until the registration statement is declared effective.

To be quoted on the OTCBB, we must engage a market maker to file an application for a trading symbol on our behalf to the Financial Industry Regulatory Authority (FINRA). The market maker will create a market for our common stock. This process can take between three (3) to six (6) months. We have not engaged a market maker to apply for quoting on the OTC Bulletin Board, but we plan to engage such a market maker after our registration statement is declared effective by SEC. Once our stock is quoted on the OTC Bulletin Board shareholders will have a market to liquidate their equity holdings as desired.

Competition

Women’s retail apparel is highly fragmented in China, offering excellent growth opportunities for well positioned brands. Baby Fox’s brand cache and style puts us ahead of larger mall stores, and the company views its competition as leading international brands entering the Chinese market and fast fashion forward domestic companies. Other specialty retailers currently active in China include foreign entrants Zara China, ELLE China, Esprit China, as well as domestic competitors Etam, Only, Elite, Fairy Fair, and Mokuba. The market opportunity is large and can support several competitors, however we believe our strong knowledge of local markets, domestic media contacts, and award winning design experience give the organization significant competitive advantages.

The Chinese fashion industry is trending towards shorter product life cycle and better designs and development. The ability to respond to instantaneous fashion trends is a key attribute to the success of an apparel industry.  Baby Fox is at the forefront of trends by having the unique ability to launch a garment from design to production, and finally to distribution in just weeks.  Product flexibility allows us to not become too vested in a single trend or line of products. Utilizing a fast product cycle will ensure Baby Fox a strong position in China’s apparel industry.

We view us as leading international brands entering the Chinese market and fast fashion forward domestic companies. Other specialty retailers currently active in China include foreign entrants Zara China, ELLE China, Esprit China, as well as domestic competitors Etam, Only, Elite, Fairy Fair, and Mokuba. The market opportunity is large and can support several competitors, however we believe our strong knowledge of local markets, strong media contacts, and award winning design experience give the organization significant competitive advantages.

Our business model and strategy is very similar to some of the leading U.S. specialty retailers, however, we are exclusively focused on serving the needs of China’s modern and sophisticated women. By utilizing a globally focused design team and local manufacturers, we quickly adapt to shifting market trends and fashions. In China, it is a common practice for stores to use multi-level agents. Conversely, we have adopted a flat management model that mirrors Western business models. This model accelerates store and customer feedback as our operations center deals directly with each store. This organizational structure along with enterprise resource planning (“ERP”) and point-of-sale (“POS”) systems allow us to maintain optimal inventories, pricing, customer service, and brand imaging across all stores. We believe our direct point-to-point “one-stop service” sales model allows us to maintain higher standards than many of its domestic peers.

Our business strategy combines several elements to create a merchandise assortment that appeals to the markets’ high-spending consumers; primarily women age 20 to 40. The principal elements of our business strategy include:

Active Style & Design Management : Extensive monitoring of global trends, market research and fast design development (concept to store floor in weeks)

Active Inventory Monitoring & Management : Outstanding supply-chain management, inventory monitoring & sales tracking capabilities

Broad Merchandise Assortment : Broad assortment allows for “one stop shopping” for new outfits; promoting mix and match design themes and accessories

Premium Brand Image : Building a differentiated and strong international brand image by using international models, designs, and stylish and sophisticated merchandise displays

Value Offering : High fashion and style at competitive or better prices than other mall-based specialty retailers

Customer Loyalty & Incentives : Numerous customer loyalty and rewards programs such as frequent purchaser discounts.

Target Customers

We have established our target market as female consumers’ between 18-40 years old. This draws strong foot traffic and a large base of consumers into our retail locations. Approximately 60% of our merchandise is geared towards the taste and fashions favored by women between 20-30 years old. In addition, we seek to fulfill the need of adolescents aged 18-24 with a more mature mindset, as well as people between age 30-40 who have a young mindset. About 40% of the products are designed and developed for these two groups of people. This not only attracts potential consumers and expands the horizon for profits, but also makes the brand promotion more flexible by analyzing the different needs of different psychological age groups.

The bulk of our frequent buyers are 25-35 year old women with moderate to affluent economic backgrounds. This age group is mostly comprised of white-collar workers and career women, who have high sensitivity for fashion, strong consumption ability and high updating rate per time unit (which means how many clothes they change during a time unit).

Our market survey indicated that our targeted customers have the following income profiles:

Monthly Income Level (US$)	as % of Total Customer Base
Below $300	8.6%
$300 to $600	46.2%
$600 to $1,200	32.7%
Above $1,200	12.5%
Total	100%

China Laws and Regulations

Under Chinese laws and regulations, an industry is considered a “key industry” if the acquisition of the industry by an foreign entity may have an impact on “national economic security” or result in a transfer of actual control of a domestic enterprise that owns a well-known trademark or historic Chinese brand name. The women's apparel industry is not considered as a “key industry” in China.  Accordingly, Chinese laws and regulations do not restrict foreign investment in China’s women apparel industry.

When we acquired Shanghai Baby Fox on September 20, 2007, we received the Certificate of Approval from Shanghai Foreign Economic Relation & Trade Commission and the approval from the SFAE Shanghai local branch.  The approvals gave us the permission to change our entity status from a domestic enterprise to a WFOE, and to continue our business in the women apparel industry in China as a WFOE without being subject to any restrictions.

Business Strategy

The elements of Baby Fox's business strategy combine to create a merchandise assortment that appeals to Chinese women 20-40 years old. Baby Fox provides stylish fashions at affordable prices, which ultimately distinguish them from their competitors. The core elements of our business strategy include the following:

Active Style & Design Management
Baby Fox adopts fashion brand management model of “fast in speed to market, less in quantity, more in design and style”, which keeps us focused on constantly developing new styles and designs. Baby Fox engages in extensive market research and analysis, actively monitors global fashion trends, quickly develops new designs, and works primarily with domestic vendors. All of these components result in relatively short lead times, with new designs from concept to store floors in weeks. Close relationships with domestic manufacturers and leading publications allows for quick production and promotion of trendy styles.

Active Inventory Monitoring & Management
Our quick “design to store floor” approach to managing the merchandise mix is helping it build the Baby Fox brand. Any product in a Baby Fox corporate owned store that is not sold in two to three weeks is either sent back to our headquarters or immediately discounted for clearance and popular items are restocked quickly. We rent a temporary 2,000 square meter space at our headquarters. Three times each year we conduct special discount sales to public to sell these returned products at an 80%- 90% discount. Similarly, non-corporate owned stores typically required to follow similar pricing strategies and inventory policies. This strategy is successful because of our IT system that supports their responsive supply-chain management.

Broad Merchandise Assortment
Baby Fox’s assortment of apparel and accessories are consistently updated to maintain style and appeal. Our merchandise includes ready-to-wear apparel such as knit and woven tops, dresses, shorts, pants and skirts, as well as accessories such as shoes, handbags and jewelry. This allows customers to create ensembles that are complemented by our color coordinated and fashion-forward accessory items. We consistently introduce new fashion merchandise into the stores and regularly update merchandise displays.

Premium Brand Image
Baby Fox is building a focused and differentiated brand image based on fashion nobility, attitude, value pricing and quality. This image is consistently communicated throughout our business; including merchandise assortments, in-store visual merchandising and marketing materials. For example, black and wine-red carpet, trendy clothes and decoration are sharp contrast to the ordinary storefronts of competing retailers. Baby Fox’s stores currently make strong use of the four colors: black, gold, red and green which are passionate, free and exceptional in elevating each store’s image and perceived level of sophistication. Baby Fox attracts fashionable women into its stores through its unique design, color scheme, and fashionable displays. The brand is largely geared towards metropolitan women who are in pursuit of uniquely trendy designs that are rich in individuality.

Value Offering

Baby Fox focuses on offering highly fashionable merchandise at prices that are competitive, or better than other mall-based specialty retailers. Baby Fox is able to create a perception of value among an expanding customer base by utilizing a variety of pricing techniques such as “buy two get one free” and “buy one get one free”. Rather than simply discounting merchandise Baby Fox’s sales strategy is to consistently bring in new fashions at strong price points, then discount them through offers that encourage and reward larger quantity purchases.

Customer Loyalty & Rewards

Baby Fox is also implementing many customer loyalty and rewards programs such as frequent purchaser discounts.

Design & Quality Control

Baby Fox uses computer aided design systems to develop patterns and production guidelines as part of its product development process. The design team tests sample garments before production to ensure patterns are accurate, stylish, and desirable. Baby Fox and its manufacturing partners adhere to strict quality control programs. Garments that do not pass inspection are immediately returned to manufacturers for rework. All of our merchandise is marketed under the Baby Fox brand name. Baby Fox designs and develops its merchandise in-house, which is manufactured to our specifications. The majority of Baby Fox’s merchandise is received, inspected, processed, warehoused and distributed through our distribution center based in the in the heart of the Changzhou fashion district in the Jiangsu Province.

Operations & Distributions Center

We lease a five story 30,139 square ft. distribution center, storage facilities, and operations center in Changzhou fashion district in the Jiangsu Province from its strategic partner and related company Changzhou CTS Fashion Co., Ltd. “CTS”. With its headquarters and distribution center in the center of the Jiangsu fashion district and in close proximity to its manufacturers, Baby Fox is able to continuously monitor quality control and easily collaborate with its key suppliers.

Baby Fox has a close strategic relationship with its primary manufacturer CTS which was originally co-founded by Baby Fox’s lead designer. CTS maintains a number of large industrial parks and nine large clothing manufacturing facilities in the Jiangsu Province. CTS’s nine production bases that produce coats, jeans wear, furs, jackets, coats, skirts, sweaters and other products specific to Baby Fox’s design specifications. Our strategic relationship with CTS allows Baby Fox flexibility in bringing its ever evolving range of designs and diversified styles quickly to the market.

Marketing & Branding

Our advertising and direct marketing initiatives have been developed to elevate brand awareness, increase customer acquisition and retention, and support key merchandising strategies. Our advertising promotes brand awareness and supports numerous product line expansion opportunities. For fiscal year 2010, we increased our marketing expenditures. A large portion of these expenditures will support the launch of our new marketing initiatives. We plan to build brand awareness through targeted advertising campaigns that focus specifically on our core customers.

From its inception, Baby Fox has been positioned in China as an international brand with Italian roots as the brand was originally trademarked in Italy. Foreign apparel brands from France, Italy, U.S, Japan, and the U.K have dominated the high-end fashion scene in China. As a foreign owned U.S. retailer with operations in China, Baby Fox has unique branding and operating advantages.

We have been able to build a strong international image in China by using multi-cultural and international models. We have been able to generate an enormous amount of free publicity through intelligent brand positioning and leveraging key media contacts. Baby Fox has ties to the fashion industry and leading women’s fashion magazines. Our latest lines are often featured in articles which generate substantial store traffic, and prove to be much more effective than traditional purchased advertising campaigns.

In addition to advertising we also rely on our agency marketing system to market our brand. We formally adopted agency marketing system since 2008. Regional agent is individual or trading company who we contract to have exclusive and nontransferable rights to sell and promote our products in designated areas such as a city or province. The contract term is usually for a year and renewable 60 days prior to expiration. The agent is selected from our target area and responsible for determining store locations within the area (contingent upon our approval), setting up our corporate stores in that area, hiring store staff, and managing all stores’ day to day operation in the area. The agent can not raise standard price of our products or offer discount without our approval nor can they sell products of other brand names in the stores. In return for their services, sales agent is paid a commission called agency fee equal to 13% of the stores’ sales revenue. As our regional agent is selected local expertise in sales and marketing in the area, such a marketing system helps us penetrate a target market more rapidly and provides proper incentive for the agent to increase our market share in that area.

Product Management

Overview

Baby Fox consistently maintains and strengthens its brand recognition by offering all of our modern and classical merchandise under its proprietary Baby Fox label. Our product offering includes a range of fashion separates, tops, dresses, and accessories for career, evening, and casual style. Baby Fox designs its clothes and colors with the goal of allowing items to be mixed and matched. This allows customers the interchangeability to present different styles for various occasions.

Design Approach

Baby Fox continuously updates its fashions and clothing designs to stay in sync with the latest fashion designs and trends from around the world. Our design concepts follow the market trend in Italy, France, Japan and China. This prevents any one business from dominating a specific design or style. This is what Baby Fox calls its “three-in-one” design concept as they use multiple designers to develop current fashions that can be mixed and matched. As a result of the joint effort, we are able to choose more than 1,500 from about 3,000 pieces of new designs every year to put into the stores.

Existing Product Lines

Every season Baby Fox strives to bring its customers unlimited surprises by offering fashionable evening wear, business suits, casual wear and accessories. Baby Fox offers its customers the latest fashions with exceptionally low prices. Baby Fox’s designs break free from traditional styles and bring out youth and passion. We are committed on providing exciting fashion options and constantly updating its product lines.

Casual Wear

One of Baby Fox’s most popular design categories is “Stylish Casual”, which is appropriate for Fridays in the office or the weekends. As people’s life styles change, the market for casual wear has great development potential. The market demand for casual wear is also increasing every year.

Evening Wear

Baby Fox designs elegant suits and dresses appropriate for elegant yet fashionable special occasions such as dinner parties, banquets, weddings and other important occasions.

Business Wear

Our business wear category is appropriate for formal occasions such as negotiations, business talks, or meeting customers in office. As working environments and the nature of business changes, plain, stiff business suits can no longer fulfill consumers’ needs. More people will choose appropriate but also comfortable and natural clothes in their daily work. Some of the domestic business suits brands have started to change positioning moving towards business casual style.

Accessories

Accessories consist primarily of jewelry, belts and handbags intended to complement our sportswear and dress selections.

The most effective strategy for penetrating the Chinese market thus far has been to position oneself at the mid-high to premium segments as they enter the market. As a foreign retailer, Baby Fox has the unique advantage to enter a market that has a high desire for high quality products at affordable prices. Based on our initial success and management’s assessment of future opportunities, Baby Fox is positioned for continued growth over the next several years.

Inventory Monitoring & Management

Merchandise is received, inspected, processed, warehoused and distributed through our distribution center based in Jiangsu Province. Our distribution center located in Changzhou city in Jiangsu province is segregated both physically and operationally from our related party Changzhou CTS which is our major supplier. We rent separate warehouse and office from Changzhou CTS and have our own personnel, from management to staff, to manage and operate the distribution center. Any product in a Baby Fox corporate owned store that is not sold in more than two or three weeks is sent back to our distribution center  or immediately discounted for clearance. Similarly, non-corporate owned stores are encouraged to follow similar pricing strategies and inventory procedures. This strategy succeeds because of our outstanding supply-chain management and the application of point of sale monitoring systems. Management responds quickly to what’s occurring in each region, and more importantly at each store. The merchandise planning and allocation team works closely with both corporate and non-corporate store personnel to meet the requirements of individual stores. As of March 31, 2010, approximately 52% of our total inventory is at our distribution center compared to our store locations and, for inventory at our distribution center; approximately 18% are returned merchandise.

Current Retail Locations

Overview

Baby Fox retail stores are located predominantly in well-positioned mall locations within spaces that average approximately 1,000 square feet. The stores are designed to create an environment that accentuates Baby Fox’s fashions, breadth, and value of merchandise selection.

Both corporate owned stores and non-corporate owned stores use bold, exaggerated colors, such as eye-catching gold, noble black or passionate red. The use of settings and decorations create a sense of nobility. The key is to achieve the unity and balance between color and material. Our merchandise planning and allocation team works closely with both corporate and non-corporate store personnel to meet the requirements of individual stores for appropriate merchandise in sufficient quantities. This team is also responsible for managing inventory levels, allocating merchandise to stores, and replenishing inventory.

Our management team monitors and tracks the store sales via our Enterprise Resource Planning (ERP) computer system store by store on both daily and monthly basis. In addition, the ERP system can also sort our sales and inventory geographically, city by city and province by province, on both a monthly and yearly base. A typical sales metric is included in Exhibit 99.4 attached hereto, which can track the monthly sales by store and by per square meter.

Baby Fox Store Footprint – As of March 31, 2010

Since the launch of its first retail mall store in July of 2006, the Baby Fox has been a success story in China’s fashion industry. The brand has gained exposure in leading women’s magazines. We opened 170 store locations as of March 31, 2010, of which 129 are corporate stores and 41 non corporate stores.

Corporate Owned Stores

As of March 31, 2010, Baby Fox had 129 corporate stores in China. We also test new markets with seasonal stores in additional locations during peak apparel shopping months. Baby Fox seeks to instill enthusiasm and dedication in its corporate owned store management personnel and sales associates through incentive programs and regular communication with the stores. Sales associates receive commissions on sales with a guaranteed minimum hourly compensation. Store managers receive base compensation plus incentive compensation based on sales and inventory control.

Non-Corporate Stores

As of March 31, 2010, we had 41 non-corporate stores in China. Currently we are able to use our point-of-sale systems to track non-corporate owned sales.

Typically, all licensed non-corporate retail stores must only carry the Baby Fox brand merchandise, the store floor must be designed according to corporate standards, and all employees must represent the Baby Fox brand image via their customer service attitude, attire, and other relevant procedures. This is a separate business entity from us. With respect to non-corporate stores, Baby Fox maintains authority and approval rights with respect to store locations, store designs, license renewals, merchandise orders, and the right to conduct random store audits and monitoring.

Upon agreeing to open a non-corporate Baby Fox store the licensee must open the store within a limited time frame, otherwise the contract will terminate immediately. The licensee must agree to comply with our policies with non corporate stores, including, but not limited to, having the same computer management software, using our set prices, maintaining a set number of employees, and hiring employees with the required qualifications. Without our permission, the licensee cannot transfer the license to a third party or sell products of other brand names in the licensed store.  If the licensee violates any of our regulations, it shall be fined, and we reserve the right to cancel the contract which can also be terminated if necessary.

The terms of the license with non-corporate store are normally of two years, which is renewable 60 days prior to expiration. Non-corporate store owners pay 30% down payment to order our products, and the balance of 70% anytime before we ship our products to them. We do not collect any license fee from non-corporate store owners. Upon signing the contract, we charge the non-corporate store a one-time non-refundable alliance fee of RMB 20,000 (approximately US$2,918) for using our brand name. The fee is accounted as revenue from non-corporate stores.

Revenues from sales to licensed non-corporate stores are recognized at the date of shipment to the non-corporate stores when a formal arrangement exists, the price is fixed or determinable, the delivery is completed, and no other significant obligations of us exist and collectability is reasonably assured. Non-corporate stores have the right to return unsold merchandise for up to sixty days after receipt of the merchandise for exchange. Reserves are established to reflect anticipated losses resulting from the return of unsold merchandise based on historical information. Currently we estimate returns to be 20% of our sales to non-corporate stores and relevant reserves have been made accordingly each reporting period.

Growth Plan

Overview

Based on our initial success and the assessment of the future opportunity, we are positioned for continued growth over the next several years. We plan to grow retail store locations to over 200 stores over the next few years; but due to a liquidity constraint, we will be more focused on location selections.  We will also increase our efforts to improve sales at current stores and remove non-performing store locations in a timely fashion.  Corporate stores will primarily be opened in major metropolitan areas and non-corporate or “licensed” stores will be established in suburban communities.

 Specialty stores are popular in China because they have good control over operations, store decorations, and the products and services offered. Furthermore, smaller focused stores can well adapt to China’s growing demand for “fast fashion” and changing fashion trends (i.e. shorter product lifecycles and shifting demand for designs). Baby Fox is currently focusing on expanding in larger cities via corporate owned stores; smaller cities are ideal targets for non-corporate or “licensed” stores. There is huge market potential for women's apparel in less developed cities in China. Owner operated stores in less developed cities are ideal as local managers have a good understanding of malls and locations with high foot traffic patterns and are highly incentivized to capture still less tapped market of emerging cities while also benefiting from the lower operating costs of these areas.

While Baby Fox could scale non-corporate stores with minimal capital, management’s preference is to expand via corporate owned stores in major cities and use licensed stores in less metropolitan areas. The economics of this strategy help us better manage overall cash flow and inventory levels and scale the business in a measured manner. We have kept abundant inventory to support its store expansion plan.

Corporate Owned Stores

Pros:	Cons:
Gross margins figures per store are substantially better	Higher working capital and administrative costs due to inventory, store set up, and operating costs

Greater flexibility in experimenting with displays, promotions, and new marketing concepts	Initial store opening costs, fixtures, etc. are absorbed by us.

Non-Corporate Owned Stores

Pros:	Cons:
No working capital required, instantly profitable (inventory and fixture purchases are made by independent owners / licensees)	Careful screening and consistent monitoring of stores are needed to insure Baby Fox standards and policies are being adhered to properly

Minimal risk with respect to expanding in less urban markets and improves inventory turnover

Allows for growth with minimal investment capital

Additional Growth Initiatives

In addition to expanding store locations, Baby Fox is developing several initiatives to further accelerate sales, increase margins, and widen its customer base throughout mainland China. These initiatives include discount outlets, and a line of Baby Fox Active Sport stores.

Discount Outlets

A discount outlet is a store in which excess inventory can be sold to the public at a fraction of its original retail prices. This form of venue for businesses is becoming increasingly popular and lucrative. Discount stores provide an effective means to generate revenues from otherwise outdated fashion apparel. There is consensus that this newly emerging apparel distribution channel has been successful throughout China. It comes as no surprise that many Chinese women relish the concept of purchasing “last year’s” trend for a lower purchase price. Discount outlets are classified as Class B corporate stores. As of March 31, 2010, we had 143 Class A and 27 Class B stores. Our Class B stores are carefully selected to target different market segments from Class A stores. We made careful consideration when choosing the locations of Class B stores. Our Class A stores are located in the major cities, such as Beijing, Shanghai and Shenzhen while our Class B stores are located in secondary cities and non-mainstream shopping area of those tier-1 cities. We believe that our Class B stores will not cannibalize our current Class A store sales. The product style and design at our Class B store are more or less out of season and target areas where customers have both fashion sense and economic consideration. For the same reason, we believe that our Class A brand, price and discount expectation will not be affected by Class B stores because they target different market segments both economically and geographically.

Active Wear Stores

Long term aspirations include the launch of a Baby Fox Active Sport wear line of boutique stores. We have not launched any Active Wear Stores as of the filing date.

Employees

As of March 31, 2010, we have 565 full-time employees, and no part-time employees.

Properties

Our executive office is located at Minhang District, 89 Xinbang Road, Suite 305-B5, Shanghai, P.R.China, and consists of approximately 3,340 square feet (310 square meters). The owner of this office is one of our board directors, Fengling Wang. The lease term is from January 1, 2008 to December 31, 2012 for five years. The lease (attached herein as Exhibit 10.5) is provided to us at an annual rental of RMB 60,000 (approximately US$8,759), which is at market level of monthly rent of RMB 15 per square meters in close area in Shanghai.

We also have a 41,979 square feet (3,900 square meters) warehouse located in Jiafang Yuan, Building 7, 3rd floor, No.88 North Hubin Road, Wujing District, Changzhou, Jiangsu province, China. The lease is between Shanghai Baby Fox Fashion Co., Ltd. and a related party, Changzhou CTS Fashion Co., Ltd. The original lease term was from January 1, 2007 to December 30, 2009 for three years, with rent of approximately $21,898 (RMB 150,000) per year, which approximates market rate at RMB 3.20 per square meters per month, payable every six months in Changzhou. On January 1, 2010, the lease term was extended to December 31, 2010 on the same terms as the original lease agreement. Changzhou CTS Fashion Co., Ltd. is owned by our chief executive officer, Jieming Huang.

In addition, we have a 16,146 square feet (1,500 square meters) office space at Jiafang Yuan, Buiding 5, 1st floor, No.88 North Hubin Road, Wujing District, Changzhou, Jiangsu province, China. The lease is between Shanghai Baby Fox Fashion Co., Ltd. and a related party, Changzhou CTS Fashion Co., Ltd. The original lease term was from January 1, 2007 to December 31, 2010 for three years, with rent of approximately $11,429 (RMB 80,000) per year payable every six months which approximates the market rate at RMB 4.50 per square meters per month in this area of Changzhou. On January 1, 2010, the lease term was extended to December 31, 2010 on the same terms as the original lease agreement.

We do not own any other properties. We lease our store space from mall operators. Instead of paying the mall operators rent at a fixed rate, the mall operators are entitled to a percentage of our gross sales as compensation for the store space provided, and other facilities and services. The percentage ranges from 16% to 39%, dependent upon the specific condition of each store. At any time, some mall operators have the right to terminate the lease unilaterally if our gross sales fail to meet their expectations.

Litigation

We are from time to time subject to claims and litigation arising in the ordinary course of business. Currently, our management is not aware of any claims and litigation against us.

MANAGEMENT

Executive Officers and Directors

On January 18, 2008, our founder, then sole shareholder and member of the board of director, Mr. Hitoshi Yoshida, made a unanimous written consent to elect and appoint the three individuals set forth as members of our board of directors and management. The following table sets forth, as of March 31, 2010, the names and ages of our three (3) directors. The directors will hold such office until the next annual meeting of shareholders and until his or her successor has been elected and qualified.

Name	Age	Position
Jieming Huang	31	Chief Executive Officer, President & Chairman of the Board
Fengling Wang	58	Director
Jieping Huang	32	Director
Ping Chen	63	Vice President of Finance and Controller
Liling Zhong	32	Vice President of Public and Media Relations
Lingdi Wu	31	Vice President of Promotions & Strategic Planning
Jianwei Shen	35	Vice President of Retail Store Sales
Yang Liu	34	Vice President of Marketing

There are no employment agreements between us and our executive officers.

Business Experience

The following summarizes the occupation and business experience for our officers, directors, key employees and consultants

Jieming Huang, Chief Executive Officer, President and Chairman of the Board
Mr. Huang is the innovator behind the development and success of the emerging Baby Fox brand. He has over 7 years of executive experience in fashion design, apparel manufacturing, marketing and logistics. Mr. Huang worked in Japan from 1994 to 2000 with leading apparel companies. He returned to China in 2000 to co-found CTS, a leading clothing manufacturer. From 2000 to present, Jieming Huang was Chief Executive Officer, President and Chairman of the Board, Changzhou CTS Fashion Co., Ltd.and Changzhou E.I.S. Fashion Co., Ltd. He became our CEO at Shanghai Baby Fox Fashion Co., Ltd. since March 2006.

Fengling Wang, Lead Designer & Member of Board of Directors
Fengling Wang is a leading and highly recognized fashion designer and apparel industry executive, with over 35 years of experience in fashion and apparel industry. Wang is the recipient of several prestigious fashion design awards in China, Japan and Europe, including China’s National “Golden Scissors Award”, and Japan’s Fashion & Garment Award for “Best Suit-Dress Cut.” Wang is often featured as a leading fashion industry expert in magazines, news, TV shows and radio programs. Since 2008, Ms. Fenling Wang has been our Lead Designer at Baby Fox Internnational, Inc. From March, 2006 to present, Ms. Wang has been on the board of directors of Shanghai Baby Fox Fashion Co., Ltd., Changzhou CTS and Changzhou E.I.S. Fashion Co., Ltd. From May, 1999 to February, 2006, Ms. Wang served as General Manager at Changzhou Diamond Garments Co., Ltd.

Jieping Huang, Supervisor & Board Member
From 1994 to 2000, Mr. Huang was engaged in Japanese apparel industry. He came back to China in the year 2000. He has great knowledge about the apparel manufacturing and good sense of the fashion trend. From 2000 to present, Jieping Huang has been our Deputy General Manager at Shanghai Baby Fox Fashion Co., Ltd. From 2000 to February 2006, Jieping Huang was a Board of Director and Deputy General Manager at Changzhou CTS Fashion Co., Ltd. and at Changzhou E.I.S. Fashion Co., Ltd.

Ping Chen, Vice President of Finance
Ping Chen is the former Senior Vice President of Finance for Jiangsu Changzhou City’s E.I.S Fashion Clothing Company. Chen is the previous Senior Financial Department Manager for Changzhou Industry Investment Company, and the prior Financial Department Manager for Jiangsu Changzhou City’s Corduroy Corporation. Chen was the Chief Accountant for Jiangsu Wujin Electrical Machinery Financial Department from 1971 to 1980, and the former Committee Member of the Tenth Annual Chinese People’s Political Consultative Committee (CPPCC). Chen has a Bachelor’s Degree in Enterprise Economy Management from Jiangsu TV Broadcast University. From February 2006 to Present, Ms. Chen has been our Vice President. From April 2001 to February 2006, Ms. Chen was Vice President of Finance at Changzhou CTS Fashion Co., Ltd.

Liling Zhong, Vice President of Public and Media Relations
Liling Zhong is the former Editor and Fashion Expert for Beijing Ruili Magazine Society’s “Clothing Design” magazine, and a previous Manager at Jean-Louis Scherrer, a leading French fashion company. Zhong has a strong knowledge of floor-plan design, employee training, and media relations. Zhong has a Bachelor’s in Fashion Design from Beijing Clothing Technology Institute; design study at the Theater & Arts School. From January 2004 to May 2006, Ms. Zhong was Senior Editor at Beijing Ruilie Magazine House. She has been with us as Vice President of Public and Media Relations since May 2006.

Lingdi Wu, Vice President of Promotions & Strategic Planning
Lingdi Wu is skilled in development and planning of new product releases, promotional events, press conferences, and fashion exhibitions / shows. Wu is the former Director of Client Relations Department for Diamond Fashion Company, Ltd. From 2001 to 2006, Lingdi was President of Planning department at Changzhou Diamond Garments Co., Ltd. Wu has been at current postion since March 2006.

Jianwei Shen, VP of Retail Store Sales

Mr. Shen was engaged as Marketing Manager of Shanghai Babyfox Apparel Co., Ltd. since 2006. He has great experience in marketing, and has brilliant marketing strategy in the apparel industry. He was the marketing manager of Diamond Apparel Co., Ltd. from 1999 to 2006. He has been at his current position since March 2006.

Yang Liu, Vice President of Marketing
Yang Liu was the former IT Manager with Baby Fox, responsible for development of ERP systems and supply chain management). She is also the former Marketing Manager of Beijing Oubosi Product Co., a leading China fashion magazine publisher, and the previous Assistant to the General Manager at Beijing Bilingual Advertising Times Company, Ltd. Liu has a Bachelor’s Degree in Computer Science and Technology from Northeast University, Qinghuangdao Campus. From March 2005 to April 2006, she was Executive Marketing Manager at Beijing OPUS Productions Co., Ltd. From May 2002 to March 2005, she was an Assistant to General Manager at Beijing Bilingual Time Advertising Co., Ltd. From May 2006 to April 2007, she was Vice President of IT at Shanghai Baby Fox Fashion Co., Ltd. From April 2007 to Present, she has been our Vice President of Marketing.

Employment Agreements/ Terms of Office

None of the members of the Board of Directors or members of the management team presently have employment agreements with us.

Option Plan

On January 18, 2008, we issued a total of 37,957,487shares of our common stock, $.001 par value per share to Baby Fox Limited, a British Virgin Islands entity controlled by Hitoshi Yoshida, our founder, former officer and director, as founder’s shares.

On May 6, 2008, Hitoshi Yodshida entered into stock option agreements with our directors, Jieming Huang and Jieping Huang, and Linyin Wang, respectively, to purchase all of the shares of Baby Fox Limited.  The option agreements were entered into to permit the acquisition of equity in Baby Fox Limited over time by Jieming Huang, Jieping Huang and Linyin Wang under the PRC merger and acquisition, or M&A, related regulations. These M&A regulations were promulgated on August 8, 2006 by six Chinese regulatory agencies (including the PRC Ministry of Commerce, or MOFCOM, and China Securities Regulatory Commission, or CSRC). The jointly issued M&A regulations, known as Circular 10, were captioned “Regulation on Mergers and Acquisition of Domestic Enterprises by Foreign Investors” and they became effective on September 6, 2006. Under Circular 10, an offshore special purpose vehicle, or SPV, formed for purposes of overseas listing of equity interests in China-based companies and controlled directly or indirectly by Chinese companies or individuals must obtain the approval of the CSRC prior to the listing of such SPV’s securities on an overseas stock exchange. Circular 10 also requires approval from MOFCOM for “round-trip” investment transactions in which a China-based company or a PRC resident, or Acquirer, using an offshore entity controlled by the Acquirer, acquires any PRC local company that is an affiliate of the Acquirer.  Mr. Yoshida is not a Chinese resident and is not subject to the PRC merger and acquisition related regulations which applies only to Chinese residents; therefore, no approval was required by either CSRC or MOFCOM in connection with the listing of our stock on the OTCBB or the business combination transaction among Baby Fox, Shanghai Baby Fox and Baby Fox Limited. In addition there is no registration requirement of the stockownership of Mr. Yoshida. The options granted pursuant to the three stock option agreements were exercisable until December 31, 2018 upon the Company achieving certain milestones as set out in the Exercise Schedule attached to each agreement.  Mr. Yoshida is the owner of 10,000 shares of Baby Fox Limited which represent 100% of the issued and outstanding common stock of Baby Fox Limited.

As of the date of this registration statement, five of the seven milestones set out in the option agreements were not achieved and it is not clear if the achievement of such milestones is practicable and the options may never vest. Furthermore, the option arrangements may trigger certain unintended accounting issues for the Company. Since the vesting of the options may not be practical, on June 17, 2010, Mr. Yoshida entered into rescission agreements with Jieming Huang, Jieping Huang, and Linyin Wang rescinding the stock option agreements. No options had been exercised by Jieming Huang, Jieping Huang, or Linyin Wang as of the effective date of the rescission agreements.

The parties to the option agreements are close family members and by nature of their familial relationships, they will continue to have control over the underlying equity interest. As such, we believe the management will continue to be motivated despite the rescission of the option agreements.

The rescission of the option agreements were not done in response to any government inquiries and will not impact our business and future resale offering of our common stock.

Family relationships

Fengling Wang, our director, is the mother of Jieming Huang, our Chief Executive Officer, President and Chairman of the Board, and Jieping Huang, Supervisor and Board Member. Jieming Huang and Jieping Huang are brothers. Therefore, none of our directors are independent. Hitoshi Yoshida, the majority shareholder of Baby Fox Limited which holds a majority of the outstanding shares of common stock of our Company was married to Fengling Wang but divorced in October 2008.

Involvement in certain legal proceedings

No bankruptcy petition has been filed by or against any business of which any of our executive officers was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time.

No director has been convicted in a criminal proceeding and is not subject to a pending criminal proceeding (excluding traffic violations and other minor offenses).

No director has been subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities.

No director has been found by a court of competent jurisdiction (in a civil action), the Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, that has not been reversed, suspended, or vacated.

Director Compensation

Our directors receive salary compensation as disclosed in the Summary Compensation Table on page 27 in this registration statement. Our directors will not receive a fee for attending each board of directors meeting or meeting of a committee of the board of directors. All directors will be reimbursed for their reasonable out-of-pocket expenses incurred in connection with attending board of director and committee meetings.

Audit Committee and Audit Committee Financial Expert

Our board of directors functions as an audit committee and performs some of the same functions as an audit committee including: (1) selection and oversight of our independent accountant; (2) establishing procedures for the receipt, retention and treatment of complaints regarding accounting, internal controls and auditing matters; and (3) engaging outside advisors. We are not a "listed company" under SEC rules and is therefore not required to have an audit committee comprised of independent directors. Our board of directors has determined that its members do not include a person who is an "audit committee financial expert" within the meaning of the rules and regulations of the SEC. Our board of directors has determined that each of its members is able to read and understand fundamental financial statements and has substantial business experience that results in that member's financial sophistication. Accordingly, the board of directors believes that each of its members have the sufficient knowledge and experience necessary to fulfill the duties and obligations that an audit committee would have.

Code of Ethics

A code of ethics relates to written standards that are reasonably designed to deter wrongdoing and to promote:

●	Honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;
●	Full, fair, accurate, timely and understandable disclosure in reports and documents that are filed with, or submitted to, the SEC and in other public communications made by an issuer;
●	Compliance with applicable governmental laws, rules and regulations;
●	The prompt internal reporting of violations of the code to an appropriate person or persons identified in the code; and

●	Accountability for adherence to the code.

We have adopted a corporate code of ethics that applies to our principal executive officer, principal accounting officer, and persons performing similar functions, as set forth in Exhibit 14.1 hereto.

Indemnification

Under Nevada law and pursuant to our articles of incorporation and bylaws, we may indemnify our officers and directors for various expenses and damages resulting from their acting in these capacities. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our officers or directors pursuant to those provisions, our counsel has informed us that, in the opinion of the SEC, this indemnification is against public policy as expressed in the Securities Act, and is therefore unenforceable.

Executive Compensation

The following table sets forth all compensation awarded to, earned by or paid to our named executive officers. We do not anticipate adjusting our compensations to executive officers and directors in the foreseeable future.

SUMMARY COMPENSATION TABLE

Name and principal position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)

Jieming Huang,	2010	5,143							5,143
Chief Executive Officer,	2009	5,143							5,143
President (1)	2008	5,143							5,143

Fengling Wang,	2010	5,143
Director (1)	2009	5,143							5,143
	2008	5,143							5,143

Jieping Huang	2010	5,143							5,143
Director (1)	2009	5,143							5,143
	2008	5,143							5,143

Ping Chen, Vice	2010	5,143
President of Finance	2009	5,143							5,143
	2008	5,143							5,143

Liling Zhong, Vice	2010	6,857
President of Public	2009	6,857							6,857
and Media Relations	2008	6,857							6,857

Lingdi Wu, Vice	2010	5,143
President of Promotions	2009	5,143							5,143
& Strategic Planning	2008	5,143							5,143

Jianwei Shen, Vice	2010	5,143
President of Retails	2009	5,143							5,143
Store Sales	2008	5,143							5,143

Yang Liu, Vice	2010	5,143
President of	2009	5,143							5,143
Marketing	2008	5,143							5,143

(1) Jieming Huang, Fengling Wang and Jieping Huang, each receive compensation in the amount of RMB 3,000 from Shanghai Baby Fox and RMB 4,800 from Changzhou CTS for services rendered to the Company in 2009 and 2008.

Employment Agreements

None of the members of the Board of Directors or members of the management team presently has employment agreements with us. We do not anticipate entering into employment agreements with the members of the Board of Directors in the foreseeable future.

SECURITY OWNERSHIP

The following table sets forth, as of July 26, 2010, certain information regarding the beneficial ownership of Common Stock by (i) each person who is known by us to own beneficially more than five percent of the outstanding Common Stock, (ii) each of our director and executive officer, and (iii) all directors and executive officers as a group:

	Name and Address of	Amount and Nature of
Title of Class	Beneficial Owner	Beneficial Owner	Percent of Class (1)
Officers and Directors
Common Stock	Jieming Huang (2) Chief Executive Officer Minhang District 89 Xinbang Road, Suite 305-B5 Shanghai, P.R. China	286,313	0.71%
Common Stock	Fengling Wang Director Minhang District 89 Xinbang Road, Suite 305-B5 Shanghai, P.R. China	0	0%
Common Stock	Jieping Huang Director Minhang District 89 Xinbang Road, Suite 305-B5 Shanghai, P.R. China		0%
Common Stock	Ping Chen Vice President of Finance Minhang District 89 Xinbang Road, Suite 305-B5 Shanghai, P.R. China	0	0%
Common Stock	Liling Zhong Vice President of Public and Media Relations Minhang District 89 Xinbang Road, Suite 305-B5 Shanghai, P.R. China	0	0%
Common Stock	Lingdi Wu Vice President of Promotions and Strategic Planning Minhang District 89 Xinbang Road, Suite 305-B5 Shanghai, P.R. China	0	0%
Common Stock	Jianwei Shen Vice President of Retail Store Sales Minhang District 89 Xinbang Road, Suite 305-B5 Shanghai, P.R. China	0	0%
Common Stock	Yang Liu Vice President of Marketing Minhang District 89 Xinbang Road, Suite 305-B5 Shanghai, P.R. China	0	0%
Common Stock	All executive officers and directors (8) as a group	286,313	0.71%
5% Beneficial Owners
Common Stock	Baby Fox Limited (3) No. 22-23, 5 Chome Nakano, Nakanoku, Tokyo, Japan	37,957,487	93.89%

(1) Based on 40,427,500 outstanding as of July 26, 2010.

(2) 286,313 shares are held in the name of Favor Jumbo Enterprises Limited, controlled by Qian Wang. Qian Wang is wife of Chief Executive Officer, Jieming Huang.

(3) Baby Fox Limited is under the sole control of Hitoshi Yoshida, No. 22-23, 5 Chome Nakano, Nakanoku, Tokyo, Japan.

Change in Control

On May 6, 2008, Hitoshi Yoshida, the owner of 10,000 shares of Baby Fox Limited representing 100% of the issued and outstanding common stock of Baby Fox Limited, entered into stock option agreements with two of our directors, Jieming Huang and Jieping Huang, and Linyin Wang, respectively, to purchase all of the shares of Baby Fox Limited. The options granted pursuant to the three stock option agreements were exercisable until December 31, 2018 in accordance with the Exercise Schedule attached to each agreement. June 17, 2010, Mr. Yoshida entered into rescission agreements with Jieming Huang, Jieping Huang, and Linyin Wang rescinding the stock option agreements. No options had been exercised by Jieming Huang, Jieping Huang, or Linyin Wang as of the effective date of the rescission agreements.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

We lease office and warehouse space from our board director, Fengling Wang and Changzhou CTS Fashion Co., Ltd. Changzhou CTS Fashion Co., Ltd. is owned by our chief executive officer, Jieming Huang.

Our executive office is located at MinhangDistrict, 89 Xinbang Road, Suite 305-B5, Shanghai, P.R.China,and consists of approximately 3,340square feet (310 square meters). The owner of this office is one of our board directors, Fengling Wang. The lease term is from January 1, 2008 to December 31, 2012 for five years. The lease is provided to us at annual rate of RMB 60,000, approximately $8,759, which is at market level of monthly rent of RMB 15 per square meters in a close area in Shanghai city.

We also have a 41,979 square feet (3,900 square meters) warehouse located in Jiafang Yuan, Building 7, 3rd floor, No.88 North Hubin Road, Wujing District, Changzhou, Jiangsu province, China. The lease is between Shanghai Baby Fox Fashion Co., Ltd. and a related party, Changzhou CTS Fashion Co., Ltd. The leasing term is from January 1, 2007 to December 31, 2010 for three years. The rent is RMB 150,000 per year, approximately $21,898, payable every six months, which approximates market rate at RMB 3.20 per square meters per month for warehouse in Changzhou. Changzhou CTS Fashion Co., Ltd. is owned by our chief executive officer, Jieming Huang. The rent is at market rate.

In addition, we have a 16,146 square feet (1,500 square meters) office space at Jiafang Yuan, Buiding 5, 1st floor, No.88 North Hubin Road, Wujing District, Changzhou, Jiangsu province, China. The lease is between Shanghai Baby Fox Fashion Co., Ltd. and a related party, Changzhou CTS Fashion Co., Ltd. The leasing term is from January 1, 2007 to December 31, 2010 for three years. The rent is approximately $11,429 (RMB 80,000) per year payable every six months, which approximates the market rate at RMB 4.50 per square meters per month in this area of Changzhou

We purchase a significant portion of its merchandise from Changzhou CTS which is owned by our CEO. Products we buy from Changzhou include overcoat, wind coat, jacket, shirt, trouser, skirt and knitwear etc. Products and designs ordered by Baby Fox are manufactured exclusively for us and not allowed to be sold to third parties. Quantity of purchase is based upon orders from Baby Fox stores and price is based on cost of production confirmed by our supervisors plus 10-15% markup covering general & administrative expenses. Other materials terms such as delivery time are determined by our purchasing managers based on market condition and store demand. Changzhou CTS cannot modify purchase terms without our prior approval. Total purchases from Changzhou CTS for the three and nine months ended March 31, 2010 approximated $2,125,464 and $8,852,195, respectively, for the years ended June 30, 2009 and 2008 they approximated $13,327,797 and $6,774,736, respectively. Total accounts payable to Changzhou CTS as of March 31, 2010 aggregated $8,401,213. They aggregated $8,281,174 and $801,080 as of June 30, 2009 and 2008, respectively. This amount is non-interest bearing and due on demand.

We made payment to Changzhou CTS in the amount of $4,632,701 and 8,788,532 for the three and nine months ended March 31, 2010, respectively. Total payment we made to Changzhou CTS for the years ended June 30, 2009 and 2008 were $7,947,146 and $5,850,448, respectively.

On February 18, 2008, we entered into a loan agreement with our CEO, Jieming Huang, pursuant to which, we borrowed $810,160. The loan agreement is subject to a five-year term with five percent annual interest (5%). Pursuant to the loan agreement, we covenant, among others, that during the term of the loan, we will (i) not sell, transfer, mortgage, dispose of in any other way, or create other security interest on, any of our legal right of equity or equity interest without Mr. Huang’s prior written consent, (ii) not sell, transfer, mortgage, dispose of in any other way, or to create other security interest on, any of Mr. Huang’s legal right of equity or equity interest without Mr. Huang’s prior written consent, except that the counterparty is Mr. Huang or those designated by Mr. Huang; and (iii) not agree to merge or combine with, buy or invest in, any person without Mr. Huang’s prior consent. The loan agreement is attached to this registration agreement as Exhibit 10.8.

Our board of directors approved these transactions listed above. We have no disinterested board members.

On January 18, 2007, we and Qian Wang, the spouse of our CEO, Jieming Huang, entered into a consulting agreement. Qian Wang and our CEO, Jieming Huang, were not married yet at that time. There was no family relationship between Qian Wang and Jieming Huang then. On January 18, 2007, we entered into a consulting agreement with Qian Wang. Among other things, Qian Wang agreed to introduce and supervise Beijing Allstar Business Consulting, Inc., provide both verbal and written translation between English and Chinese for our executives, and provide strategic consulting and advice to Baby Fox’s executives regarding U.S. capital market and related issues regarding our private placement and application for quotation of the common stock on OTC Bulletin Board. Qian Wang’s services were valued at $96,263 which defined in her agreement with us. Among her total compensation, approximate 40% or $39,000 is in cash payment and the rest 60% is in common shares.  We paid Qian Wang $9,750 on May 21, 2007 and $11,250 on May 29, 2008. We will owe Qian Wang $10,500 cash upon the effectiveness of our common stock registration statement and $7,500 cash upon our common stock being quoted on the OTC Bulletin Board. On January 18, 2008, we awarded Qian Wang 286,313 shares as compensation for her services rendered. Qian Wang designated Favor Jumbo Enterprises Limited as the holder of the 286,313 shares. These shares are valued at $.20 per share, the same valuation as it was in our private placement in March 2008.

In addition, as of the date hereof, we have entered into over 100 purchase agreements with related parties in the ordinary course of business. Products we buy from related parties include overcoat, wind coat, jacket, shirt, trouser, skirt and knitwear etc. Products and designs ordered by Baby Fox are manufactured exclusively for us and not allowed to be sold to third parties. Quantity of purchase is based upon orders from Baby Fox stores and price is based on cost of production confirmed by our supervisors plus 10-15% markup covering general & administrative expenses. Other materials terms such as delivery time are determined by our purchasing managers based on market condition and store demand. The supplier cannot modify purchase terms without our prior approval. As all of the purchase agreements are in essentially the same form which we have filed as Exhibit 10.2 of this registration statement. We do not have any master agreement which govern the relationship between the parties generally.

Other than our officers and directors, we have not had a promoter at any time since inception. Therefore, we have never entered into transactions with a promoter.

Besides related party transaction stated above, none of the following persons has any direct or indirect material interest in any transaction to which we are a party since our incorporation or in any proposed transaction to which we are proposed to be a party:

(A)	Any of our directors or officers;
(B)	Any proposed nominee for election as our director;
(C)	Any person who beneficially owns, directly or indirectly, shares carrying more than 10% of the voting rights attached to our Common Stock; or
(D)	Any relative or spouse of any of the foregoing persons, or any relative of such spouse, who has the same house as such person or who is a director or officer of any parent or subsidiary of us.

DESCRIPTION OF SECURITIES

Common Stock

We are authorized to issue 90,000,000 shares of common stock, $.001 par value, of which 40,427,500 shares were issued and outstanding as of June 10, 2010.

The holders of common stock are entitled to one vote for each share held of record on all matters to be voted by stockholders. There is no cumulative voting with respect to the election of directors with the result that the holders of more than 50% of the shares of common stock and other voting shares voted for the election of directors can elect all of the directors.

The holders of shares of common stock are entitled to dividends when and as declared by the Board of Directors from funds legally available therefore, and, upon liquidation are entitled to share pro rata in any distribution to holders of common stock, subject to the right of holders of outstanding preferred stock. Our wholly-owned subsidiary, Shanghai Baby Fox, declared dividends on August 8, 2007 and December 10, 2007 in the amount of $401,973 and $433,757, respectively to Fengling Wang, its sole shareholder at that time. Holders of our common stock have no preemptive rights.  There are no conversion rights or redemption or sinking fund provisions with respect to our common stock.

Preferred Stock

We are authorized to issue 10,000,000 shares of preferred stock, $.001 par value, of which no shares were issued and outstanding as of June 10, 2010.

Preferred stock may be authorized and issued in the future in connection with acquisitions, financings, or other matters, as the Board of Directors deems appropriate.  In the event that we determine issue any shares of preferred stock, a certificate of designation containing the rights, privileges and limitations of this series of preferred stock will be filed with the Secretary of State of the State of Nevada.  The effect of this preferred stock designation power is that our Board of Directors alone, subject to Federal securities laws, applicable blue sky laws, and Nevada law, may be able to authorize the issuance of preferred stock which could have the effect of delaying, deferring, or preventing a change in control without further action by our stockholders, and may adversely affect the voting and other rights of the holders of our common stock.

Rule 144 Shares

As of the date of this registration statement, we do not have any issued and outstanding common shares that are available for resale to the public market in accordance with Rule 144.

SELLING STOCKHOLDERS

The shares being offered for resale by the selling stockholders consist of the 868,262 shares of our common stock held by 40 shareholders. Such shareholders include the holders of the 427,500 shares sold in our Regulation D Rule 506 offering which was completed in March 2008. We are also registering a total of 440,762 shares for eight shareholders who received shares for services rendered. The following table sets forth the name of the selling stockholders, the number of shares of common stock beneficially owned by each of the selling stockholders as of February 4, 2009 and the number of shares of common stock being offered by the selling stockholders. The shares being offered hereby are being registered to permit public secondary trading, and the selling stockholders may offer all or part of the shares for resale from time to time. However, the selling stockholders are under no obligation to sell all or any portion of such shares nor are the selling stockholders obligated to sell any shares immediately upon effectiveness of this prospectus. All information with respect to share ownership has been furnished by the selling stockholders.

			Amount	Percent
	Shares		Beneficially	Beneficially
	Beneficially	Shares	Owned	Owned
	Owned Prior	to be	After	After
Name	To Offering	Offered	Offering	Offering
Lan Yu	12,500	12,500	0	0.00%
Qianfan Wang	12,500	12,500	0	0.00%
Xianjiang Liu	10,000	10,000	0	0.00%
Ran Li	10,000	10,000	0	0.00%
Chen Chen	15,000	15,000	0	0.00%
Cheng Long Cheng	25,000	25,000	0	0.00%
Jing Tao	25,000	25,000	0	0.00%
Transworld Consulting Group Inc. (1)	12,500	12,500	0	0.00%
Xiaobo Wu	12,500	12,500	0	0.00%
Allan M. Dyson	7,500	7,500	0	0.00%
Terauchi Yasutada	15,000	15,000	0	0.00%
Toshiyuki Tatsuda	15,000	15,000	0	0.00%
Satomi Abe	15,000	15,000	0	0.00%
Naoya Abe	15,000	15,000	0	0.00%
Norihiko Mabuchi	15,000	15,000	0	0.00%
Kengo Kato	15,000	15,000	0	0.00%
Hiroshi Ito	15,000	15,000	0	0.00%
Yoshimi Litsuka	15,000	15,000	0	0.00%
Bruce Irish	12,500	12,500	0	0.00%
Jing Tang	10,000	10,000	0	0.00%
Johann Tse	5,000	5,000	0	0.00%
Qiangfei Xia	10,000	10,000	0	0.00%
Haruo Nishizawa	15,000	15,000	0	0.00%
Yuezhi Zhao	5,000	5,000	0	0.00%
Masaro Fucuyamo	15,000	15,000	0	0.00%
Tri Superior Trading (2)	15,000	15,000	0	0.00%
Takashi Yamaguchi	15,000	15,000	0	0.00%
Hayashi Kazuo	15,000	15,000	0	0.00%
Xue Tao Peng	12,500	12,500	0	0.00%
Keiko Kizu	15,000	15,000	0	0.00%
Hao Xia	10,000	10,000	0	0.00%
Liang He	10,000	10,000	0	0.00%
Favor Jumbo Enterprises Limited (3)	286,313	100,000	186,313	0.46%
First Prestige, Inc. (4)	665,180	100,000	565,180	1.40%
JD Infinity Holdings, Inc. (5)	475,129	100,000	375,129	0.93%
Catalpa Holdings, Inc. (6)	475,129	100,000	375,129	0.93%
Avenndi, LLC (7)	20,000	20,000	0	0.00%
Ying Yue Song	13,762	13,762	0	0.00%
Wei Zhuang	5,000	5,000	0	0.00%
Jing Jin	2,000	2,000	0	0.00%

(1)	Transworld Consulting Group Inc. is controlled by Jack Chen.
(2)	Tri Superior Trading is controlled by Iwabuchi Yoshitumi.
(3)	Favor Jumbo Enterprises Limited is controlled by Qian Wang, Qian Wang is wife of Chief Executive Officer, Jieming Huang.

(4)	First Prestige, Inc. is controlled by Hongtao Shi.
(5)	JD Infinity Holdings, inc. is controlled by Liuyi Zhang.
(6)	Catalpa Holdings, Inc. is controlled by Fred Chang.
(7)	Avenndi, LLC is controlled by John Kennedy.

None of the Selling Stockholders are broker-dealers or affiliates of broker dealers.

Transfer Agent

The transfer agent and registrar for our common stock is Interwest Transfer Company, Inc., 1981 East Murray Holladay Road, Suite 100, Salt Lake City, UT 84117. Their telephone number is: (801) 272-9294.

PLAN OF DISTRIBUTION

This prospectus relates to the registration of the resale of 868,262 shares of our common stock on behalf of the selling stockholders named herein.

The selling security holders may sell some or all of their shares at a fixed price of $.20 per share until our shares are quoted on the OTC Bulletin Board and thereafter at prevailing market prices or privately negotiated prices. Prior to being quoted on the OTCBB, shareholders may sell their shares in private transactions to other individuals.

There is no established public trading market for our securities. Our shares are not and have not been listed or quoted on any exchange or quotation system. In order for our shares to be quoted, a market maker must agree to file the necessary documents with the National Association of Securities Dealers, which operates the OTC Electronic Bulletin Board. In addition, it is possible that, such application for quotation may not be approved and even if approved it is possible that a regular trading market will not develop or that if developed, will be sustained.

Once a market has been developed for our common stock, the shares may be sold or distributed from time to time by the selling stockholders directly to one or more purchasers or through brokers or dealers who act solely as agents, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices or at fixed prices, which may be changed. The distribution of the shares may be effected in one or more of the following methods:

•	ordinary brokers transactions, which may include long or short sales,
•	Transactions involving cross or block trades on any securities or market where our common stock is trading,
•	through direct sales to purchasers or sales effected through agents,

•	through transactions in options, swaps or other derivatives (whether exchange listed or otherwise), or
•	any combination of the foregoing.

The  selling  stockholders  named  in  this  prospectus  must  comply  with  the requirements of the Securities Act and the Exchange Act in the offer and sale of the  common  stock  being  offered by them.

The selling stockholders and any broker-dealers who execute sales for the selling stockholders may be deemed to be an "underwriter" within the meaning of the Securities Act in connection with such sales. In particular, Favor Jumbo Enterprises Limited controlled by Qian Wang, wife of our Chief Executive Officer, is an underwriter.  During such times as the selling stockholders may be deemed to be engaged in a distribution of the common stock, and therefore be considered to be an  underwriter, they must comply with applicable laws and may among other things:

1.   Not engage in any stabilization activities in connection with our common stock;

2.   Furnish  each  broker  or dealer  through  which  common  stock may be offered,  such copies of this  prospectus from time to time, as may be required by such broker or dealer, and

3.   Not bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities permitted under the Exchange Act.

Any commissions received by broker-dealers and any profit on the resale of shares sold by them while acting as principals might be deemed to be underwriting discounts or commissions under the Securities Act.

In addition, the selling stockholders may enter into hedging transactions with broker-dealers who may engage in short sales, if short sales were permitted, of shares in the course of hedging the positions they assume with the selling stockholders. The selling stockholders may also enter into option or other transactions with broker-dealers that require the delivery by such broker-dealers of the shares, which shares may be resold thereafter pursuant to this prospectus. The selling stockholders may be deemed to be underwriters with respect to the shares that they are offering for resale.

Brokers, dealers, or agents participating in the distribution of the shares may receive compensation in the form of discounts, concessions or commissions from the selling stockholders and/or the purchasers of shares for whom such broker-dealers may act as agent or to whom they may sell as principal, or both (which compensation as to a particular broker-dealer may be in excess of customary commissions). Neither the selling stockholders nor we can presently estimate the amount of such compensation. We know of no existing arrangements between the selling stockholders and any other stockholder, broker, dealer or agent relating to the sale or distribution of the shares.

We will not receive any proceeds from the sale of the shares of the selling security holders pursuant to this prospectus. We have agreed to bear the expenses of the registration of the shares, including legal and accounting fees, and such expenses are estimated to be approximately $40,000.

LEGAL MATTERS

Holland & Hart LLP, Reno, Nevada passed upon the validity of the common stock being offered hereby.

EXPERTS

Included in the prospectus constituting part of this registration statement are consolidated financial statements for fiscal years ended June 30, 2009 and 2008, which have been audited by Paritz & Company, P.A., an independent registered public accounting firm, to the extent and for the periods set forth in their respective report appearing elsewhere herein. In the audit report, our auditor has expressed their concern as to our ability to continue as a going concern. The financial statements are included in reliance upon such report given upon the authority of such firms as experts in accounting and auditing.

Effective as of May 13, 2010 the Company dismissed Paritz & Company, P.A. (“Paritz & Co”), the Company's independent registered public accounting firm. The decision to change accountants was approved by the Company's Board of Directors.

Paritz & Co reported on the Company's consolidated financial statements for the years ending June 30, 2009 and 2008 and reviewed the Company’s consolidated financial statements for the period ending September 30 and December 31, 2009. For these periods and up to May 13, 2010, there were no disagreements with Paritz & Co on any matter of accounting principle or practices, financial statement disclosure, or auditing scope or procedure, which disagreement(s), if not resolved to the satisfaction of Paritz & Co, would have caused it to make reference thereto in its report on the financial statements for such years.  During such years, there were no reportable events within the meaning set forth in Item 304(a)(1)(v) of Regulation S-K.

The reports of Paritz & Co on the financial statements of the Company for the fiscal years ended June 30, 2009 and 2008 did not contain any adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles, except that such reports on our financial statements contained an explanatory paragraph with respect to uncertainty as to the Company's ability to continue as a going concern.

The Company has provided Paritz & Co with a copy of the foregoing disclosure and requested that Paritz & Co provide the Company with a letter addressed to the Securities and Exchange Commission stating whether it agrees with the statements made by the Company in response to this item. A copy of such letter, dated July 27, 2010, is filed as Exhibit 16.1 to this Registration Statement.

The Company has engaged Friedman LLP to assume the role of its new independent registered public accounting firm. The decision to engage Friedman LLP was approved by the Board of Directors on May 13, 2010. The Company signed the engagement letter on May 13, 2010.

During the fiscal years ended June 30, 2009 and 2008 and through May 13, 2010, the Company did not consult with Friedman LLP on (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that may be rendered on the Company’s financial statements, and Friedman LLP did not provide either in a written report or oral advice to the Company that was an important factor considered by the Company in reaching a decision as to any accounting, auditing, or financial reporting issue; or (ii) the subject of any disagreement, as defined in Item 304 (a)(1)(v) of Regulation S-K and the related instructions, or a reportable event within the meaning set forth in Item 304 (a)(1)(V) of Regulation S-K.

AVAILABLE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the common stock offered hereby. This prospectus, which constitutes part of the registration statement, does not contain all of the information set forth in the registration statement and the exhibits and schedule thereto, certain parts of which are omitted in accordance with the rules and regulations of the SEC. For further information regarding our common stock and us, please review the registration statement, including exhibits, schedules and reports filed as a part thereof. Statements in this prospectus as to the contents of any contract or other document filed as an exhibit to the registration statement, set forth the material terms of such contract or other document but are not necessarily complete, and in each instance reference is made to the copy of such document filed as an exhibit to the registration statement, each such statement being qualified in all respects by such reference.

We are also subject to the informational requirements of the Exchange Act which requires us to file reports, proxy statements and other information with the SEC. Such reports, proxy statements and other information along with the registration statement, including the exhibits and schedules thereto, may be inspected at public reference facilities of the SEC at 100 F Street N.E, Washington D.C. 20549. Copies of such material can be obtained from the Public Reference Section of the SEC at prescribed rates. You may call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. Because we file documents electronically with the SEC, you may also obtain this information by visiting the SEC’s Internet website at http://www.sec.gov.

No dealer, salesperson or other person has been authorized to give any information or to make any representations other than those contained in this prospectus in connection with the offering made by this prospectus, and, if given or made, such information or representations must not be relied upon as having been authorized by the Company or the selling stockholders.  This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than those specifically offered hereby or an offer to sell or a solicitation of an offer to buy any of these securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation.  Except where otherwise indicated, this prospectus speaks as of the effective date of the registration statement.

FINANCIAL STATEMENTS

Index to Financial Statements

BABY FOX INTERNATIONAL, INC. AND SUBSIDIARY
CONSOLIDATED BALANCE SHEETS

	March 31, 2010	June 30, 2009
	(Unaudited)
ASSETS
CURRENT ASSETS:
Cash	$256,797	$312,397
Accounts receivable, net of allowance for doubtful accounts of $687,900 and $176,803, respectively	4,563,722	3,261,343
Inventories	5,322,202	6,222,993
Advance to vendors	28,701	26,341
Prepaid expenses and sundry current assets	445,915	578,053
Total current assets	10,617,337	10,401,127

PROPERTY AND EQUIPMENT, net	54,941	56,659

SECURITY DEPOSITS	230,645	133,896

Total assets	$10,902,923	$10,591,682

LIABILITIES AND STOCKHOLDERS’ DEFICIENCY

CURRENT LIABILITIES:
Accounts payable - trade	$808,525	$2,891,419
Accounts payable - affiliated company	8,401,213	8,281,174
Customer deposits and advances	1,631,143	1,518,981
Accrued expenses and other current liabilities	3,475,049	1,962,492
Loans payable – officer and stockholder	32,961	23,490
Current portion of long-term debt	1,567,467	835,050
Dividends payable	838,334	838,378
Total current liabilities	16,754,692	16,350,984

LONG-TERM DEBT	810,160	810,160

Total liabilities	17,564,852	17,161,144

STOCKHOLDERS’ DEFICIENCY

Preferred stock, $0.001 par value 10,000,000 shares authorized 0 shares issued and outstanding	-	-
Common stock, $0.001 par value 90,000,000 shares authorized 40,427,500 shares issued and outstanding	40,427	40,427
Accumulated deficit	(6,752,267)	(6,659,522)
Accumulated other comprehensive income	49,911	49,633
Total stockholders' deficiency	(6,661,929)	(6,569,462)
Total liabilities and stockholders' deficiency	$10,902,923	$10,591,682

See accompanying notes to consolidated financial statements

BABY FOX INTERNATIONAL, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF OPERATIONS AND OTHER COMPREHENSIVE INCOME (LOSS)

(UNAUDITED)
	Three Months Ended		Nine Months Ended
	March 31,		March 31,
	2010	2009	2010	2009
SALES:
Corporate stores	$6,475,430	$5,670,387	$17,800,827	$15,809,095
Non-corporate stores	609,812	720,330	2,153,495	1,781,654
Total sales	7,085,242	6,390,717	19,954,322	17,590,749

COST OF SALES:
Corporate stores	2,399,152	4,066,503	8,689,067	8,933,133
Non-corporate stores	322,855	379,030	1,398,443	886,700
Total cost of sales	2,722,007	4,445,533	10,087,510	9,819,833

GROSS PROFIT	4,363,235	1,945,184	9,866,812	7,770,916

OPERATING EXPENSES:
Selling expenses	3,030,093	2,947,694	9,064,223	8,093,618
General and administrative expenses	486,279	93,648	802,325	341,888
Total operating expenses	3,516,372	3,041,342	9,886,548	8,435,506

OPERATING INCOME (LOSS)	846,863	(1,096,158)	264	(664,590)

OTHER EXPENSES:
Interest expense	30,861	31,008	93,009	93,016

INCOME (LOSS) BEFORE INCOME TAXES	816,002	(1,127,166)	(92,745)	(757,606)

INCOME TAXES PROVISION	-	-	-	-

NET INCOME (LOSS)	816,002	(1,127,166)	(92,745)	(757,606)

OTHER COMPREHENSIVE INCOME:
Foreign currency translation adjustment	(1,319)	(6,720)	278	(5,566)

COMPREHENSIVE INCOME (LOSS)	$814,683	$(1,133,886)	$(92,467)	$(763,172)

BASIC AND DILUTED INCOME (LOSS)
PER COMMON SHARE	$0.02	$(0.03)	$(0.00)	$(0.02)
BASIC AND DILUTED WEIGHTED AVERAGE
SHARES OUTSTANDING	40,427,500	40,427,500	40,427,500	40,427,500

See accompanying notes to consolidated financial statements

BABY FOX INTERNATIONAL, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' DEFICIENCY

	Number	Par	Owners’	Paid-In	Earnings	Other Comprehensive
	of Shares	Value	Capital	Capital	(Deficit)	Income	Total

BALANCE, June 30, 2008	40,427,500	$40,427			$(2,176,893)	$54,451	(2,082,015)
Net Income (loss)	-	-	-	-	(4,482,629)	-	(4,482,629)
Foreign currency translation adjustment	-	-	-	-		(4,818)	(4,818)

BALANCE, June 30, 2009	40,427,500	$40,427	$-	$-	$(6,659,522)	$49,633	$(6,569,462)
Net Income (loss)	-	-	-	-	(92,745)	-	(92,745)
Foreign currency translation adjustment	-	-	-	-		278	278

BALANCE, March 31, 2010 (unaudited)	40,427,500	$40,427	$-	$-	$(6,752,267)	$49,911	$(6,661,929)

See accompanying notes to consolidated financial statements

BABY FOX INTERNATIONAL, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED)

	Nine Months Ended
	March 31,
	2010	2009
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(92,745)	$(757,606)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation	11,799	9,046
Changes in operating assets and liabilities:
Accounts receivable	(1,302,017)	(515,874)
Inventories	900,092	(2,704,840)
Advance to vendors	(2,360)	248,475
Prepaid expenses and sundry current assets	132,053	(388,933)
Deposits	(96,716)	32,806
Accounts payable	(1,961,458)	2,964,383
Accrued expenses, taxes and sundry current liabilities	1,512,050	715,206
Customer deposits and advances	112,196	620,831
Net cash (used in) provided by operating activities	(787,106)	223,494

CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisition of property and equipment	(10,085)	(26,393)
Net cash used in investing activities	(10,085)	(26,393)

CASH FLOWS FROM FINANCING ACTIVITIES:
Payment of related party loans	-	(76,673)
Proceeds from related party loans	9,468	-
Proceeds from long-term debt	732,161	-
Net cash provided by (used in) financing activities	741,629	(76,673)

EFFECTS OF EXCHANGE RATE CHANGE IN CASH	(38)	(126)

(DECREASE) INCREASE IN CASH	(55,600)	120,302

CASH, beginning of period	312,397	110,140

CASH, end of period	$256,797	$230,442

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Interest paid	$-	$-
Income tax paid	$15,210	$-

See accompanying notes to consolidated financial statements

BABY FOX INTERNATIONAL, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2010
 (UNAUDITED)

1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Business description

Baby Fox International, Inc. (the “Company”), through its wholly-owned subsidiary Shanghai Baby Fox Fashion Co., Ltd. (“Shanghai Baby Fox”) is a specialty retailer, developer and designer of fashionable, value-priced women’s apparel and accessories.  The Company sells merchandise at its corporate-owned stores located within malls in China.  The mall operator collects the proceeds of sales from customers and remits the proceeds, net of rent and other charges, to the Company.

In addition, the Company sells merchandise to licensed non-corporate owned stores which only carry the Baby Fox brand merchandise.

Basis of presentation

The Company’s accounting policies used in the preparation of the accompanying consolidated financial statements conform to accounting principles generally accepted in the United States of America ("US GAAP") and have been consistently applied.

In the opinion of management, the Company’s unaudited consolidated financial statements reflect all adjustments (consisting of normal recurring accruals) that are considered necessary for a fair presentation of consolidated results of operations, financial position and cash flows as of and for the periods present. Operating results for the nine month period ended March 31, 2010 are not necessarily indicative of the results that may be expected for the year ending June 30, 2010.

Certain prior year amounts in the consolidated financial statements have been reclassified to conform to the current year presentation.

Basis of consolidation

The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary after elimination of significant inter-company balances and transactions.

Company reporting year end

For US financial statement reporting purposes, the Company has adopted June 30 as its fiscal year end.

Use of estimates in the preparation of financial statements

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of net revenue and expenses during each reporting period. Actual results could differ from those estimates.

Foreign currency translation

The reporting currency of the Company is the US dollar. The functional currency of Baby Fox International is the US dollar. Shanghai Baby Fox uses its local currency, the Chinese Renminbi (“RMB”) as its functional currency. According to FASB issued accounting standards regarding foreign currency translation, results of operations and cash flows are translated at the average exchange rates during the period, assets and liabilities are translated at the exchange rates at the balance sheet dates, and equity is translated at the historical exchange rates. As a result, amounts related to assets and liabilities reported on the statement of cash flows will not necessarily agree with changes in the corresponding balances on the balance sheets.

Translation gains and losses that arise from exchange rate fluctuations on transactions denominated in a currency other than the functional currency are included in the results of operations as incurred. Gains and losses from foreign currency transactions are included in the results of operations. No material transaction gain or loss for the three months and nine months ended March 31, 2010 and 2009.

Revenue recognition and return policy

The Company recognizes revenue in accordance with FASB issued accounting standards regarding revenue recognition, which specifies that revenue is realized or realizable and earned when four criteria are met:

•	Persuasive evidence of an arrangement exists;
•	Delivery has occurred or services have been rendered;
•	The seller’s price to the buyer is fixed or determinable; and
•	Collectibility of payment is reasonably assured.

The Company’s revenues are generated from sales at its company-owned retail stores and from sales of merchandise to licensed non-corporate owned stores.

Revenues from sales at company owned retail stores are recognized when the ultimate customer purchases the merchandise in the store and pays for it at the cash register.  Customers have the right to return merchandise for credit, exchange or refunds for up to fourteen days after purchase. The return policy is set by corporate headquarters and consistent among all our corporate stores. Period allowed for return is short (two weeks) and based on historical experience, actual returns by end consumers have been rare and immaterial across all retail stores. Management will keep monitoring returns by end consumers at our corporate stores as we open more stores each period.

Revenues from sales to licensed non-corporate stores are recognized at the date of shipment to the non-corporate stores when a formal arrangement exists, the price is fixed or determinable, and no other significant obligations of the Company exist and collectability is reasonably assured.  According to the contract, non-corporate stores have the right to return defected merchandise within ten days of receipt.  Return of unsold merchandise for current style is determined by our headquarters and full cooperation from non-corporate stores is required.  Reserves are established to reflect actual and anticipated losses resulting from the returns of defected and unsold merchandise based on historical information. Currently we estimate returns to be 20% of our sales to non-corporate stores and relevant reserves have been made accordingly each reporting period. Since fashion clothing is trending towards shorter product life cycle and the return period we allow for non-corporate stores is relatively long, current reserve already take into the effect of introducing new products on expected return of previous products. The return reserve based on this percentage of sales has been consistent with actual returns in our operating history. As we continue to open more non-corporate stores, we will closely monitor returns for existing and new stores and adjust reserve for returns if necessary. We do not offer early payment discounts, incentive discounts based on volume or credit for products that do not sell well at non-corporate stores.

Shipping and handling of merchandise sold to non-corporate stores is included in revenue and not separately billed to customers or paid directly by the customer.

Cost of sales

Cost of sales includes the cost of merchandise sold and related costs including purchasing, receiving, warehousing and related costs.

Store opening expenses

Due to the short initial term of the leases with mall operators and the cancellation provisions contained in the store leases, the cost of leasehold improvements and store fixtures are charged to expense as incurred.

Advertising expense

Advertising expense is charged to operations as incurred and aggregated approximately $16,434 and $2,056 for the three months ended March 31, 2010 and 2009 and $38,513 and $11,546 for the nine months ended March 31, 2010 and 2009, respectively.

Financial instruments

The Company considers the carrying amount of cash, accounts receivable, other receivables, prepayments, accounts payable, accrued liabilities, other payables, taxes payable, and loans to approximate their fair values because of the short period of time between the origination of such instruments and their expected realization and their current market rate of interest.

Cash

The Company includes in cash and cash equivalents all short-term, highly liquid investments that mature within three months of their acquisition date.  Cash equivalents consist principally of investments in interest-bearing demand deposit accounts and liquidity funds with financial institutions and are stated at cost, which approximates fair value.

The Company maintains cash with financial institutions in the Peoples Republic of China (“PRC”) which are not insured or otherwise protected. Should any of these institutions holding the Company’s cash become insolvent, or if the Company is unable to withdraw funds for any reason, the Company could lose the cash on deposit with that institution.

Accounts receivable

Accounts receivable consist of amounts due from mall operators which are generally received within sixty days and amounts due from sales to non-corporate stores.  The risk of credit loss in the Company’s trade receivables is substantially mitigated by the Company’s credit evaluation process, short collection terms from mall operators and deposits required from non-corporate store operators.  Allowances for potential credit losses are determined based on historical experience and current evaluation of the composition of accounts receivable.  Historically, credit losses have been within management’s expectations.

Inventories

Inventories, consisting of finished goods and accessories, are valued at the lower of cost as determined by the average cost or market. Cost includes all expenditures incurred in bringing the goods to the point of sale and putting them in a saleable condition, Due to the high style nature of the Company’s merchandise, slow moving, out of season and broken style merchandise is sold to discount stores substantially below cost.  Reserves are created to reduce the carrying value of these items to market value.

The company maintains a perpetual inventory and sales report, by store location. This is updated daily based upon shipping and sales reports. A weekly review is made by the merchandising group and management to identify slow moving merchandise. Merchandise, which is slow moving during the first month at a store is reported to the head office, and is sometimes moved to other stores, due to varying style demand in the diverse markets in China. Unsold merchandise is then marked down, and if not sold within 90 days of receipt, it is shipped back to the warehouse. The company then has periodic discount warehouse sales and uses certain liquidators.
The company values inventory at the lower of cost or market, and maintains a reserve for inventory markdowns. This encompasses current goods held for liquidation and markdown, and application of historical percentages of current inventory which is anticipated to be marked down and /or liquidated. Currently this percentage stands at 49% of ending inventory level based on historical experience and current goods held for liquidation, and reserves are made accordingly at each reporting period. The company periodically adjusts the percentage based on a review of changing ratios and the percentage of selling prices recovered through liquidation.

Property and equipment

Property and equipment are recorded at cost.  Depreciation is provided in amounts sufficient to amortize the cost of the related assets over their useful lives using the straight line method for financial reporting purposes.

Maintenance, repairs and minor renewals are charged to expense when incurred.  Replacements and major renewals are capitalized.

Deferred income taxes

The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards which requires that deferred tax assets and liabilities be recognized for future tax consequences attributable to differences between financial statement carrying amounts of existing assets and liabilities and their respective tax bases.  In addition, it requires recognition of future tax benefits, such as carryforwards, to the extent that realization of such benefits is more likely than not and that a valuation allowance be provided when it is more likely than not that some portion of the deferred tax asset will not be realized.

Earnings per share

Basic earnings per common share is computed on the basis of the weighted average number of common shares outstanding during the period. Diluted earnings per share is computed on the basis of the weighted average number of common shares and dilutive securities (such as warrants and convertible preferred stock) outstanding. Dilutive securities having an anti-dilutive effect on diluted earnings per share are excluded from the calculation.

Comprehensive income

Comprehensive income is defined to include all changes in equity except those resulting from investments by shareholders and distributions to shareholders.  Among other disclosures, all items that are required to be recognized under current accounting standards as components of comprehensive income are required to be reported in a financial statement that is presented with the same prominence as other financial statements. Comprehensive income includes net income and the foreign currency translation gain, net of tax.

Statement of cash flows

In accordance with FASB issued Accounting Standards cash flows from the Company’s operations are calculated based upon the local currencies. As a result, amounts related to assets and liabilities reported on the statement of cash flows will not necessarily agree with changes in the corresponding balances on the balance sheet.

Segment reporting

The FASB issued Accounting Standard requires use of the “management approach” model for segment reporting.  The management approach model is based on the way a company’s management organized segments within the company for making operating decisions and assessing performance.  Reportable segments are based on products and services, geography, legal structure, management structure, or any other manner in which management disaggregates a company.  The standard has an immaterial effect on the Company’s financial statements, as the Company consists of one reportable business segment, the sale of merchandise.

Recent accounting pronouncements

In January 2010, the FASB issued new standards in ASC 820, Fair Value Measurements and Disclosures: Improving Disclosures About Fair Value Measurements. This amendment clarifies existing disclosures, require new disclosures, and include conforming amendments to guidance on employers’ disclosures about postretirement benefit plan assets. This disclosure is effective for interim and annual periods beginning after December 15, 2009, except for disclosures about purchases, sales, issuances, and settlements in the roll forward of activity in Level 3 fair value measurements. Those disclosures are effective for fiscal years beginning after December 15, 2010, and for interim periods within those fiscal years.  The Company has determined the adoption of this rule does not have a material impact on its consolidated financial statements.

In February 2010, FASB issued new standards in ASC 855, Subsequent Event. This amendment removes the requirement for an SEC filer to disclose a date through which subsequent events have been evaluated in both issued and revised financial statements. Revised financial statements include financial statements revised as a result of either correction of an error or retrospective application of GAAP. All of the amendments are effective upon issuance of the final update, except for the use of the issued date for conduit debt obligors. That amendment is effective for interim or annual periods ending after June 15, 2010. The Company does not expect the adoption of this amendment to have a material impact on its consolidated financial statements.

2. GOING CONCERN

As of March 31, 2010, the Company’s current liabilities exceeded its current assets by $6,137,355 and the Company’s total liabilities exceeded its total assets by $6,661,929. The Company generated a net loss for the nine months ended March 31, 2010 and the Company’s cash position on March 31, 2010 was $256,797. Our auditor has expressed their concern as to our ability to continue as a going concern in the audit opinion of our financial statements for the year ended June 30, 2009.

3.  PREPAID EXPENSES AND SUNDRY CURRENT ASSETS

Prepaid expenses and sundry current assets consist of the following:

	As of March 31, 2010	As of June 30, 2009
Employee advance	$3,662	$4,656
Prepaid expenses	258,966	221,065
Prepaid value-added tax	-	169,036
Other prepaid expenses	183,287	183,296
Total	$445,915	$578,053

4.  RELATED PARTY TRANSACTIONS

The Company purchased approximately 100% and 93% of its merchandise for the three and nine months ended March 31, 2010 from ChangZhou CTS Fashion Co., Ltd. (“CTS”) which is owned by the CEO of the Company. Total purchases from CTS approximated $2,125,464 and $2,155,187 for the three months and $8,852,195and $7,760,841 for the nine months ended March 31, 2010 and 2009.

Total accounts payable to CTS as of March 31, 2010 and as of June 30, 2009 were $8,401,213 and $8,281,174, respectively. The payables do not bear interest and are due during normal course of business operation.

The Company rents warehouse and office space from CTS and board director Fengling Wang. Total rent to CTS and Fengling Wang, respectively, were $8,423 and $2,197 for the three months and $25,260 and $6,589 for the nine months ended March 31, 2010.

On February 18, 2008, we entered into a loan agreement with our CEO, Jieming Huang, pursuant to which, we borrowed $810,160. The loan agreement is subject to a five-year term with five percent annual interest.

5.  CUSTOMER DEPOSITS AND ADVANCES

Customer deposits and advances consist of deposits and advances from vendors for the purchase of merchandise and security deposits from licensed non-corporate stores. Pursuant to the terms of the contracts with licensed non-corporate stores, the security deposits are fully refundable at the end of the contract term with no interest due.

6.  ACCRUED EXPENSES AND SUNDRY CURRENT LIABILITIES

Accrued expenses and sundry current liabilities consist of the following:

	March 31,	June 30,
	2010	2009

Employee benefits payable	$102,311	$107,801
Salary payable	112,702	105,686
Store expense	31,771	77,563
Agency fee	2,465,498	1,501,204
Interest payable	241,303	148,273
Sundry current liabilities	521,464	21,965
Total	$3,475,049	$1,962,492

We formally adopted agency marketing system in October 2008. Regional agent is individual or trading company who we contract to have exclusive and nontransferable rights to sell and promote our products in designated areas such as a city or province. The contract term is usually for a year and renewable 60 days prior to expiration. The agent is selected from our target area and responsible for determining store locations within the area (contingent upon our approval), setting up our corporate stores in that area, hiring store staff, and managing all stores’ day to day operation in the area. The agent can not raise standard price of our products or offer discount without our approval nor can they sell products of other brand names in the stores. In return for their services on behalf of the Company, sales agent is paid a commission called agency fee ranging from 5% to 38% of the stores’ sales revenue. As our regional agent is selected local expertise in sales and marketing in the area, such a marketing system helps us penetrate a target market more rapidly and provides proper incentive for the agent to increase our market share in that area. For the three months ended March 31, 2010 and 2009, we incurred agency fee of $799,261 and $571,496, respectively, and $2,243,482 and $1,443,837 for the nine months ended March 31, 2010 and 2009, respectively.

7. DIVIDENDS PAYABLE

The Company’s wholly-owned subsidiary, Shanghai Baby Fox Fashion Co., Ltd. declared dividends on August 8, 2007 and December 10, 2007 in the amount of approximately $401,900 and $433,700, respectively, to Fengling Wang, its sole shareholder on record on the dates the dividends were declared.

8. LONG-TERM DEBTS

Long-term debt consists of the following, of which, $835,006 became current as of June 30, 2009 and $732,461 became current as of March 31, 2010.

	March 31, 2010	June 30, 2009
Amount borrowed from our CEO, bearing interest at 5% per annum and due February 17, 2013	$810,160	$810,160
Amount borrowed from an unrelated party, bearing interest at 10% per annum and due June 16, 2010	835,006	835,050
Amount borrowed from an unrelated party, bearing zero interest and due January 31, 2011, the loan is guaranteed by CTS	732,461	-
Subtotal	2,377,627	1,645,210
Less: current portion	1,567,467	835,050
Total	$810,160	$810,160

Long-term debt matures as follows:

Fiscal year ended June 30,
2010	$835,006
2011	732,461
2013	810,160

9.  INCOME TAXES

The Company did not have any provision for U.S. income taxes for the periods ended March 31, 2010 due to the net operating loss carry forward in the United States, for which the Company has set up 100% valuation allowance.

The Company’s subsidiary is governed by the Income Tax Laws of the PRC concerning Foreign Investment Enterprises and Foreign Enterprises and various local income tax laws, which are subject to tax at a rate of 25% on income reported in the statutory financial statements after appropriate tax adjustments.

The following table reconciles the U.S. statutory rates to the Company’s effective tax rate for the nine months ended March 31, 2010 and 2009:

	2010	2009
U.S. Federal income tax rate	35.0%	35.0%
Foreign income not recognized in U.S.	(35.0)	(35.0)
China income taxes	25.0	25.0
Loss not available for tax purposes	(25.0)	(25.0)
Effective income tax rate	-%	-%

Deferred income taxes reflect the net effects of temporary difference between the carrying amounts of assets and liabilities for financial statements purposes and the amounts used for income tax purposes, and operating loss carry-forwards.

The components of net deferred tax assets and liabilities as of March 31, 2010 are as follows:

	March 31,	June 30,
	2010	2009
Deferred tax assets
Inventory markdown allowance	$1,196,707	$1,381,040
Bad debt allowance	171,975	44,201
Net loss carryforward	319,385	299,459
Gross deferred tax assets	1,688,067	1,724,700
Valuation allowance	(1,688,067)	(1,724,700)
Total deferred tax assets	$-	$-

10.  COMMITMENTS AND CONTINGENCIES

Leases

The Company is obligated under operating leases for their headquarter facilities, distribution center and certain stores located in malls.  Aggregate minimum annual rentals under non-cancelable leases are as follows:

Fiscal year
2010	$345,466
2011	608,843
2012	8,786
2013	8,786
2014	4,393
Thereafter	-

Approximately 23% of corporate stores in malls have minimum annual rentals plus percentage rents.  The remaining stores do not have minimum rentals, but have percentage rent requirements. These leases can be terminated if performance does not meet certain predetermined levels. Rental expense charged to operations aggregated approximately $1,306,098 and $1,255,655 for the three months ended March 31, 2010 and 2009 and $3,651,068 and $3,424,781 for the nine months ended March 31, 2010 and 2009.

11.  RISK FACTORS

Vulnerability due to Operations in PRC

The Company’s operations may be adversely affected by significant political, economic and social uncertainties in the PRC.  Although the PRC government has been pursuing economic reform policies for more than 20 years, no assurance can be given that the PRC government will continue to pursue such policies or that such policies may not be significantly altered, especially in the event of a change in leadership, social or political disruption or unforeseen circumstances affecting the PRC’s political, economic and social conditions.  There is also no guarantee that the PRC government’s pursuit of economic reforms will be consistent or effective.

Substantially all of the Company’s businesses are transacted in RMB, which is not freely convertible.  The People’s Bank of China or other banks are authorized to buy and sell foreign currencies at the exchange rates quoted by the Peoples Bank of China.  Approval of foreign currency payments by the People’s Bank of China or other institutions requires submitting a payment application form together with suppliers’ invoices, shipping documents and signed contracts.

Since the Company has its primary operations in the PRC, the majority of its revenues will be settled in RMB, not U.S. Dollars.  Due to certain restrictions on currency exchanges that exist in the PRC, the Company’s ability to use revenue generated in RMB to pay any dividend payments to its shareholders may be limited.

Competition

The sale of women’s fashion and accessories through retail stores is a highly competitive business with numerous competitors, including individual and chain fashion specialty stores, department stores and discount retailers.  Brand image, marketing, fashion design, price, service, fashion assortment and quality are the principal competitive factors in retail store sales.  A failure to compete effectively could adversely affect growth and profitability.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors
Baby Fox International, Inc. and Subsidiary

We have audited the accompanying consolidated balance sheets of Baby Fox International, Inc. and Subsidiary as of June 30, 2009 and 2008 and the related consolidated statements of operations and other comprehensive income (loss), changes in stockholders’ equity and cash flows for the years then ended.  These financial statements are the responsibility of the Company's management.  Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  The Company is not required to have, nor were we engaged to perform an audit of is internal control over financial reporting.  Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audit provides a reasonable basis for our opinion.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern.  As shown on the accompanying balance sheet, the Company’s current liabilities exceeded its current assets by $5,949,857, the Company’s total liabilities exceeded its total assets by $6,569,462 and the Company generated a net loss for the years ended June 30, 2009 and 2008. These circumstances raise substantial doubt about its ability to continue as a going concern.  The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Baby Fox International, Inc. and Subsidiary as of June 30, 2009 and 2008, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

/s/ Paritz & Company, P.A.
Hackensack, New Jersey
October 23, 2009

BABY FOX INTERNATIONAL, INC. AND SUBSIDIARY
CONSOLIDATED BALANCE SHEETS

	June 30, 2009	June 30, 2008
ASSETS
CURRENT ASSETS:
Cash	$312,397	$110,140
Accounts receivable, net of allowance for doubtful accounts of $176,803
and $179,168, respectively	3,261,343	1,855,639
Inventories	6,222,993	6,467,519
Advance to vendors	26,341	279,024
Prepaid expenses and sundry current assets	578,053	346,841
Total current assets	10,401,127	9,059,163

PROPERTY AND EQUIPMENT, net	56,659	42,408

DEPOSITS	133,896	138,372

Total assets	$10,591,682	$9,239,943

LIABILITIES AND STOCKHOLDERS’ (DEFICIENCY) EQUITY

CURRENT LIABILITIES:
Accounts payable - trade	$2,891,419	$3,083,808
Accounts payable - affiliated company	8,281,174	2,900,523
Customer deposits and advances	1,518,981	1,890,937
Accrued expenses and sundry current liabilities	1,962,492	871,760
Loans payable – officer and stockholder	23,490	97,624
Current portion of long-term debt	835,050	-
Dividends payable	838,378	835,231
Total current liabilities	16,350,984	9,679,883

LONG-TERM DEBT	810,160	1,642,075

Total liabilities	17,161,144	11,321,958

STOCKHOLDERS’ (DEFICIENCY) EQUITY:
Preferred stock, $0.001 par value 10,000,000 shares authorized
0 shares issued and outstanding	-	-
Common stock, $0.001 par value 90,000,000 shares authorized
40,427,500 shares issued and outstanding	40,427	40,427
Accumulated deficit	(6,659,522)	(2,176,893)
Accumulated other comprehensive income	49,633	54,451
Total stockholders' (deficiency) equity	(6,569,462)	(2,082,015)
Total liabilities and stockholders' (deficiency) equity	$10,591,682	$9,239,943

See accompanying notes to consolidated financial statements

BABY FOX INTERNATIONAL, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF OPERATIONS AND OTHER COMPREHENSIVE INCOME (LOSS)
FOR THE YEARS ENDED JUNE 30, 2009 AND 2008

	2009	2008
SALES:
Corporate stores	$20,931,091	$13,695,640
Non-corporate stores	3,341,341	1,360,087
Total sales	24,272,432	15,055,727

COST OF SALES:
Corporate stores	15,576,153	9,345,365
Non-corporate stores	1,795,911	703,316
Total cost of sales	17,372,064	10,048,681

GROSS PROFIT	6,900,368	5,007,046

OPERATING EXPENSES:
Selling expenses	10,839,079	5,940,035
General and administrative expenses	419,905	502,764
Total operating expenses	11,258,984	6,442,799

OPERATING INCOME (LOSS)	(4,358,616)	(1,435,753)

OTHER EXPENSES:
Interest expense	124,013	23,682

INCOME (LOSS) BEFORE INCOME TAXES	(4,482,629)	(1,459,435)

INCOME TAXES	-	-

NET INCOME (LOSS)	(4,482,629)	(1,459,435)

OTHER COMPREHENSIVE INCOME:
Foreign currency translation adjustment	(4,818)	18,167

COMPREHENSIVE INCOME (LOSS)	$(4,487,447)	$(1,441,268)

BASIC AND DILUTED INCOME (LOSS)
PER COMMON SHARE	$(0.11)	$(0.04)
BASIC AND DILUTED WEIGHTED AVERAGE
SHARES OUTSTANDING	40,427,500	39,068,722

See accompanying notes to consolidated financial statements

BABY FOX INTERNATIONAL, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY (DEFICIENCY)

	Common Stock			Additional	Retained	Accumulated Other
	Number	Par	Owners’	Paid-In	Earnings	Comprehensive
	of Shares	Value	Capital	Capital	(Deficit)	Income	Total
BALANCE, June 30, 2007	-	-	626,000	-	253,308	36,284	915,592

Sale of common stock	427,500	427	-	85,073	-	-	85,500
Sale of common stock	37,957,487	37,957	-	(37,957)	-	-	-
Founder shares issued for no consideration	100,000	100		(100)	-		-
Common stock issued for merger-related expenses	1,942,513	1,943	-	(1,943)	-	-	-
Effect of acquisition		-	(626,000)	(45,073)	(135,535)	-	(806,608)
Foreign currency translation adjustment	-	-	-	-	-	18,167	18,167
Net loss	-	-	-	-	(1,459,435)	-	(1,459,435)
Dividends declared	-	-	-	-	(835,231)	-	(835,231)

BALANCE, June 30, 2008	40,427,500	$40,427	$-	$-	$(2,176,893)	$54,451	$(2,082,015)

Net Income (loss)	-	-	-	-	(4,482,629)	-	(4,482,629)
Foreign currency translation adjustment	-	-	-	-		(4,818)	(4,818)

BALANCE, June 30, 2009	40,427,500	$40,427	$-	$-	$(6,659,522)	$49,633	$(6,569,462)

See accompanying notes to consolidated financial statements

BABY FOX INTERNATIONAL, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED JUNE 30, 2009 AND 2008

	2009	2008
CASH FLOWS FROM OPERATING ACTIVITIES:
Net (loss) income	$(4,482,629)	$(1,459,435)
Adjustments to reconcile net (loss) income to net cash provided by
(used in) operating activities:
Depreciation	12,737	6,785
Changes in operating assets and liabilities:
Accounts receivable	(1,398,712)	(717,403)
Inventories	268,898	(4,877,601)
Due from affiliated company	2,904,615	1,414,766
Advance to vendors	253,735	(279,024)
Prepaid expenses and sundry current assets	(229,905)	(261,404)
Store deposits	4,997	(110,934)
Accounts payable	2,261,096	4,161,863
Accrued expenses, taxes and sundry current liabilities	1,087,503	433,390
Customer deposits and advances	(379,082)	536,866
Net cash provided by (used in) operating activities	303,253	(1,152,131)

CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisition of property and equipment	(26,828)	(31,275)
Investment in subsidiary	-	(806,608)
Net cash used in investing activities	(26,828)	(837,883)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from related party loans	(74,502)	13,136
Proceeds of stockholder loan	-	894,648
Proceeds from issuance of long-term debt		831,915
Proceeds from sale of stock	-	85,500
Net cash provided by (used in) financing activities	(74,502)	1,825,199

EFFECTS OF EXCHANGE RATE CHANGE IN CASH	334	(46,924)

INCREASE (DECREASE) IN CASH	202,257	(211,739)

CASH, beginning of period	110,140	321,879

CASH, end of period	$312,397	$110,140

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Interest paid	$-	$-
Income tax paid	$14,053	$281,157
Noncash financing activities:
Dividends declared and not paid	$-	$835,231

See accompanying notes to consolidated financial statements

BABY FOX INTERNATIONAL, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

YEAR ENDED JUNE 30, 2009

1.      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of presentation

The Company’s accounting policies used in the preparation of the accompanying consolidated financial statements conform to accounting principles generally accepted in the United States of America ("US GAAP") and have been consistently applied.

Business description

Baby Fox International, Inc. (the “Company”), through its wholly-owned subsidiary Shanghai Baby Fox Fashion Co., Ltd., is a specialty retailer, developer and designer of fashionable, value-priced women’s apparel and accessories.  The Company sells merchandise at its corporate-owned stores located within malls in China.  The mall operator collects the proceeds of sales from customers and remits the proceeds, net of rent and other charges, to the Company.

In addition, the Company sells merchandise to licensed non-corporate owned stores which only carry the Baby Fox brand merchandise.

Basis of consolidation

The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary after elimination of significant inter-company balances and transactions.

Certain amounts included in the 2008 financial statement have been reclassified to conform to the 2009 financial statement presentation.

Company reporting year end

For US financial statement reporting purposes, the Company has adopted June 30 as its fiscal year end.

Use of estimates in the preparation of financial statements

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of net revenue and expenses during each reporting period. Actual results could differ from those estimates.

Foreign currency translation

The reporting currency of the Company is the US dollar. The functional currency of Baby Fox International is the US dollar. Shanghai Baby Fox use its local currency Chinese Renminbi (“RMB”) as its functional currency. According to Statement of Financial Accounting Standards (“SFAS”) No. 52, “Foreign Currency Translation,” results of operations and cash flows are translated at the average exchange rates during the period, assets and liabilities are translated at the exchange rates at the balance sheet dates, and equity is translated at the historical exchange rates. As a result, amounts related to assets and liabilities reported on the statement of cash flows will not necessarily agree with changes in the corresponding balances on the balance sheets.

Translation gains and losses that arise from exchange rate fluctuations on transactions denominated in a currency other than the functional currency are included in the results of operations as incurred. Gains and losses from foreign currency transactions are included in the results of operations. No material transaction gain or loss for the years ended June 30, 2009 and 2008.
Revenue recognition and return policy

The Company recognizes revenue in accordance with Staff Accounting Bulletin (“SAB”) No. 101, “Revenue Recognition in Financial Statements” as amended by SAB No. 104 (together, “SAB 104”), which specifies that revenue is realized or realizable and earned when four criteria are met:

•	Persuasive evidence of an arrangement exists;
•	Delivery has occurred or services have been rendered;
•	The seller’s price to the buyer is fixed or determinable; and
•	Collectibility of payment is reasonably assured.

The Company’s revenues are generated from sales at its company-owned retail stores and from sales of merchandise to licensed non-corporate owned stores.

Revenues from sales at company owned retail stores are recognized when the ultimate customer purchases the merchandise in the store and pays for it at the cash register.  Customers have the right to return merchandise for credit, exchange or refunds for up to fourteen days after purchase. The return policy is set by corporate headquarters and consistent among all our corporate stores. Period allowed for return is short (two weeks) and based on historical experience, actual returns by end consumers have been rare and immaterial across all retail stores. Management will keep monitoring returns by end consumers at our corporate stores as we open more stores each period.

Revenues from sales to licensed non-corporate stores are recognized at the date of shipment to the non-corporate stores when a formal arrangement exists, the price is fixed or determinable, and no other significant obligations of the Company exist and collectability is reasonably assured.  Non-corporate stores have the right to return unsold merchandise for up to sixty days after receipt of the merchandise for exchange.  Reserves are established to reflect actual and anticipated losses resulting from the return of unsold merchandise based on historical information. Currently we estimate returns to be 20% of our sales to non-corporate stores and relevant reserves have been made accordingly each reporting period. Since fashion clothing is trending towards shorter product life cycle and return period we allow for non-corporate stores are relatively long (2 months), current reserve already take into the effect of introducing new products on expected return of previous products. The return reserve based on this percentage of sales has been consistent with actual returns in our operating history. As we continue to open more non-corporate stores, we will closely monitor returns for existing and new stores and adjust reserve for returns if necessary. We do not offer early payment discounts, incentive discounts based on volume or credit for products that do not sell well at non-corporate stores.

Shipping and handling of merchandise sold to non-corporate stores is included in revenue and not separately billed to customers or paid directly by the customer.

Cost of sales

Cost of sales includes the cost of merchandise sold and related costs including purchasing, receiving, warehousing and related costs.

Store opening expenses

Due to the short initial term of the leases with mall operators and the cancellation provisions contained in the store leases, the cost of leasehold improvements and store fixtures are charged to expense as incurred.

Advertising expense

Advertising expense is charged to operations as incurred and aggregated approximately $20,717 and $25,000 for the years ended June 30, 2009 and 2008, respectively.

Financial instruments

SFAS 107, “Disclosures about Fair Value of Financial Instruments” requires disclosure of the fair value of financial instruments held by the Company. SFAS 107 defines the fair value of the financial instruments as the amount at which the instrument could be exchanged in a current transaction between willing parties.  The Company considers the carrying amount of cash, accounts receivable, other receivables, prepayments, accounts payable, accrued liabilities, other payables, taxes payable, and loans to approximate their fair values because of the short period of time between the origination of such instruments and their expected realization and their current market rate of interest.

Cash

The Company includes in cash and cash equivalents all short-term, highly liquid investments that mature within three months of their acquisition date.  Cash equivalents consist principally of investments in interest-bearing demand deposit accounts and liquidity funds with financial institutions and are stated at cost, which approximates fair value.

The Company maintains cash with financial institutions in the Peoples Republic of China (“PRC”) which are not insured or otherwise protected. Should any of these institutions holding the Company’s cash become insolvent, or if the Company is unable to withdraw funds for any reason, the Company could lose the cash on deposit with that institution.

Accounts receivable

Accounts receivable consist of amounts due from mall operators which are generally received within thirty days and amounts due from sales to non-corporate stores.  The risk of credit loss in the Company’s trade receivables is substantially mitigated by the Company’s credit evaluation process, short collection terms from mall operators and deposits required from non-corporate store operators.  Allowances for potential credit losses are determined based on historical experience and current evaluation of the composition of accounts receivable.  Historically, credit losses have been within management’s expectations.

Inventories

Inventories, consisting of finished goods and accessories, are valued at the lower of cost as determined by the average cost or market. Cost includes all expenditures incurred in bringing the goods to the point of sale and putting them in a saleable condition, Due to the high style nature of the Company’s merchandise, slow moving, out of season and broken style merchandise is sold to discount stores substantially below cost.  Reserves are created to reduce the carrying value of these items to market value.

The company maintains a perpetual inventory and sales report, by store location. This is updated daily based upon shipping and sales reports. A weekly review is made by the merchandising group and management to identify slow moving merchandise. Merchandise, which is slow moving during the first month at a store is reported to the head office, and is sometimes moved to other stores, due to varying style demand in the diverse markets in China. Unsold merchandise is then marked down, and if not sold within 90 days of receipt, it is shipped back to the warehouse. The company then has periodic discount warehouse sales and uses certain liquidators.

The company values inventory at the lower of cost or market, and maintains a reserve for inventory markdowns. This encompasses current goods held for liquidation and markdown, and application of historical percentages of current inventory which is anticipated to be marked down and /or liquidated. Currently this percentage stands at 49% of ending inventory level based on historical experience and reserves are made accordingly at each reporting period. The company periodically adjusts the percentage based on a review of changing ratios and the percentage of selling prices recovered through liquidation.

Property and equipment

Property and equipment are recorded at cost.  Depreciation is provided in amounts sufficient to amortize the cost of the related assets over their useful lives using the straight line method for financial reporting purposes.
Maintenance, repairs and minor renewals are charged to expense when incurred.  Replacements and major renewals are capitalized.

Deferred income taxes

The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards No. 109 (SFAS 109) which requires that deferred tax assets and liabilities be recognized for future tax consequences attributable to differences between financial statement carrying amounts of existing assets and liabilities and their respective tax bases.  In addition, SFAS 109 requires recognition of future tax benefits, such as carryforwards, to the extent that realization of such benefits is more likely than not and that a valuation allowance be provided when it is more likely than not that some portion of the deferred tax asset will not be realized.

Earnings per share

Basic earnings per common share is computed on the basis of the weighted average number of common shares outstanding during the period. Diluted earnings per share is computed on the basis of the weighted average number of common shares and dilutive securities (such as warrants and convertible preferred stock) outstanding. Dilutive securities having an anti-dilutive effect on diluted earnings per share are excluded from the calculation.

Comprehensive income

Comprehensive income is defined to include all changes in equity except those resulting from investments by shareholders and distributions to shareholders.  Among other disclosures, all items that are required to be recognized under current accounting standards as components of comprehensive income are required to be reported in a financial statement that is presented with the same prominence as other financial statements. Comprehensive income includes net income and the foreign currency translation gain, net of tax.

Statement of cash flows

In accordance with Statement of Financial Accounting Standards No. 95, “Statement of cash Flows,” cash flows from the Company’s operations are calculated based upon the local currencies. As a result, amounts related to assets and liabilities reported on the statement of cash flows will not necessarily agree with changes in the corresponding balances on the balance sheet.

Segment reporting

Statement of Financial Accounting Standards No. 131 (“SFAS 131”), “Disclosure about Segments of an Enterprise and Related Information ” requires use of the “management approach” model for segment reporting.  The management approach model is based on the way a company’s management organized segments within the company for making operating decisions and assessing performance.  Reportable segments are based on products and services, geography, legal structure, management structure, or any other manner in which management disaggregates a company.  SFAS 131 has an immaterial effect on the Company’s financial statements, as the Company consists of one reportable business segment, the sale of merchandise.

Recent accounting pronouncements

Effective January 1, 2009, the Company adopted Financial Accounting Standards Board's (FASB) Statement No. 160 (FAS 160), “Noncontrolling Interests in Consolidated Financial Statements – an Amendment of ARB No. 51.” FAS 160 changed the accounting and reporting for minority interests, which will be recharacterized as noncontrolling interests and classified as a component of equity. FAS 160 required retrospective adoption of the presentation and disclosure requirements for existing minority interests. All other requirements of FAS 160 will be applied prospectively. The adoption of FAS 160 did not have a material impact on the Corporation’s financial statements

In May 2008, the FASB issued Statement of Financial Accounting Standards No. 162, “ The Hierarchy of Generally Accepted Accounting Principles” (“SFAS 162”), which identifies the sources of accounting principles and the framework for selecting the principles to be used in the preparation of financial statements of non-governmental entities that are presented in conformity with U.S. GAAP.  SFAS 162 is effective for the Company sixty days following the SEC’s approval of the Public Company Accounting Oversight Board (PCAOB) amendments to AU Section 411, “The Meaning of Present Fairly in Conformity with Generally Accepted Accounting Principles”.

In December 2007, the FASB issued SFAS No. 141(R), “Business Combinations ” (“SFAS 141R”), which requires most identifiable assets, liabilities, non-controlling interests and goodwill acquired in a business combination to be recorded at “full fair value”.  Under SFAS 141R, all business combinations will be accounted for under the acquisition method.  Significant changes, among others, from current guidance resulting from SFAS 141R include the requirement that contingent assets and liabilities and contingent consideration shall be recorded at estimated fair value as of the acquisition date, with any subsequent changes in fair value charged or credited to earnings.  Further, acquisition-related costs will be expensed rather than treated as part of the acquisition.  SFAS 141R is effective for periods beginning on or after December 15, 2008.

In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities – including an amendment of FASB Statement No. 115 ”. SFAS No. 159 allows companies to choose to measure eligible financial instruments and certain other items at fair value that are not required to be measured at fair value.  SFAS No. 159 requires that unrealized gains and losses on items for which the fair value option has been elected be reported in earnings at each reporting date.  SFAS No. 159 is effective for fiscal years beginning after November 15, 2007 and will be adopted by the Company beginning in the first quarter of fiscal 2009.

The adoption of these standards is not expected to have a material impact on the Company’s results of operations or financial position.

2.  ACQUISITION

On September 20, 2007, Baby Fox International, Inc. entered into an equity share acquisition agreement with Fengling Wang, who owns 100% of Shanghai Baby Fox Fashion Co., Ltd., (“Shanghai”).  Pursuant to the agreement, the Company purchased 100% of the equity shares of Shanghai in exchange for RMB 5.72 Million (equivalent to $806,608), which was borrowed from an officer of the Company.

This transaction is deemed a transaction between entities under common control according to FASB 57 and, accordingly, the financial statements are presented by using “as if pooling” which presume the acquisition was occurred at the beginning of the reporting period.

3.  PREPAID EXPENSES AND SUNDRY CURRENT ASSETS

 Prepaid expenses and sundry current assets consist of the following:

	June 30,	June 30,
	2009	2008

Employee advance	$4,656	$4,816
Prepaid expenses	221,065	173,417
Prepaid value-added tax	169,036	-
Prepaid income tax	183,296	168,608
Total	$578,053	$346,841

4.  RELATED PARTY TRANSACTIONS

The Company purchased approximately 78% of its merchandise in fiscal year 2009 from ChangZhou CTS Fashion Co., Ltd. (“ChangZhou”) which is owned by the CEO of the Company. Total purchases from ChangZhou approximated $13,327,797 and $6,774,736 for the years ended June 30, 2009 and 2008.

Total accounts payable to ChangZhou for the years ended June 30, 2009 and 2008 aggregated $3,708,714 and $801,080, respectively. The payables do not bear interest and are due during normal course of business operation.

The Company rents warehouse and office space from ChangZhou and board director Fengling Wang. Total rent were $11,720 and $8,790 to ChangZhou and Fengling Wang, respectively, for the year ended June 30, 2009.

On February 18, 2008, we entered into a loan agreement with our CEO, Jieming Huang, pursuant to which, we borrowed $810,160. The loan agreement is subject to a five-year term with five percent annual interest (5%).

5.  CUSTOMBER DEPOSITS AND ADVANCES

Customer deposits and advances consist of deposits and advances from vendors for the purchase of merchandise and security deposits from licensed non-corporate stores. Pursuant to the terms of the contracts with licensed non-corporate stores, the security deposits are fully refundable at the end of the contract term with no interest due.

6. ACCRUED EXPENSES AND SUNDRY CURRENT LIABILITIES

Accrued expenses and sundry current liabilities consist of the following:

	June 30,	June 30,
	2009	2008

Employee benefits payable	$107,801	$115,785
Value added tax payable	-	93,061
	-	-
Salary payable	105,686	114,638
Store expense	77,563	301,331
Agency fee	1,501,204	219,308
Interest payable	148,273	24,224
Sundry current liabilities	21,965	3,413
Total	$1,962,492	$871,760

We formally adopted agency marketing system since 2008. Regional agent is individual or trading company who we contract to have exclusive and nontransferable rights to sell and promote our products in designated areas such as a city or province. The contract term is usually for a year and renewable 60 days prior to expiration. The agent is selected from our target area and responsible for determining store locations within the area (contingent upon our approval), setting up our corporate stores in that area, hiring store staff, and managing all stores’ day to day operation in the area. The agent can not raise standard price of our products or offer discount without our approval nor can they sell products of other brand names in the stores. In return for their services, sales agent is paid a commission called agency fee equal to 13% of the stores’ sales revenue. As our regional agent is selected local expertise in sales and marketing in the area, such a marketing system helps us penetrate a target market more rapidly and provides proper incentive for the agent to increase our market share in that area. For the period ended June 30, 2009, we incurred agency fee in the amount of $2,048,606, approximately 8% of total sales.

7. DIVIDENDS PAYABLE

The Company’s wholly-owned subsidiary, Shanghai Baby Fox Fashion Co., Ltd. declared dividends on August 8, 2007 and December 10, 2007 in the amount of approximately $401,900 and $433,700, respectively.

8. LONG-TERM DEBT

Long-term debt consists of the following, of which, $835,050 became current as of June 30, 2009.

	June 30, 2009	June 30, 2008
Amount borrowed from shareholder, bearing interest at 5% per annum and due February 17, 2013	$810,160	$810,160

Amount borrowed from an unrelated party, bearing interest at 10% per annum and due June 16, 2010	835,050	831,915
TOTAL	$1,645,210	$1,642,075

Long-term debt matures as follows:

Year ended June 30,
2010	835,050
2013	810,160

9. INCOME TAXES

The Company did not have any provision for U.S. income taxesfor the year ended June 30, 2009 and 2008 due to the net operating loss carry forward in the United States which the Company has set up 100% valuation allowance.

The Company’ssubsidiary is governed by the Income Tax Laws of the PRC concerning Foreign Investment Enterprises and Foreign Enterprises and various local income tax laws, which are subject to tax at a rate of 25% on income reported in the statutory financial statements after appropriate tax adjustments.

The following table reconciles the U.S. statutory rates to the Company’s effective tax rate for the years ended June 30, 2009 and 2008:

	2009	2008
U.S. Federal income tax rate	35.0%	35.0%
Foreign income not recognized in U.S.	(35.0)	(35.0)
China income taxes	25.0	25.0
Loss not available for tax purposes	(25.0)	(25.0)
Effective income tax rate	-%	-%

Deferred income taxes reflect the net effects of temporary difference between the carrying amounts of assets and liabilities for financial statements purposes and the amounts used for income tax purposes, and operating loss carry-forwards.

The components of net deferred tax assets and liabilities as of June 30, 2009 and 2008 are as follows:

	As of June 30,
	2009	2008
Deferred tax assets
Inventory markdown allowance	$1,381,040	$216,326
Bad debt allowance	44,201	-
Net loss carryforward	299,459	385,342
Gross deferred tax assets	1,724,700	601,668
Valuation allowance	(1,724,700)	(601,668)
Total deferred tax assets	$-	$-

10. COMMITMENTS AND CONTINGENCIES

Leases

The Company is obligated under operating leases for their headquarter facilities, distribution center and certain stores located in malls.  Aggregate minimum annual rentals under non-cancelable leases are as follows:

Fiscal year ending
2010	$405,453
2011	8,790
2012	8,790
2013	4,395
2014	-
Thereafter	-

Approximately 32% of company owned stores in malls have minimum annual rentals plus percentage rents.  The remaining stores do not have minimum rentals, but have percentage rent requirements. These leases can be terminated if performance does not meet certain predetermined levels. Rental expense charged to operations for the years ended June 30, 2009 and 2008 aggregated approximately $4,517,038 and $2,756,000, respectively.

11. RISK FACTORS

Vulnerability due to Operations in PRC

The Company’s operations may be adversely affected by significant political, economic and social uncertainties in the PRC.  Although the PRC government has been pursuing economic reform policies for more than 20 years, no assurance can be given that the PRC government will continue to pursue such policies or that such policies may not be significantly altered, especially in the event of a change in leadership, social or political disruption or unforeseen circumstances affecting the PRC’s political, economic and social conditions.  There is also no guarantee that the PRC government’s pursuit of economic reforms will be consistent or effective.

Substantially all of the Company’s businesses are transacted in RMB, which is not freely convertible.  The People’s Bank of China or other banks are authorized to buy and sell foreign currencies at the exchange rates quoted by the Peoples Bank of China.  Approval of foreign currency payments by the People’s Bank of China or other institutions requires submitting a payment application form together with suppliers’ invoices, shipping documents and signed contracts.

Since the Company has its primary operations in the PRC, the majority of its revenues will be settled in RMB, not U.S. Dollars.  Due to certain restrictions on currency exchanges that exist in the PRC, the Company’s ability to use revenue generated in RMB to pay any dividend payments to its shareholders may be limited.

Competition

The sale of women’s fashion and accessories through retail stores is a highly competitive business with numerous competitors, including individual and chain fashion specialty stores, department stores and discount retailers.  Brand image, marketing, fashion design, price, service, fashion assortment and quality are the principal competitive factors in retail store sales.  A failure to compete effectively could adversely affect growth and profitability.

868,262
Shares of
Common Stock

BABY FOX
INTERNATIONAL, INC.

PROSPECTUS

______________, 20__

DEALER PROSPECTUS DELIVERY OBLIGATION

Until [____], all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.  Other Expenses of Issuance and Distribution.

The estimated expenses of this offering in connection with the issuance and distribution of the securities being registered, all of which are to be paid by the Registrant, are as follows:

Registration Fee	$7
Legal Fees and Expenses	40,000
Accounting Fees and Expenses	7,500
Printing	5,000
Miscellaneous Expenses	0
Total	$52,507

Item 14.  Indemnification of Directors and Officers

The only statue, charter provision, by-law, contract, or other arrangement under which any controlling person, director or officers of the Registrant is insured or indemnified in any manner against any liability which he may incur in his capacity as such, is as follows:

Our articles of incorporation limits the liability of our directors and officers to the maximum extent permitted by Nevada law. Nevada law provides that directors and officers of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except liability for: (i) acts or failure to act which constituted a breach of his or her fiduciary duties as a director or officer; and (ii) the breach of those duties involved intentional misconduct, fraud or a knowing violation of the law. Nevada law does not permit a corporation to eliminate a director’s duty of care, and this provision of our articles of incorporation has no effect on the availability of equitable remedies, such as injunction or rescission, based upon a director’s breach of the duty of care.

The effect of the foregoing is to require us to indemnify our officers and directors for any claim arising against such persons in their official capacities if such person acted in good faith and in a manner that he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. We also maintain officers’ and directors’ liability insurance coverage.

Insofar as indemnification for liabilities may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the U.S. Securities and Exchange Commission such indemnification is against public policy and is, therefore, unenforceable.

Item 15.  Recent Sales of Unregistered Securities

In March 2008, we completed a Regulation D, Rule 506 Offering in which we issued a total of 427,500 shares of our common stock to a total of 32 investors, at a price per share of $.20 for an aggregate offering price of $85,500.

The 32 investors are direct and indirect business contact of our chief executive officer, Jieming Huang. The individual receivers and controlling owner of the receiving entity of below shares are accredited investors.

The following sets forth the identity of the class of persons to whom we sold these shares and the amount of shares for each shareholder:

Lan Yu	12,500
Qianfan Wang	12,500
Xianjiang Liu	10,000
Ran Li	10,000
Chen Chen	15,000
Long Cheng	25,000
Jing Tao	25,000
Transworld Consulting Group Inc.	12,500
Xiaobo Wu	12,500
Allan M. Dyson	7,500
Terauchi Yasutada	15,000
Toshiyuki Tatsuda	15,000
Satomi Abe	15,000
Naoya Abe	15,000
Norihiko Mabuchi	15,000
Kengo Kato	15,000
Hiroshi Ito	15,000
Yoshimi Iitsuka	15,000
Bruce Irish	12,500
Jing Tang	10,000
Johann Tse	5,000
Qiangfei Xia	10,000
Haruo Nishizawa	15,000
Yuezhi Zhao	5,000
Masaro Fucuyamo	15,000
Tri Superior Trading	15,000
Takashi Yamaguchi	15,000
Hayashi Kazuo	15,000
Xue Tao Peng	12,500
Keiko Kizu	15,000
Hao Xia	10,000
Liang He	10,000

(A)        The Common Stock issued in our Regulation D, Rule 506 Offering was issued in a transaction not involving a public offering in reliance upon an exemption from registration provided by Rule 506 of Regulation D of the Securities Act of 1933. In accordance with Section 230.506 (b)(1) of the Securities Act of 1933, these shares qualified for exemption under the Rule 506 exemption for this offerings since it met the following requirements set forth in Reg. ss.230.506:   No general solicitation or advertising was conducted by us in connection with the offering of any of the Shares.

(B)         At the time of the offering we were not: (1) subject to the reporting requirements of Section 13 or 15 (d) of the Exchange Act; or (2) an investment company” within the meaning of the federal securities laws.

(C)         Neither we, nor any of our predecessors, nor any of our directors, nor any beneficial owner of 10% or more of any class of our equity securitiescurrently connected with us in any capacity has been convicted within the past ten years of any felony in connection with the purchase or sale of any security.

(D)        The offers and sales of securities by us pursuant to the offerings were not to evade any registration or resale requirements of the securities laws of the United States or any of its states.

(E)         None of the investors are affiliated with any of our directors, officers or any beneficial owner of 10% or more of our securities.

Please note that pursuant to Rule 506, all shares purchased in the Regulation D Rule 506 offering completed in March 2008 were restricted in accordance with Rule 144 of the Securities Act of 1933. We have never utilized an underwriter for an offering of our securities.

On January 18, 2008, we issued a total of 1,942,513 shares of our common stock, $.001 par value per share to the following individuals for services rendered:

Favor Jumbo Enterprises Limited	286,313
First Prestige, Inc.	665,180
JD Infinity Holdings, Inc.	475,129
Catalpa Holdings, Inc.	475,129
Avenndi, LLC	20,000
Ying Yue Song	13,762
Wei Zhuang	5,000
Jing Jin	2,000

These shares are valued at $0.20 per share, the same valuation as it was in our private placement closed in March 2008. All of the recipients of our common stock in the table above are sophisticated investors. These shares were issued in connection with services provided by each entity as set froth below:

Favor Jumbo Enterprises Limited
The shares issued to Favor Jumbo Enterprise Limited (“Favor Jumbo”) were for serviced provided to us by Qian Wang. Qian Wang designated Favor Jumbo to hold the shares issued to her in connection with her consulting services to the Company. The services included introducing and supervising Beijing Allstar Business Consulting, Inc., providing both verbal and written translation between English and Chinese for our executives, and providing strategic consulting and advice to Baby Fox’s executives regarding U.S. capital market and related issues regarding our private placement and application for quotation of the common stock on OTC Bulletin Board.

First Prestige, Inc., JD Infinity Holdings, Inc., Catalpa Holdings, Inc., Avenndi LLC, Wei Zhuang and Jing Jin
The above parties were designated by Beijing Allstar Business Consulting, Inc (“Allstar”) to hold shares issued by the Company as compensation for services provided pursuant to a business consulting agreement by and between Allstar and Shanghai Baby Fox dated May 18, 2007 and amended on January 18, 2008. Pursuant to the agreement, Allstar and its chosen consultants would provide advice on our capital structure, financing options, types of financial instruments to be offered, and the market segment for which the financial instruments are suitable. In addition, Allstar and its chosen consultants would also provide linguistic services for Baby Fox, including assisting with translations from English to Chinese and Chinese to English; introduce professional firms and individuals to us, including a U.S. law firm, U.S. accounting firm, broker and dealer, and investment bank. In addition, Allstar would advise us on our incorporation in the state of Nevada. Allstar and its chosen consultants also would advise us, with the assistance of our U.S. securities counsel, on our registration of private placement common stock and related filings with the U.S. Securities and Exchange Commission and to file our applications with the FINRA in order to have our common stock quoted on OTC Bulletin Board.

In March 2008, we issued a total of 427,500 shares of our common stock to 32 shareholders at $.20 per share for an aggregate of $85,500 in a private offering under Regulation D Rule 506 promulgated under Section 4(2) of the Securities Act.

Qian Wang is the sole and controlling shareholder of Favor Jumbo Enterprises Limited, a British Virgin Islands company. At the time as of January 18, 2007, Qian Wang and our CEO, Jieming Huang, were not married. There was no family relationship between Qian Wang and Jieming Huang then. On January 18, 2007, we and Qian Wang entered into a consulting agreement. Among other things, Qian Wang will introduce and supervise the work of Beijing Allstar Business Consulting, Inc., provide both verbal and written translation between English and Chinese for Baby Fox executives, and provide strategic consulting and advice to Baby Fox’s executives to understand U.S. capital market and various related issues regarding our private placement and related common stock registration with the U.S. Securities and Exchange Commission (SEC) and to file our applications with The Financial Industry Regulatory Authority (FINRA) in order to have our common stock quoted on OTC Bulletin Board. Qian Wang’s services were valued at $96,263 which defined in her agreement with us. Among her total compensation, approximate 40% or $39,000 is in cash payment and the rest 60% is in common shares.  We paid Qian Wang $9,750 on May 21, 2007; and $11,250 on May 29, 2008. We will owe Qian Wang additional $10,500 cash if our common stock registration statement is declared effective by SEC and additional $7,500 cash if the common stock is quoted on the OTC Bulletin Board. On January 18, 2008, we awarded Qian Wang 286,313 shares as compensation for her services rendered. Qian Wang designated Favor Jumbo Enterprises Limited, solely owned and controlled by Qian Wang, as the holder of the 286,313 shares. These shares are valued at $0.20 per share of the same valuation as it was in our private placement in March 2008.

On May 18, 2007, our wholly-owned subsidiary, Shanghai Baby Fox, entered into a consulting agreement with Beijing Allstar Business Consulting, Inc. (“Allstar”). On January 18, 2008, we and Allstar amended and restated the consulting agreement. According to the Amended and Restated Consulting Agreement, among other things, Allstar and its chosen consultants provide advice on our capital structure, financing options, types of financial instruments to be offered, and the market segment for which the financial instruments are suitable. In addition, Allstar and its chosen consultants will also provide linguistic services for Baby Fox, including assisting with translations from English to Chinese and Chinese to English; introduce professional firms and individuals to us, including a U.S. law firm, U.S. accounting firm, broker and dealer, and investment bank. In addition, Allstar will advise us on our incorporation in the state of Nevada. Allstar and its chosen consultants also advise us, with the assistance of our U.S. securities counsel, on our registration of private placement common stock and related filings with the U.S. Securities and Exchange Commission and to file our applications with the FINRA in order to have our common stock quoted on OTC Bulletin Board. We paid Allstar $65,000 on May 21, 2007; and $75,000 on May 29, 2008. We will owe Allstar an additional $70,000 if this registration statement is declared effective and an additional $50,000 if the common stock is quoted on the OTC Bulletin Board.

On May 22, 2007, Avenndi, LLC (“Avenndi”) entered a consulting agreement with Shanghai Baby Fox. Avenndi is a corporate strategy and consultancy firm based in Los Angeles, California. Avenndi recommended various corporate strategies and actions aimed to improve our overall business image and value. Furthermore, Avenndi assisted Baby Fox in the development of a business information memorandum and executive business summary for us. In addition, Avenndi assisted us in the development of our website. We paid a total of $16,500 as compensation for Avenndi’s services. In addition, we agreed to deliver Avenndi 10,000 shares as incentive fees. These shares are valued at $0.20 per share, the same valuation as it was in our private placement closed in March 2008.

Hongtao Shi, Liuyi Zhang and Fred Chang are partner consultants at Allstar. Wei Zhuang and Jing Jin were employees at Allstar. On January 18, 2008, pursuant to the Revenue and Success Sharing Agreements among Allsar, Hongtao Shi, Liuyi Zhang, and Avenndi, LLC, these individuals and companies received an allocation of our common shares when we issued Allstar a total of 1,642,438 our common shares as payment upon entering into the Amended and Restated Consulting Agreement. These shares are valued at $0.20 per share, the same valuation as it was in our private placement in March 2008.  Four of the recipients from Allstar had designees controlled by them to be the record holder of the shares. Hongtao Shi, Liuyi Zhang and Allstar designated the following companies: First Prestige, Inc, JD Infinity Holdings, Inc. and Catalpa Holdings, Inc., to hold the common shares. All of these three companies are the British Virgin Islands’ companies. First Prestige, Inc. is solely owned and controlled by Hongtao Shi; JD Infinity Holdings, inc. is solely owned and controlled by Liuyi Zhang; and Catalpa Holdings, Inc. is solely owned and controlled by Fred Chang. In addition, Avenndi, LLC is solely owned and controlled by John Kennedy and Beijing Allstar Business Consulting, Inc. is a People’s Republic of China registered consulting company solely owned and controlled by Fred Chang.

To summarize, the designees listed below are the current holders of the 1,642,438 common shares issued by us on January 18, 2008:

First Prestige, Inc.	665,180
JD Infinity Holdings, Inc.	475,129
Catalpa Holdings, Inc.	475,129
Avenndi LLC	20,000
Wei Zhuang	5,000
Jing Jin	2,000

On January 31, 2008, we entered into an engagement agreement with a People’s Republic of China licensed law firm, DueBound Offices (“DueBound”).  Ying Yue Song is a partner at DueBound which will provide legal services including issuance of China Legal Opinion Letter for us. Instead of paying DueBound in the amount approximately equivalent to $2,752 (RMB20,000), we issued DueBound’s designee, Ying Yue Song, 13,762 shares of our common stock. These shares were valued at $0.20 per share, the same price as it was in our private placement in March 2008.

These shares of our common stock qualified for exemption under Section 4(2) of the Securities Act of 1933 since the issuance shares by us did not involve a public offering. The offering was not a “public offering” as defined in Section 4(2) due to the insubstantial number of persons involved in the deal, size of the offering, manner of the offering and number of shares offered. We did not undertake an offering in which we sold a high number of shares to a high number of investors. In addition, the shareholders had the necessary investment intent as required by Section 4(2) since it agreed to and received a share certificate bearing a legend stating that such shares are restricted pursuant to Rule 144 of the 1933 Securities Act. This restriction ensures that these shares would not be immediately redistributed into the market and therefore not be part of a “public offering.” Based on an analysis of the above factors, we have met the requirements to qualify for exemption under Section 4(2) of the Securities Act of 1933 for this transaction.

On January 18, 2008, we issued a total of 37,957,488 shares of our common stock, $.001 par value per share to Baby Fox Limitedas founder’s shares. Baby Fox Limited is a British Virgin Islands Company solely owned and controlled by Mr. Hitoshi Yoshida.

These shares of our common stock qualified for exemption under Section 4(2) of the Securities Act of 1933 since the issuance shares by us did not involve a public offering. The offering was not a “public offering” as defined in Section 4(2) due to the insubstantial number of persons involved in the deal, size of the offering, manner of the offering and number of shares offered. We did not undertake an offering in which we sold a high number of shares to a high number of investors. In addition, the shareholder had the necessary investment intent as required by Section 4(2) since it agreed to and received a share certificate bearing a legend stating that such shares are restricted pursuant to Rule 144 of the 1933 Securities Act. This restriction ensures that these shares would not be immediately redistributed into the market and therefore not be part of a “public offering.” Based on an analysis of the above factors, we have met the requirements to qualify for exemption under Section 4(2) of the Securities Act of 1933 for this transaction.

Item 16. Exhibits and Financial Statement Schedules

Exhibit Number	Description of Exhibit
3.1	Articles of Incorporation*
3.2	Bylaws*
5.1	Opinion of Holland & Hart LLP*****
10.1	Share Acquisition Agreement*
10.2	Supplementary Equity Share Acquisition between Fengling Wang and Hitoshi Yoshida***
10.3	Shanghai Baby Fox Ltd. and Changzhou CTS Purchase and Sale Contract **
10.4	Non-Corporate Store Sample Agreement **
10.5	Shanghai Office Lease **
10.6	Changzhou Warehouse Lease ***
10.7	Changzhou Office Space Lease **
10.8	Loan Agreement between Jeming Huang and Baby Fox International effective February 18, 2008 **
10.9	Loan Agreement between Zengquan Yu and Shanghai Baby Fox, Inc. effective January 16, 2008 **
10.10	Baby Fox Shareholders’ Agreement among Hitoshi Yoshida, and Jieming Huang, Jieping Huang and Linyin Wang Effective May 6, 2008**
10.11	Consulting Agreement between Shanghai Baby Fox Fashion Co., Ltd. and Qian Wang Effective January 18, 2007***
10.12	Consulting Agreement between Baby Fox International, Inc. and Beijing AllStar Business Consulting, Inc. Effective April 28, 2008***
10.13	Revenue and Success Reward Sharing Agreement between Beijing AllStar Business Consulting, Inc. and Hongtao Shi Effective January 18, 2007***
10.14	Revenue and Success Reward Sharing Agreement between Beijing AllStar Business Consulting, Inc. and Liuyi Zhang Effective January 18, 2007***
10.15	Share Interest Agreement between Beijing Allstar Business Consulting, Inc. and Avenndi Limited Liability Allstar Effective October 16, 2007***
10.16	Advisor Agreement between Shanghai Baby-fox Fashion Co., Ltd. and Avenndi Limited Liability Company Effective May 22, 2007***
10.17	Website Agreement between Shanghai Baby-fox Fashion Co, Ltd, along with its Subsidiaries and Avenndi Effective September 06, 2007***
10.18	Changzhou Warehouse Lease & Office Space Lease Extension******
10.19	Termination Agreement and Release among Hitoshi Yoshida, and Jieming Huang, Jieping Huang and Linyin Wang Effective June 17, 2010******
14.1	Code of Ethics*
16.1	Letter from Paritz and Company, P.A.
21.1	Subsidiaries of the registrant*
23.1	Consent of Paritz & Company, P.A.
23.2	Consent of Holland & Hart LLP (contained in Exhibit 5.1)*****
23.3	Consent of Holland & Hart LLP to be named as counsel******
24.1	Powers of Attorney (included on the signature page)***
99.1	Stock Option Agreement between Hitoshi Yoshida and Linyin Wang****
99.2	Stock Option Agreement between Hitoshi Yoshida and Jieping Huang****
99.3	Stock Option Agreement between Hitoshi Yoshida and Jieming Huang****
99.4	Shanghai Baby Fox Ltd. Store Sales Metrics ******
99.5	Rescission of Stock Option Agreement between Hitoshi Yoshida and Linyin Wang ******
99.6	Rescission of Stock Option Agreement between Hitoshi Yoshida and Jieping Huang ******
99.7	Rescission of Stock Option Agreement between Hitoshi Yoshida and Jieming Huang ******

* Filed as Exhibits to the Form S-1 filed with the SEC on May 12, 2008.
** Filed as Exhibits to the Form S-1/A filed with the SEC on February 9, 2009, and incorporated herein by reference.
*** Filed as Exhibits to the Form S-1/A filed with the SEC on July 10, 2009, and incorporated herein by reference.
**** Filed as Exhibits to the Form S-1 filed with the SEC on February 11, 2010.
***** Filed as Exhibits to the Form S-1 filed with the SEC on April 23, 2010.
******File as exhibits to the Form S-1 filed with the SEC on June 22, 2010.

Item 17.  Undertakings

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (§ 230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(1) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424 (§ 230.424 of this chapter);

(2) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(3) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(4) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(d) The undersigned registrant hereby undertakes that, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such a first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Shanghai, China, on the 27th day of July 2010.

Baby Fox International, Inc.

By:	/s/ Jieming Huang
Jieming Huang Chief Executive Officer Principal Executive Officer

By:	/s/ Ping Chen
Ping Chen, Vice President of Finance Principal Accounting Officer

PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED:

Name	Title	Date

/s/ Jieming Huang	Chief Executive Officer,	July 27, 2010
Jieming Huang	President and Chairman

/s/ Ping Chen	Vice President of Finance, Principal	July 27, 2010
Ping Chen	Accounting Officer and Controller

*	Director	July 27, 2010
Fengling Wang

*	Director	July 27, 2010
Jieping Huang

* /s/ Jieming Huang		July 27, 2010
Jieming Huang, as attorney-in-fact